    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 2000

                                                      REGISTRATION NO. 333-21069
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------



                         ALL COMMUNICATIONS CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


               NEW JERSEY                                   5065                                   22-3124655
      (STATE OR OTHER JURISDICTION              (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)


                            ------------------------


                                225 LONG AVENUE
                           HILLSIDE, NEW JERSEY 07025
                                 (973) 282-2000

   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------


                                 RICHARD REISS
                            CHIEF EXECUTIVE OFFICER
                         ALL COMMUNICATIONS CORPORATION
                                225 LONG AVENUE
                           HILLSIDE, NEW JERSEY 07025
                                 (973) 282-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)


                            ------------------------




                                    Copy to:


                           MICHAEL J.W. RENNOCK, ESQ.
                            MORRISON & FOERSTER LLP
                          1290 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10104
                                 (212) 468-8000


                            ------------------------


     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /


     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /


     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: / /


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



     This post-effective Amendment No. 1 to the registration statement on Form SB-2 amends the registration statement on Form SB-2 (the "Form SB-2") filed by All Communications Corporation in connection with its initial public offering in April 1997. The Form SB-2, as declared effective by the Securities and Exchange Commission on April 28, 1997, registered the issuance of: (1) units ("units"), each consisting of two shares of common stock and two class A common stock purchase warrants ("class A warrants"); (2) shares of common stock underlying the units; (3) class A warrants underlying the units; (4) shares of common stock issuable upon exercise of the class A warrants; (5) underwriter's options to purchase units (the "underwriter's options"); (6) units underlying the underwriter's options; (7) shares of common stock underlying the underwriter's options; (8) class A warrants underlying the underwriter's options; (9) shares of common stock issuable upon exercise of class A warrants underlying the underwriter's options. The Form SB-2 registered the units, shares and warrants pursuant to Rule 415 under the Securities Act of 1933 to be offered on a delayed or continuous basis. This post-effective Amendment No. 1 is being filed to update the disclosure in the Form SB-2.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED JANUARY 31, 2000


                                     [LOGO]


     Our initial public offering in April 1997 was an offering of 700,000 units. Each unit consisted of two shares of common stock, no par value and two redeemable class A warrants. Each class A warrant entitles the registered holder thereof to purchase one share of common stock at a price of $4.25 per share.



     The class A warrants expire on April 27, 2003. We may elect to redeem the warrants if the average closing bid price of our common stock equals or exceeds $10.63 for at least 20 consecutive trading days ending three days' preceding the notice of redemption. The redemption price is $.10 per warrant.



     Our common stock is traded over the OTC Electronic Bulletin Board under the symbol "ACUC" and our class A warrants are traded over the OTC Electronic Bulletin Board under the symbol "ACUCW." On January 27, 2000, the closing bid price of our common stock on the OTC Electronic Bulletin Board was $13.00. On January 27, 2000, the closing bid price of our class A warrants on the OTC Electronic Bulletin Board was $7.25.



     This prospectus provides you with detailed information about us. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY. IN PARTICULAR, PLEASE CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" ON PAGE 5 OF THIS PROSPECTUS.

                            ------------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------




              The date of this prospectus is               , 2000.

                               TABLE OF CONTENTS


                                                                                                              PAGE
                                                                                                              ----
Prospectus Summary.........................................................................................      1

Forward-Looking Statements.................................................................................      5

Risk Factors...............................................................................................      5

Selected Consolidated Financial Information................................................................      9

Management's Discussion and Analysis of Financial Condition and Results of Operations......................     10

Recent Developments........................................................................................     14

Unaudited Pro Forma Financial Information..................................................................     15

Business...................................................................................................     21

Management.................................................................................................     26

Certain Relationships and Related Transactions.............................................................     30

Principal Shareholders.....................................................................................     31

Description of Securities..................................................................................     33

Plan of Distribution.......................................................................................     34

Shares Eligible for Future Sale............................................................................     34

Experts....................................................................................................     35

Where You Can Find More Information........................................................................     35

Index to Financial Statements..............................................................................    F-1


                            ------------------------


     We maintain a web site at www.allcommunications.com. Information contained on our web site does not constitute part of this prospectus.

                                    SUMMARY


     This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read this entire document, including "Risk Factors" and the financial statements and the notes thereto included elsewhere in this prospectus.





                         ALL COMMUNICATIONS CORPORATION



     We are a leading provider of voice, video and network communications solutions to the commercial, medical and educational marketplace as well as local, state and federal government agencies. We incorporate state of the art technologies with complete life-cycle management to give clients a single source for all their communications needs. In addition to voice, video and network services, we offer data transmission solutions, video streaming and webcasting capabilities. We currently have offices in Hillside, New Jersey; Trumbull, Connecticut; Washington, D.C.; Chicago, Illinois; Los Angeles, California and Manassas, Virginia.



     Our principal executive offices are located at 225 Long Avenue, Hillside, New Jersey 07205, and our telephone number at that address is (973) 282-2000.





RECENT DEVELOPMENTS



     On December 27, 1999, we entered into a merger agreement with View Tech, Inc. ("VTI") pursuant to which, pending approval of VTI's and our shareholders, we will merge into VTI, with VTI as the surviving corporation. In the merger, our shareholders will receive 3.3 shares of VTI common stock for each share of our common stock they own, and will own approximately 74.5%, on a fully diluted basis, of the outstanding common stock of VTI after the merger. Immediately following the merger, the surviving corporation will change its name to Wire One Technologies, Inc. ("Wire One"). Our officers and directors prior to the merger will be the officers and directors of Wire One following the merger. As a result of the merger, we will become a Delaware corporation.



     VTI is a single source provider for the equipment and services required to meet the video, voice and data communications requirements of its customers. VTI is a leading remarketer, integrator and service provider of video conferencing equipment. VTI currently has offices in Camarillo, Irvine, Sacramento and San Diego, California; New York, New York; Atlanta, Georgia; Baton Rouge, Louisiana; Chicago, Illinois, Dallas and Houston, Texas; Durham, North Carolina; Englewood, Colorado; Nashville and Knoxville, Tennessee; Jacksonville, Florida; Salt Lake City, Utah; Phoenix, Arizona and Chesterfield, Missouri.

                         SUMMARY FINANCIAL INFORMATION



     The tables below sets forth our summary financial information for the periods indicated. It is important that you read this information together with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations", our financial statements and the notes thereto included elsewhere in this prospectus.



                                                                                                 NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                                                  ---------------------------    -----------------
                                                                   1996      1997      1998       1998      1999
                                                                  ------    ------    -------    ------    -------
                                                                                                    (UNAUDITED)
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS INFORMATION:
Net revenues...................................................   $3,885    $6,925    $13,217    $8,445    $15,909
Cost of revenues...............................................    2,501     4,897      9,448     5,905     10,917
                                                                  ------    ------    -------    ------    -------
Gross margin...................................................    1,384     2,028      3,769     2,540      4,992
Operating expenses:
  Selling......................................................      665     1,812      3,214     2,276      3,318
  General and administrative...................................      600       936      1,310       957      1,160
                                                                  ------    ------    -------    ------    -------
Total operating expenses.......................................    1,265     2,748      4,524     3,233      4,478
                                                                  ------    ------    -------    ------    -------
Income (loss) from operations..................................      119      (720)      (754)     (693)       514
                                                                  ------    ------    -------    ------    -------
Other (income) expenses
  Amortization of deferred financing costs.....................       --       315         20        11         31
  Interest income..............................................       --      (118)       (56)      (49)       (18)
  Interest expense.............................................       29        28         56        21        135
                                                                  ------    ------    -------    ------    -------
Total other (income) expenses, net.............................       29       225         20       (17)       148
                                                                  ------    ------    -------    ------    -------
Income (loss) before income taxes..............................       90      (945)      (774)     (677)       366
Income tax provision (benefit).................................       38       (52)         3        --         --
                                                                  ------    ------    -------    ------    -------
Net income (loss)..............................................   $   52    $ (892)   $  (777)   $ (677)   $   366
                                                                  ------    ------    -------    ------    -------
                                                                  ------    ------    -------    ------    -------
Net income (loss) per share:
  Diluted......................................................   $  .03    $ (.21)   $  (.16)   $ (.14)   $   .06
                                                                  ------    ------    -------    ------    -------
                                                                  ------    ------    -------    ------    -------
Weighted average shares outstanding--diluted...................    1,978     4,201      4,910     4,910      5,772
                                                                  ------    ------    -------    ------    -------
                                                                  ------    ------    -------    ------    -------



                                                                                                      SEPTEMBER 30,
                                                                                                         1999
                                                                                                      -------------
                                                                                                       (UNAUDITED)
BALANCE SHEET INFORMATION:
Cash and cash equivalents..........................................................................      $   282
Total assets.......................................................................................       11,809
Total liabilities..................................................................................        7,409
Stockholders' equity...............................................................................        4,400

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION



     The following financial information is derived from the unaudited pro forma combined financial statements appearing elsewhere in this prospectus, which give effect to the merger between us and VTI in accordance with the purchase method of accounting for business combinations. You should read it in conjunction with those unaudited pro forma combined statements, our separate audited consolidated financial statements and the audited financial statements of VTI included in this prospectus.



     For purposes of the unaudited pro forma financial statements, VTI's consolidated financial statements for the year ended December 31, 1998 and the unaudited condensed statements for the nine months ended September 30, 1999 have been combined with our consolidated financial statements for the year ended December 31, 1998 and our unaudited consolidated statements for the nine months ended September 30, 1999, respectively.



     The unaudited pro forma condensed financial information is for comparative purposes only and does not purport to indicate the operating results or financial position that would have occurred had the merger been consummated at the beginning of the periods presented or at the balance sheet date, nor does this information necessarily indicate the future operating results or financial position of the combined company after the merger between us and VTI.



                                                                                 YEAR ENDED     NINE MONTHS ENDED
                                                                                DECEMBER 31,      SEPTEMBER 30,
                                                                                ------------    -----------------
                                                                                    1998             1999
                                                                                ------------    -----------------
                                                                                         (IN THOUSANDS,
                                                                                    EXCEPT SHARE INFORMATION)
PRO FORMA STATEMENT OF OPERATIONS INFORMATION:
Revenues.....................................................................   $     50,459       $    42,541
Income (loss) from continuing operations.....................................         (5,305)           (1,129)
Diluted income (loss) from continuing operations per share...................           (.46)             (.10)
Diluted weighted average common shares outstanding...........................     11,623,552        12,093,156



                                                                                                     SEPTEMBER 30,
                                                                                                        1999
                                                                                                     -------------
PRO FORMA COMBINED BALANCE SHEET INFORMATION:
Total assets......................................................................................      $59,220
Long-term debt (including current portion)........................................................        4,820
Total stockholders'equity.........................................................................       37,876

Market Price Information



     The following table presents historical trading information for our common stock and the class A warrants.



                                                                                COMMON STOCK     CLASS A WARRANTS
                                                                               --------------    ----------------
                                                                               HIGH      LOW      HIGH      LOW
                                                                               -----    -----    ------    ------
YEAR ENDED DECEMBER 31, 1998:
  First Quarter.............................................................   $1.44    $0.38    $ 0.24    $ 0.06
  Second Quarter............................................................    1.69     1.06      0.40      0.15
  Third Quarter.............................................................    1.13     1.06      0.22      0.07
  Fourth Quarter............................................................    1.06     0.50      0.12      0.06
YEAR ENDED DECEMBER 31, 1999:
  First Quarter.............................................................    2.25     0.69      0.51      0.09
  Second Quarter............................................................    5.88     1.81      1.63      0.56
  Third Quarter.............................................................    5.00     3.38      1.94      1.00
  Fourth Quarter............................................................   11.88     3.69      7.25      0.94
YEAR ENDING DECEMBER 31, 2000:
  First Quarter through January 14, 2000....................................   12.13    10.06      7.44      5.63



     Our common stock is traded on over the OTC Electronic Bulletin Board under the symbol "ACUC," and our class A warrants are traded over the OTC Electronic Bulletin Board under the symbol "ACUCW."



     On January 27, 2000, the most recent practicable date prior to the printing of this joint proxy prospectus, the last reported sale price of our common stock was $13.00 per share, as reported on the OTC Electronic Bulletin Board and the last reported sale price of our class A warrants was $7.25, as reported on the OTC Electronic Bulletin Board.



     We have never paid dividends to shareholders and we do not expect to pay dividends for the foreseeable future.

                           FORWARD-LOOKING STATEMENTS


     This prospectus contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include assumptions as to how the combined company may perform after the merger. When we use words like "believes," "expects," "anticipates" or similar expressions, we are also making forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will occur, or if any of them do, what impact they will have on the results of our operations and financial condition or the price of our stock. These statements are subject to risks and uncertainties, including those described under "Risk Factors," and therefore may not prove to be correct.


                                  RISK FACTORS


     In addition to the other information included in this prospectus, you should carefully consider the following risk factors. These matters should be considered in conjunction with the other information included or incorporated by reference in this prospectus.



A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK COULD BE SOLD IN THE PUBLIC MARKET IN THE NEAR FUTURE, WHICH MAY DEPRESS OUR STOCK PRICE.



     Our current stockholders hold a substantial number of shares and presently exercisable options, which they currently are or will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock (including the shares underlying the presently exercisable options) after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. You should read "Shares Eligible for Future Sale" for a full discussion of shares that may be sold in the public market in the future.



OUR REDEMPTION RIGHTS MAY AFFECT THE VALUE OF THE WARRANTS.



     We may elect to redeem the class A warrants at a redemption price of $.10 per warrant if the average closing bid price of our common stock equals or exceeds $10.63 for at least 20 consecutive trading days ending three days prior to the notice of redemption. Redeeming the warrants could force the holders to exercise the warrants and pay the exercise price at a time when it is disadvantageous for them to do so, sell the warrants at the then current market price when they might otherwise wish to hold the warrants or to accept the redemption price, which is likely to be substantially less than the market value of the warrants.


  RISKS RELATED TO THE COMBINED BUSINESS OF VTI AND ACC




OUR FUTURE SUCCESS IS DEPENDENT ON THE CONTINUED EMPLOYMENT OF RICHARD REISS.



     Our success will be highly dependent on the experience and continued employment of Richard Reiss, chairman of the board, chief executive officer and president, the loss of whose services would have a material adverse effect on our business. We have entered into an employment agreement with Mr. Reiss, which agreement expires on December 31, 2002 and may be terminated by Mr. Reiss upon 90 days' prior written notice without penalty, subject to a one-year non-compete clause.


THE LOSS OF OUR PROFESSIONALS WOULD MAKE IT DIFFICULT TO COMPLETE EXISTING PROJECTS AND BID FOR NEW PROJECTS, WHICH COULD ADVERSELY AFFECT OUR BUSINESSES AND RESULTS OF OPERATIONS.


     Our business is labor intensive, and our success depends on identifying, hiring, training and retaining professionals. If a significant number of our current employees or any of our senior managers or key project managers leave, we may be unable to complete or retain existing projects or bid for new projects of similar scope and revenue. Even if we retain our current employees, our management must continually recruit talented professionals in order for our business to grow. These professionals must have skills in business strategy, marketing, branding, technology and creative design. We compete intensely with our competitors and others for qualified personnel. If we cannot attract, motivate and retain qualified professionals, our business and results of operations could suffer material harm.

OUR STOCK PRICE MAY BE VOLATILE DUE TO FACTORS OUTSIDE OF ITS CONTROL.





Our stock price could fluctuate due to the following factors, among others:


     o announcements of operating results and business conditions by our customers;

     o announcements by our competitors relating to new customers or technological innovations or new services;

     o economic developments in the telecommunications or multimedia industries as a whole;

     o political and economic developments in countries in which we have operations; and

     o general market conditions.




WE HAVE HISTORICALLY GENERATED A LARGE PART OF OUR REVENUES FROM A SMALL NUMBER OF CUSTOMERS.



     We have historically generated a significant portion of our revenues from a small number of customers. For example, for the nine months ended September 30, 1999, Universal Health Services ("UHS") accounted for approximately 15% of our revenues while for the year ended December 31, 1998, UHS accounted for approximately 11% of our revenues. Further, for the year ended December 31, 1998, Cendant Corp. ("Cendant") accounted for approximately 12% of our revenues and in the year ended December 31, 1997, Cendant accounted for approximately 15% of our revenues.



     These customers may not sustain the volume of work performed for them from year to year, and there is a risk that these customers may not retain us in the future. Any cancellation, deferral or significant reduction in work performed for these customers or a significant number of smaller customers could materially harm our business, financial condition, results of operations and cash flows.



WE HAVE A LIMITED HISTORY OF PROFITABLE OPERATIONS.



     We reported moderate losses in the second half of 1997 and 1998. However, we began reporting profits in the second half of 1999. We cannot assure you that we will achieve revenue growth or profitability or generate positive cash flow on a quarterly or annual basis in the future, or at all.



A DECREASE IN THE NUMBER AND/OR SIZE OF OUR PROJECTS MAY CAUSE OUR RESULTS TO FALL SHORT OF INVESTORS' EXPECTATIONS AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.



     A high percentage of our expenses, including those related to employee compensation and equipment, are relatively fixed. If the number or average size of our projects decreases in any quarter, then our revenues and operating results may also decrease. If our operating results fall short of investors' expectations, the trading price of our common stock could decrease materially, even if the quarterly results do not represent any longer-term problems.


WE MAY BE UNABLE TO IMPLEMENT OUR ACQUISITION GROWTH STRATEGY, WHICH COULD HARM OUR BUSINESS AND COMPETITIVE POSITION IN THE INDUSTRY.


     Our business strategy includes making strategic acquisitions of other video conferencing companies. Our continued growth will depend on our ability to identify and acquire companies that complement or enhance our business on acceptable terms. We may not be able to identify or complete future acquisitions or realize the anticipated results of future acquisitions. Some of the risks that we may encounter in implementing our acquisition growth strategy include:


     o expenses and difficulties in identifying potential targets and the costs associated with incomplete acquisitions;

     o higher prices for acquired companies because of greater competition for attractive acquisition targets;

     o expenses, delays and difficulties of integrating the acquired company into our existing organization;


     o greater impact of the goodwill of acquired companies on our results of operations when pooling of interests accounting for acquisitions is eliminated;


     o dilution of the interest of existing stockholders if we sell stock to the public to raise cash for acquisitions;

     o diversion of management's attention;


     o expenses of amortizing the acquired companies' intangible assets;

     o impact on our financial condition due to the timing of the acquisition;
       and

     o expense of any undisclosed or potential legal liabilities of the acquired company.


     If realized, any of these risks could have a material adverse effect on our business, results of operations, financial condition and cash flows.



OUR CONTINUED GROWTH MAY FURTHER STRAIN OUR RESOURCES, WHICH COULD HURT OUR BUSINESS AND RESULTS OF OPERATIONS.



     A key part of our strategy is to grow, both by hiring more personnel and by acquiring companies, which may continue to strain our managerial and operational resources. We cannot assure you that our managers will be able to manage our growth effectively. To manage future growth, our management must continue to improve our operational and financial systems, procedures and controls and expand, train, retain and manage our employee base. If our systems, procedures and controls are inadequate to support our operations, our expansion would halt, and we could lose our opportunity to gain significant market share. Any inability to manage growth effectively could materially harm our business, results of operations and financial condition.



WE COMPETE IN A HIGHLY COMPETITIVE MARKET.



     The video communications industry is highly competitive. We compete with manufacturers of video communications equipment, which include PictureTel, VTEL Corporation and Lucent Technologies, and their networks of dealers and distributors, telecommunications carriers and other large corporations, as well as other independent distributors. Other telecommunications carriers and other corporations that have entered into the video communications market include AT&T, MCI, some of the Regional Bell Operating Companies ("RBOC's"), Minnesota Mining & Manufacturing Corporation, Intel Corporation, Microsoft, Inc., Sony Corporation and British Telecom. Many of these organizations have substantially greater financial and other resources than us, furnish many of the same products and services provided by us, and have established relationships with major corporate customers that have policies of purchasing directly from them. We believe that as the demand for video communications systems continues to increase, additional competitors, many of which may have greater resources than us, may continue to enter the video communications market.





WE WILL BE SUBJECT TO THE RISKS ASSOCIATED WITH THE CONDUCT OF BUSINESS IN FOREIGN MARKETS.



     A portion of our revenues are derived from sales in foreign markets. Accordingly, we are subject to all of the risks associated with foreign trade, which could have a material adverse effect on our operating margins and results of operations. These risks include:


     o shipping delays

     o increased credit risks

     o trade restrictions

     o export duties and tariffs

     o fluctuations in the exchange rates of foreign currency

     o international, political, regulatory and economic developments


     We intend to expand our sales and marketing activities in foreign markets by, among other ways, seeking to establish relationships with foreign governmental agencies which typically operate telecommunications networks. To the extent that we are able to successfully expand sales of our products in foreign markets, we will become increasingly subject to foreign political and economic factors beyond our control, including governmentally imposed moratoriums on new business development as a result of budgetary constraints or otherwise, which could have a materially adverse effect on the our business. We also anticipate that the expansion of foreign operations will require us to devote significant resources to system installation, training and service.


THE CONVERSION TO THE EURO MAY ADVERSELY AFFECT OUR BUSINESS IN EUROPE.


     Because we do business in Europe, we face risks as a result of the conversion by some of the European Union member states of their currencies to the euro. The conversion process commenced on January 1, 1999. The conversion rates between the member states' currencies and the euro are fixed by the Council of the European Union. We are unsure whether the conversion to the euro will harm our business, but potential risks include the costs of modifying our information systems and changes in the conduct of business and in the principal European markets for our products and services.







OUR ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRORS AND MAY DEPRESS OUR STOCK PRICE.



     Our certificate of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions provide for a classified board of directors and allow us to issue preferred stock with rights senior to those of its common stock and impose various procedural and other requirements that could make it more difficult for our stockholders to effect corporate actions.





RISKS RELATED TO THE MERGER



WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE VTI AND ACHIEVE THE BENEFITS EXPECTED TO RESULT FROM THE MERGER.



     Although VTI is technically the surviving corporation of the merger, we are effectively acquiring VTI and will be responsible for the combined company following the merger. The merger will present challenges to management, including the integration of our operations, technologies and personnel with those of VTI, and special risks, including possible unanticipated liabilities, unanticipated integration costs and diversion of management attention.



     We cannot assure you that we will successfully integrate or profitably manage VTI's businesses. In addition, we cannot assure you that, following the transaction, our business will achieve sales levels, profitability, efficiencies or synergies that justify the merger or that the merger will result in increased earnings for the combined companies in any future period. The combined company will also incur material charges related to the amortization of goodwill arising from the merger. Also, the combined company may experience slower rates of growth as compared to historical rate of growth.



GENERAL UNCERTAINTY RELATED TO THE MERGER COULD NEGATIVELY IMPACT THE COMBINED COMPANY.



     VTI's or our customers may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by VTI's or our customers could harm the business of the combined company. Similarly, VTI's and our employees may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. This may adversely affect the combined company's ability to attract and retain key management, marketing and technical personnel.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION



     The following selected consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus. The statement of operations information for each of the three years in the three-year period ended December 31, 1998 and the balance sheet information as of December 31, 1997 and 1998 is derived from our consolidated financial statements, and are included elsewhere in this prospectus. The financial information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited; however, in the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been made. The results of interim operations and cash flows for the periods are not necessarily indicative of the results to be expected in a full fiscal year or future periods.



                                                                                                 NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                                        -------------------------------------    -----------------
                                                         1995      1996      1997      1998       1998      1999
                                                        ------    ------    ------    -------    ------    -------
                                                                                                    (UNAUDITED)
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS INFORMATION:
Net revenues.........................................   $2,641    $3,885    $6,925    $13,217    $8,445    $15,909
Cost of revenues.....................................    1,782     2,501     4,897      9,448     5,905     10,917
                                                        ------    ------    ------    -------    ------    -------
Gross margin.........................................      860     1,384     2,028      3,769     2,540      4,992
Operating expenses:
  Selling............................................      482       665     1,812      3,214     2,276      3,318
  General and administrative.........................      328       600       936      1,310       957      1,160
                                                        ------    ------    ------    -------    ------    -------
Total operating expenses.............................      811     1,265     2,748      4,524     3,233      4,478
                                                        ------    ------    ------    -------    ------    -------
Income (loss) from operations........................       49       119      (720)      (754)     (693)       514
                                                        ------    ------    ------    -------    ------    -------
Other (income) expenses
  Amortization of deferred financing costs...........       25        --       315         20        11         31
  Interest income....................................       --        --      (118)       (56)      (49)       (18)
  Interest expense...................................        7        29        28         56        21        135
                                                        ------    ------    ------    -------    ------    -------
Total other (income) expenses, net...................       32        29       225         20       (17)       148
                                                        ------    ------    ------    -------    ------    -------
Income (loss) before income taxes....................       17        90      (945)      (774)     (677)       366
Income tax provision (benefit).......................        8        38       (52)         3        --         --
                                                        ------    ------    ------    -------    ------    -------
Net income (loss)....................................   $    9    $   52    $ (892)   $  (777)   $ (677)   $   366
                                                        ------    ------    ------    -------    ------    -------
                                                        ------    ------    ------    -------    ------    -------
Net income (loss) per share:
  Diluted............................................   $  .01    $  .03    $ (.21)   $  (.16)   $ (.14)   $   .06
                                                        ------    ------    ------    -------    ------    -------
                                                        ------    ------    ------    -------    ------    -------
Weighted average shares outstanding--diluted.........    1,884     1,978     4,201      4,910     4,910      5,772
                                                        ------    ------    ------    -------    ------    -------
                                                        ------    ------    ------    -------    ------    -------



                                                                           DECEMBER 31,
                                                                -----------------------------------    SEPTEMBER 30,
                                                                1995     1996      1997      1998         1999
                                                                ----    ------    ------    -------    -------------
                                                                          (IN THOUSANDS)                (UNAUDITED)
BALANCE SHEET INFORMATION:
Cash and cash equivalents....................................   $154    $  646    $2,175    $   326       $   282
Total assets.................................................    755     2,458     6,008      8,923        11,809
Total liabilities............................................    673     1,913     1,273      4,954         7,409
Stockholders' equity.........................................     81       545     4,734      3,968         4,400

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS.



     The following discussion should be read in conjunction with the our consolidated financial statements and the notes thereto. The discussion of results, causes and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future.



RESULTS OF OPERATIONS



  Nine Months Ended September 30, 1999 ("1999 period") Compared to Nine Months Ended September 30, 1998 ("1998 period").



     We reported net revenues of $15,909,000 for the 1999 period, an increase of $7,464,000, or 88% over revenues reported for the 1998 period. Both of our divisions have contributed to our sales growth in 1999.



     Voice communications--we distribute, install, and service Lucent, Panasonic and other telecommunications products. Sales in this division were $7,892,000 in the 1999 period, a 76% increase over the 1998 period. The voice communications division has experienced strong growth in Lucent equipment sales, particularly to large users in the commercial and healthcare marketplace. Specifically, sales to one customer accounted for 15% of net revenues in the 1999 period. Panasonic sales to real estate customers accounted for 19% of net revenues in the 1999 period.



     Videoconferencing--Sales of videoconferencing equipment were $8,017,000 in the 1999 period, a 102% increase over the 1998 period. We are one of the largest distributors and integrators of the complete line of videoconferencing products manufactured by Polycom. The videoconferencing division is experiencing significant unit growth particularly in the government, commercial, healthcare and education markets. In addition to its success in marketing the Polycom product line, we have become a leader in design and integration of turnkey videoconferencing systems. This specialty has enabled us to build on our commercial customer base to expand into other markets.



     We expect revenue growth in both divisions to continue for the balance of fiscal 1999 based on existing backlog, pending orders, and an increasing number of referrals from customers and other sources.



     Gross margins increased in the 1999 period to 31% of net revenues, as compared to 30% of net revenues in the 1998 period. Our gross margins continue to benefit from favorable vendor pricing as unit growth continues and from the sale of higher margin revenue sources such as maintenance contracts.



     Selling expenses, which include sales salaries, commissions, sales overhead, and marketing costs, increased in the 1999 period to $3,318,000, or 21% of net revenues, as compared to $2,276,000, or 27% of net revenues for the 1998 period. The dollar increase was due in part to higher commissions related to revenue growth and additional depreciation charges related to demonstration equipment. The decrease in selling expenses as a percentage of total revenues in the 1999 period was the result of fixed selling costs remaining stable during a period of rising revenues, and an improvement in sales staff productivity.



     General and administrative expenses increased in the 1999 period to $1,160,000, or 7% of net revenues, as compared to $957,000, or 11% of net revenues for the 1998 period. The increases in 1999 were attributable to higher compensation and professional fees relating to litigation and other corporate matters. General and administrative expenses declined as a percentage of revenue as sales growth outpaced cost increases.



     The principal component of other (income) expenses, interest expense, increased to $135,000 in the 1999 period as compared to $21,000 in the 1998 period. The increase reflects our use of our bank credit facility to fund working capital requirements in 1999.



     We have established a valuation allowance to offset additional tax benefits from net operating loss carryforwards and other deferred tax assets. We will continue to evaluate the recoverability of deferred tax assets and the valuation allowance on a quarterly basis. At such time as we determine that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be further reduced.

     We reported net income for the September 1999 period of $366,000, or $.07 and $.06 per share on a basic and diluted basis, respectively, as compared to a net loss of $677,000, or $(.14) per share on a basic and diluted basis for the September 1998 period.



  Year Ended December 31, 1998 ("Fiscal 1998") Compared to Year Ended December 31, 1997 ("Fiscal 1997")



     Net revenues increased in fiscal 1998 by $6,292,000, or 91%, to $13,217,000, a record level for a twelve-month period, as compared to fiscal 1997 revenues of $6,925,000. Sales were higher in both the voice communications and videoconferencing categories.



     Voice communications--Sales of voice communications products and services increased in fiscal 1998 by $3,497,000, or 97%, to $7,146,000 as compared to fiscal 1997 revenues of $3,649,000. The increase was due in part to increased marketing efforts, including the hiring of additional sales personnel in 1998 and 1997, as well as increased revenue generated by the sale of Lucent products to a significant new customer, Universal Health Services, Inc. Revenues in fiscal 1998 were derived primarily from the sale of Lucent and Panasonic telecommunications systems and software packages. Revenues in fiscal 1997 were derived primarily from the sale of Panasonic systems. Sales under our Preferred Vendor Agreement with Cendant accounted for 12% of our net revenues for fiscal 1998 and 15% of our net revenues for fiscal 1997.



     In 1998, we established significant customer relationships with Universal Health Services, Inc. for Lucent and Sony products. Universal Health Services accounted for 11% of net revenues for fiscal 1998. We anticipate continued growth in the voice communications division for the year ending December 31, 1999 due in part to projected revenue increases in the structured cable division and from our relationships with Cendant and Universal Health Services.



     Videoconferencing--Sales of videoconferencing systems increased in fiscal 1998 by $2,795,000, or 85%, to $6,071,000 as compared to $3,276,000 for fiscal
1997. We increased its videoconferencing customer base in fiscal 1998 through the introduction of lower cost videoconferencing systems manufactured by Polycom. The reduction in the average selling price of videoconferencing systems has been more than offset by the increase in units sold. We anticipate the continued expansion of its customer base throughout 1999, as lower cost systems become more affordable to a larger group of customers. Increased sales of these lower cost systems, however, have started to lower our gross margins. We anticipate selling peripheral items at higher margins to help maintain our historical gross margin levels.



     Gross margin dollars increased by $1,741,000, or 86%, to $3,769,000 or 29% of net revenues in fiscal 1998, as compared to $2,028,000, or 29% of net revenues in fiscal 1997. We expect margins as a percentage of total revenue to fluctuate, depending on such factors as sales volume, the mix of product revenues, and changes in fixed costs during a given period. Cost of revenues consists primarily of net product, direct labor, insurance, warranty, and depreciation costs. The increase in gross margin dollars is the result of increased revenue.



     Selling expenses, which include sales salaries, commissions, sales overhead, and marketing costs, increased by $1,402,000, or 77%, to $3,214,000, or 24% of net revenues in fiscal 1998, as compared to $1,812,000 or 26% of net revenues in fiscal 1997. The dollar increase was due in part to higher salary expense resulting from additions to sales personnel in 1998, the costs of maintaining a new sales office in New York City, establishing a structured cable division, as well as higher commission-based videoconferencing sales. We added 13 salespeople during 1998.



     General and administrative expenses increased by $374,000, or 40%, to $1,310,000, or 10%, of net revenues in fiscal 1998, as compared to $936,000, or 14%, of net revenues in fiscal 1997. The dollar increase is attributable primarily to higher salary expense and related costs associated with the increase in administrative staff necessary to manage expanded operations, higher occupancy costs and other administrative overhead. For the foreseeable future, we expect general and administrative costs to decrease, as a percentage of revenues, as revenue growth continues.



     In 1998, other (income) expenses includes $20,000 of amortization of deferred financing costs related to the working capital credit facility as compared with a non-recurring charge of $315,000 associated with bridge financing in 1997 (See Notes to the Consolidated Financial Statements). We also reported interest income of $56,000 and $118,000 in 1998 and 1997, respectively. The reduction in interest income is a result of our use of cash raised in 1997 to fund operations. We also reported interest expense of $57,000 and $28,000 in 1998 and 1997, respectively. The increase in interest expense is a result of using our working capital credit facility to fund growth.



     The income tax provision in 1998 consists principally of amounts due to various state taxing authorities. The 1997 provision includes refundable taxes of $47,000 from the carryback of the current year's federal net operating loss. We have established a valuation allowance to offset additional tax benefits from the carryforward of unused federal operating losses of $829,000 and other deferred tax assets, due to the uncertainty of their realization. Management evaluates the recoverability of deferred tax assets and the valuation allowance on a quarterly basis. At such time as we determine that it is more likely than not that deferred tax assets are realizable, we will reduce the valuation allowance appropriately.



     We reported a net loss in fiscal 1998 of $777,000, or $.16 per share as compared to $892,000 or $.21 per share in fiscal 1997. Increased costs associated with expanded operations have more than offset continued increases in net revenues.



  Year Ended December 31, 1997 ("Fiscal 1997") Compared to Year Ended December 31, 1996 ("Fiscal 1996")



     Net revenues for fiscal 1997 totaled $6,925,000, representing a 78% increase over the revenues of $3,885,000 reported for fiscal 1996. Sales were higher in both the voice communications and videoconferencing categories, with videoconferencing showing the greatest gains.



     Voice communications--Sales of voice communications products and services increased in fiscal 1997 by $806,000 or 29% to $3,613,000 over comparable fiscal 1996 revenues of $2,807,000. The increase was due in part to increased marketing efforts, including the hiring of additional sales personnel. In addition, we entered into an exclusive dealership arrangement with Coldwell Banker Corporation ("CBC") in January 1996 to sell Panasonic telecommunications systems to CBC's corporate-owned offices. In December 1996, this agreement was superseded by the signing of a non-exclusive four-year Preferred Vendor Agreement with HFS Incorporated ("HFS"), the new owner of the Coldwell Banker Brand, to provide Panasonic products to the HFS-owned brands: Century 21, ERA, and Coldwell Banker real estate brokerage franchise systems. In December 1997, HFS merged into a new entity, Cendant Corporation ("Cendant") and assigned the Preferred Vendor Agreement to Cendant. Sales under these agreements, which include revenues from corporate-owned offices as well as independently owned franchises, accounted for 15% and 26% of net revenues for fiscal 1997 and 1996.



     Videoconferencing--Sales of videoconferencing systems increased in fiscal 1997 by $2,237,000 or 215% to $3,276,000 as compared to $1,039,000 for fiscal
1996. The increase is due in part to an expansion of our sales organization dedicated to videoconferencing product sales. Greater marketing efforts by Sony worldwide also helped to increase our U.S. sales of Sony products. We currently have videoconferencing demonstration facilities in New York City; Washington, DC; West Newton, MA; Trumbull, Connecticut; Allentown and Philadelphia, Pennsylvania; Pompano Beach, FL; Manassas, VA; Manchester, NH; and Santa Clara, California, as well as at our headquarters in Hillside, New Jersey.



     We also began to generate revenues from our MaxShare 2 distributorship and the structured cable division in the fourth quarter, although such revenues were not material in 1997.



     Cost of revenues in fiscal 1997 was $4,897,000 or 71% of net revenues, as compared to $2,501,000 or 65% of net revenues in fiscal 1996. Cost of revenues consists primarily of net product, installation labor, and training costs. The 6% increase in 1997 cost of revenues over 1996 is attributable to a combination of certain higher margin videoconferencing sales in 1996, and increases in labor costs, insurance, and depreciation in 1997.



     Gross margin dollars increased to $2,028,000, or 29% of net revenues in fiscal 1997, as compared to $1,384,000, or 36% of net revenues in fiscal 1996. We expect margins as a percentage of total revenue to fluctuate, depending on such factors as sales volume, the mix of product revenues, and changes in fixed costs during a given period.



     Selling expenses, which include sales salaries, commissions, sales overhead, and marketing costs, increased to $1,812,000, or 26% of net revenues in fiscal 1997, as compared to $665,000 or 17% of net revenues in fiscal 1996. The dollar increase was due in part to higher salaries resulting from additions to sales personnel in 1997 and higher commission-based videoconferencing sales. New employment agreements providing for increased compensation for sales executives also commenced in 1997. We added a total of ten sales personnel in the video and telephone divisions in 1997.



     General and administrative expenses increased to $936,000 or 14% of net revenues in fiscal 1997, as compared to $600,000 or 15% of net revenues in fiscal 1996. The dollar increase is attributable primarily to higher salaries and related costs associated with the increase in administrative staff necessary to manage expanded operations, to higher occupancy costs and other administrative overhead, as well as to higher professional fees relating to our new reporting responsibilities as a public company.



     Other (income) expenses category includes a non-recurring accounting charge of $315,000, which represents financing costs relating to the Bridge Note financing. We also reported interest income of $118,000 in 1997, most of it generated from the investment of proceeds from the initial public offering
(IPO), which was completed in May 1997.



     The income tax provision in 1997 includes refundable taxes of $47,000 from the carryback of the current year's federal net operating loss. We have established a valuation allowance to offset additional tax benefits from the carryforward of unused federal operating loss carryforwards of $222,000 and other deferred tax assets, due to the uncertainty of their realization. We evaluate the recoverability of deferred tax assets and the valuation allowance on a quarterly basis.



     We reported a net loss in 1997 of $892,000, or $.21 per share as compared with net income of $52,000, or $.03 per share in 1996.



LIQUIDITY AND CAPITAL RESOURCES



     At September 30, 1999, we had working capital of $3,803,000, including $281,000 in cash and cash equivalents. Net cash provided by operating activities for the 1999 period was $548,000 as compared to net cash used in operations of $3,099,000 during the 1998 period. Sources of operating cash in 1999 included net income, depreciation, accounts payable financing and customer prepayments. Accounts payable increased by $2,369,000 during the 1999 period as we purchased inventory late in the third quarter to satisfy sales demand. Uses of cash included increases in accounts receivable resulting from sales growth and increases in inventory to capitalize on favorable vendor pricing.



     Investing activities for the 1999 period included purchases of $120,000 for office and demonstration equipment. We do not have any material commitments for capital expenditures.



     Financing activities in the 1999 period consisted primarily of proceeds from and repayments of our $5,000,000 revolving credit line. Borrowings are based on available accounts receivable and inventory collateral, and bear interest at the rate of prime plus 1% per annum. The principal balance outstanding as of September 30, 1999 has been classified as a current liability due to the maturity of the two-year credit agreement in May 2000. We intend to refinance the credit facility by the maturity date.

                              RECENT DEVELOPMENTS



     On December 27, 1999, we entered into a merger agreement with VTI pursuant to which, pending the approval of VTI's and our shareholders, we will merge into VTI, with VTI as the surviving corporation. Immediately following completion of the merger, the surviving corporation will change its name to Wire One Technologies, Inc. Our officers and directors prior to the merger will be the officers and directors of Wire One following the merger. As a result of the merger, we will become a Delaware corporation.



     In the merger, our shareholders will receive 3.3 shares of VTI common stock for each share of our common stock that they own and will receive cash for any fractional share which they would otherwise receive. All outstanding warrants and options to purchase our common stock will become exercisable for VTI common stock in accordance with the exchange ratio and their current terms and conditions.



     On a fully diluted basis, which assumes the exercise of all warrants and options and the conversion of all convertible securities, following the merger our shareholders will own approximately 74.5% of the outstanding shares of VTI common stock. The merger with VTI is subject to customary closing conditions.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION



     Under the terms of the merger between us and VTI, each outstanding share of our common stock will be converted into the right to receive 3.3 shares of VTI common stock. If the VTI stockholders approve a proposed 2 for 1 reverse stock split, the exchange ratio will be adjusted accordingly to 1.65 to 1. Except for VTI historical operating results, all VTI share and per share information in the unaudited pro forma financial statements and accompanying notes give effect to the reverse stock split.



     Concurrent with the closing of the merger between us and VTI, the surviving company will sell a minimum of $4,000,000 of its equity securities in a private offering. The type of securities to be offered and the offering price have not yet been determined.



     The merger is subject to the approval of both companies' shareholders, concurrent completion of the equity offering, disposition of two of VTI's subsidiaries, regulatory approval and other customary closing conditions, and is expected to close in the first quarter of 2000.



     VTI will be the surviving legal entity in the merger. However, for accounting purposes, we will be deemed to be the acquiror and, accordingly, the merger will be accounted for as a "reverse acquisition" of VTI under the purchase method of accounting. Under this method of accounting, the combined company's historical results for periods prior to the merger will be the same as our historical results. On the date of the merger, the assets and liabilities of VTI will be recorded at their estimated fair values, and VTI's operations will be included in our historical financial statements on a going forward basis.



     The following unaudited pro forma combined financial statements include our historical financial statements and the historical financial statements of VTI as of and for the nine months ended September 30, 1999, and for the year ended December 31, 1998. The unaudited pro forma combined financial statements give effect to the merger between us and VTI and other transactions highlighted above as if the transactions had occurred on September 30, 1999 for purposes of the unaudited pro forma combined balance sheet, and on January 1, 1998 for purposes of the unaudited pro forma combined statements of operations.



     The pro forma adjustments are based on preliminary estimates and certain assumptions that we and VTI believe are reasonable under the circumstances. The preliminary allocation of the purchase price to assets and liabilities of VTI reflects the assumption that assets and liabilities are carried at historical amounts which approximate fair market value. The actual allocation of the purchase price may differ from that reflected in the unaudited pro forma financial statements after a more extensive review of the fair market values of the assets and liabilities has been completed. The estimated cost savings resulting from the merger as reflected in the pro forma adjustments are based on notifications to individuals and evaluations of combined operations. Such amounts have been based on an assessment of contractual employment agreements and definitive plans to be enacted by management. We believe that there may be opportunities for additional cost savings in the combined companies once the merger is consummated. Such cost savings are subject to additional analysis and evaluations and thus are not considered in the preparation of the pro forma financial statements. Actual results may differ from the estimates reflected in the pro forma adjustments.



     The following unaudited pro forma combined financial statements are based on assumptions and include adjustments as explained in the accompanying notes. These unaudited pro forma financial statements are not necessarily indicative of the actual financial results that would have occurred if the transactions described above had been effective on and as of the dates indicated and may not be indicative of operations in future periods or as of future dates. The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes and the historical financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as of and for the nine months ended September 30, 1999 and for the year ended December 31, 1998.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1999


                                                          HISTORICAL
                                                 -----------------------------                SALE OF US     ELIMINATE
                                                                     ALL           MERGER     TELECENTERS    VIEW TECH
                                                  VIEW TECH     COMMUNICATIONS   COSTS(1A)    AND VSI(1B)    EQUITY(1C)
                                                 ------------   --------------   ----------   -----------   ------------
                    ASSETS
Current assets:
  Cash and cash equivalents...................   $     25,060    $    281,566    $       --   $       --    $         --
  Accounts receivable, net of allowance.......      9,002,686       5,755,777
  Inventories.................................      4,149,129       4,840,038
  Prepaid expenses and other current assets...      1,265,711         309,032
  Net assets of discontinued operations.......      4,052,493                                 (4,052,493)
                                                 ------------    ------------    ----------   -----------   ------------
    Total current assets......................     18,495,079      11,186,413                 (4,052,493)
Property and equipment, net...................      2,318,167         553,998
Goodwill and other intangibles, net...........                                    2,900,000    2,420,000      (5,400,416)
Other assets..................................        879,563          68,091
                                                 ------------    ------------    ----------   -----------   ------------
    Total assets..............................   $ 21,692,809    $ 11,808,502    $2,900,000   $(1,632,493)  $ (5,400,416)
                                                 ------------    ------------    ----------   -----------   ------------
                                                 ------------    ------------    ----------   -----------   ------------
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank loan payable...........................   $  4,263,593    $  1,968,514    $2,900,000   $ (813,000)   $
  Accounts payable............................      6,393,334       3,781,768
  Accrued expenses............................      1,721,199         944,129                   (819,493)
  Deferred revenue............................      2,973,287         299,273
  Other current liabilities...................        841,071         389,412
                                                 ------------    ------------    ----------   -----------   ------------
    Total current liabilities.................     16,192,484       7,383,096     2,900,000   (1,632,493)
Long-term debt................................         99,909          25,613
                                                 ------------    ------------    ----------   -----------   ------------
    Total liabilities.........................     16,292,393       7,408,709     2,900,000   (1,632,493)
             STOCKHOLDERS' EQUITY
  Common stock................................            789       5,229,740                                       (789)
  Additional paid-in capital..................     15,472,726         393,144                                (15,472,726)
  Accumulated deficit.........................    (10,073,099)     (1,223,091)                                10,073,099
                                                 ------------    ------------    ----------   -----------   ------------
    Total stockholders' equity................      5,400,416       4,399,793                                 (5,400,416)
                                                 ------------    ------------    ----------   -----------   ------------
    Total liabilities and stockholders'
      equity..................................   $ 21,692,809    $ 11,808,502    $2,900,000   $(1,632,493)  $ (5,400,416)
                                                 ------------    ------------    ----------   -----------   ------------
                                                 ------------    ------------    ----------   -----------   ------------

                                                  REVERSE      PRO FORMA
                                                ACQUISITION    COMBINED                      PRO FORMA
                                                  OF VIEW      PRIOR TO        EQUITY        COMBINED
                                                 TECH(1D)      FINANCING    FINANCING(1E)     COMPANY
                                                -----------   -----------   -------------   -----------
                    ASSETS
Current assets:
  Cash and cash equivalents...................  $        --   $   306,626    $        --    $   306,626
  Accounts receivable, net of allowance.......                 14,758,463                    14,758,463
  Inventories.................................                  8,989,167                     8,989,167
  Prepaid expenses and other current assets...                  1,574,743                     1,574,743
  Net assets of discontinued operations.......
                                                -----------   -----------    -----------    -----------
    Total current assets......................                 25,628,999                    25,628,999
Property and equipment, net...................                  2,872,165                     2,872,165
Goodwill and other intangibles, net...........   29,851,367    29,770,951                    29,770,951
Other assets..................................                    947,654                       947,654
                                                -----------   -----------    -----------    -----------
    Total assets..............................  $29,851,367   $59,219,769    $        --    $59,219,769
                                                -----------   -----------    -----------    -----------
                                                -----------   -----------    -----------    -----------
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank loan payable...........................  $             $ 8,319,197    $(3,625,000)   $ 4,694,107
  Accounts payable............................                 10,175,102                    10,175,102
  Accrued expenses............................                  1,845,835                     1,845,835
  Deferred revenue............................                  3,272,560                     3,272,560
  Other current liabilities...................                  1,230,483                     1,230,483
                                                -----------   -----------    -----------    -----------
    Total current liabilities.................                 24,843,087     (3,625,000)    21,218,087
Long-term debt................................                    125,522                       125,522
                                                -----------   -----------    -----------    -----------
    Total liabilities.........................                 24,968,609     (3,625,000)    21,343,609
             STOCKHOLDERS' EQUITY
  Common stock................................   (5,229,005)          735                           735
  Additional paid-in capital..................   35,080,372    35,473,516      3,625,000     39,098,516
  Accumulated deficit.........................                 (1,223,091)                   (1,223,091)
                                                -----------   -----------    -----------    -----------
    Total stockholders' equity................   29,851,367    34,251,160      3,625,000     37,876,160
                                                -----------   -----------    -----------    -----------
    Total liabilities and stockholders'
      equity..................................  $29,851,367   $59,219,769    $        --    $59,219,769
                                                -----------   -----------    -----------    -----------
                                                -----------   -----------    -----------    -----------



    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998



                                                             HISTORICAL               PRO FORMA
                                                  --------------------------------     MERGER          PRO FORMA
                                                   VIEW TECH    ALL COMMUNICATIONS   ADJUSTMENTS       COMBINED
                                                  -----------   ------------------   -----------      -----------
Revenues........................................  $37,242,078      $ 13,217,083                       $50,459,161
Cost of revenues................................   24,454,620         9,447,592      $  (410,000)(2a)  33,492,212
                                                  -----------      ------------      -----------      -----------
Gross margin....................................   12,787,458         3,769,491          410,000       16,966,949
                                                  -----------      ------------      -----------      -----------
Selling.........................................    7,830,654         3,213,965         (470,000)(2a)  10,574,619
General and administrative......................    5,728,263         1,309,577         (760,000)(2a)   6,277,840
Restructuring...................................    3,303,998                                           3,303,998
Amortization of goodwill........................           --                --        1,985,000 (2b)   1,985,000
                                                  -----------      ------------      -----------      -----------
                                                   16,862,915         4,523,542          755,000       22,141,457
                                                  -----------      ------------      -----------      -----------
Income (loss) from operations...................   (4,075,457)         (754,051)        (345,000)      (5,174,508)
Other expense:
Net interest expense............................      246,000               721         (143,000)(2c)     103,721
Other...........................................        4,233            22,569                            26,802
                                                  -----------      ------------      -----------      -----------
                                                      250,233            23,290         (143,000)         130,523
                                                  -----------      ------------      -----------      -----------
Loss from continuing operations.................  $(4,325,690)     $   (777,341)     $  (202,000)     $(5,305,031)
                                                  -----------      ------------      -----------      -----------
                                                  -----------      ------------      -----------      -----------
Income (loss) per share from continuing
  operations:
  Basic.........................................  $      (.63)     $       (.16)                      $      (.46)
                                                  -----------      ------------                       -----------
                                                  -----------      ------------                       -----------
  Diluted.......................................  $      (.63)     $       (.16)                      $      (.46)
                                                  -----------      ------------                       -----------
                                                  -----------      ------------                       -----------
Weighted Average Shares:
  Basic.........................................    6,888,104         4,910,000                        11,623,552 (2d)
                                                  -----------      ------------                       -----------
                                                  -----------      ------------                       -----------
  Diluted.......................................    6,888,104         4,910,000                        11,623,552 (2d)
                                                  -----------      ------------                       -----------
                                                  -----------      ------------                       -----------



    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999



                                                          HISTORICAL                 PRO FORMA
                                               ---------------------------------      MERGER           PRO FORMA
                                                VIEW TECH     ALL COMMUNICATIONS    ADJUSTMENTS        COMBINED
                                               -----------    ------------------    -----------       -----------
Revenues....................................   $26,632,573       $ 15,908,891                         $42,541,464
Cost of revenues............................    16,912,981         10,917,374          (310,000)(2a)   27,520,355
                                               -----------       ------------       -----------       -----------
Gross margin................................     9,719,592          4,991,517           310,000        15,021,109
                                               -----------       ------------       -----------       -----------
Selling.....................................     6,985,460          3,318,047          (350,000)(2a)    9,953,507
General and administrative..................     4,028,162          1,159,772          (675,000)(2a)    4,512,934
Amortization of goodwill....................                                          1,490,000 (2b)    1,490,000
                                               -----------       ------------       -----------       -----------
                                                11,013,622          4,477,819           465,000        15,956,441
                                               -----------       ------------       -----------       -----------
Income (loss) from operations...............    (1,294,030)           513,698          (155,000)         (935,332)
                                               -----------       ------------       -----------       -----------
Other expense:
Net interest expense........................       184,363            116,627          (138,000)(2c)      162,990
Other.......................................                           30,894                              30,894
                                               -----------       ------------       -----------       -----------
                                                   184,363            147,521          (138,000)          193,884
                                               -----------       ------------       -----------       -----------
Income (loss) from continuing
  operations................................   $(1,478,393)      $    366,177       $   (17,000)      $(1,129,216)
                                               -----------       ------------       -----------       -----------
                                               -----------       ------------       -----------       -----------
Income (loss) per share from continuing
  operations:
Basic.......................................   $     (0.19)      $       0.07                         $      (.10)
                                               -----------       ------------                         -----------
                                               -----------       ------------                         -----------
Diluted.....................................   $     (0.19)      $       0.06                         $      (.10)
                                               -----------       ------------                         -----------
                                               -----------       ------------                         -----------
Weighted Average Shares:
  Basic.....................................     7,827,311          4,910,000                          12,093,156(2d)
                                               -----------       ------------                         -----------
                                               -----------       ------------                         -----------
  Diluted...................................     7,827,311          5,771,478                          12,093,156(2d)
                                               -----------       ------------                         -----------
                                               -----------       ------------                         -----------



    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

        NOTES TO UNAUDITED PRO FORMA FORMA COMBINED FINANCIAL STATEMENTS


1. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS



     a. Records our and VTI's estimated cash merger costs as follows:



                                                          ACC           VTI          TOTAL
                                                       ----------    ----------    ----------
Estimated brokerage, legal, accounting and other
  professional fees.................................   $  700,000    $1,150,000    $1,850,000
Compensation costs..................................           --       500,000       500,000
Estimated severance costs...........................           --       300,000       300,000
Estimated office closing costs and other exit
  costs.............................................           --       250,000       250,000
                                                       ----------    ----------    ----------
                                                       $  700,000    $2,200,000    $2,900,000
                                                       ----------    ----------    ----------
                                                       ----------    ----------    ----------



    Compensation costs represent cash payments due to employees under change of control provisions included in various "stay-pay" agreements.



    Severance costs represent the estimated payments related to those employees who will be involuntarily terminated upon consummation of the merger.



    Office closing costs represent the estimated costs inherent in a plan which anticipates the closing of specific VTI offices.



     b. Records the sale of the net assets of two VTI subsidiaries for $1,000,000 in cash. The closing of the sale is a condition of the merger. The pro forma adjustment reflects additional liabilities assumed in the transaction, and the application of the cash consideration towards the payment of bank debt and other liabilities.



     c. Records the elimination of VTI's stockholders' equity as of September 30, 1999.



     d. Records the effects of the reverse acquisition of VTI by us, including the adjustments to the par value of our common stock to reflect the capital structure of VTI, the legal surviving corporation in the merger:



Fair value of VTI common stock outstanding at September 30, 1999...............   $25,473,462
Fair value ascribed to VTI options and warrants outstanding at September 30,
  1999.........................................................................     4,377,905
Estimated merger costs funded by us............................................       700,000
Less: Pro forma book value of VTI's net assets at September 30, 1999 (includes the effects of the pro forma adjustments described in notes 1a. and 1b.
  above).......................................................................      (780,416)
                                                                                  -----------
Amount ascribed to goodwill....................................................   $29,770,951
                                                                                  -----------
                                                                                  -----------



    Values ascribed to the VTI common stock at September 30, 1999 were based on the exchange ratio specified in the merger agreement using January 3, 2000 market values, adjusted for the proposed two for one reverse stock split of VTI's common stock.



     e. Records the proceeds, net of estimated expenses of $375,000, of a $4,000,000 private placement of equity securities of the combined company, and the application of those proceeds towards the repayment of our and VTI's bank debt.



2. UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS



     a. Reflects the estimated cost reductions (principally compensation and related benefits) to be realized from combining our operations with VTI. Such amounts have been developed through a formal assessment of redundant departmental functions, individuals to be terminated and VTI facilities to be closed or subleased.



     b. Records the amortization of goodwill and other intangible assets generated from the balance sheet adjustments discussed in note 1 above. The goodwill and other intangible assets are amortized on a straight-line basis over 15 years.

2. UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
ADJUSTMENTS--(CONTINUED)


     c. Records the net decrease in interest expense on bank debt resulting from the financing of each company's merger costs, the repayment of bank borrowings with the proceeds from the sale of the two VTI subsidiaries, and the equity financing discussed in Note 1e.



     d. The calculation of the combined weighted average shares outstanding is as follows:



                                                                                       NINE MONTHS
                                                                       YEAR ENDED         ENDED
                                                                       DECEMBER 31,    SEPTEMBER 30,
WEIGHTED AVERAGE SHARES OUTSTANDING                                       1998             1999
--------------------------------------------------------------------   ------------    -------------

BASIC AND DILUTED:
Weighted average shares outstanding--VTI............................     3,444,052        3,913,656
Weighted average shares outstanding--ACC............................     4,910,000        4,910,000
                                                                        ----------      -----------
Weighted average shares outstanding--combined.......................     8,354,052        8,823,656
Incremental shares from issuance of VTI performance shares to Chief
  Executive Officer and an affiliated consulting firm...............        78,000           78,000
Incremental shares from conversion of ACC shares at a 1.65 to 1.00
  ratio.............................................................     3,191,500        3,191,500
                                                                        ----------      -----------
Weighted average shares outstanding--basic and diluted..............    11,623,552       12,093,156
                                                                        ----------      -----------
                                                                        ----------      -----------



     e. We and VTI have established valuation allowances to offset the tax benefits of net operating loss carryforwards and other deferred tax assets. At such time as management of the combined company determines that it is more likely than not that the deferred tax assets are realizable, the valuation allowances will be reduced. As the accounting acquiror, our realized deferred tax benefits will be credited to operations; as the acquired entity, VTI's realized deferred tax benefits will be credited to the goodwill asset established in the purchase price allocation.

                                    BUSINESS




GENERAL


     Together with our wholly owned subsidiaries, we are a leading provider of voice, video and network communications solutions to the commercial, medical and educational marketplace as well as local, state and federal government agencies. We incorporate state of the art technologies with complete life-cycle management to give clients a single source for all their communications needs. In addition to voice, video and network services, we offer data transmission solutions, video streaming and webcasting capabilities.



     We were organized as a New Jersey corporation in 1991 and are headquartered at 225 Long Avenue, Hillside, New Jersey, 07205.


INDUSTRY OVERVIEW


     VOICE COMMUNICATIONS. Advances in telecommunications technologies have facilitated the development of increasingly sophisticated telephone systems and applications. Telecommunications systems have evolved from simple analog telephones to sophisticated digital systems and applications. Users increasingly rely upon a variety of applications, including conference calling, speakerphones, voice processing and automated attendant, to improve communications within their organizations and with customers and vendors. Digital technology has facilitated the integration of computing and telecommunications technologies, which has made possible a number of new applications that further enhance productivity.



     As the telecommunications needs of businesses have become more advanced, the integration of the different parts of a system has become increasingly complex. The system integration, service and support capabilities of telecommunications suppliers have become significant competitive factors. In order to meet the needs of end users, suppliers such as ACC have been increasingly required to develop close relationships with their customers.


     VIDEOCONFERENCING. Videoconferencing communications entails the transmission of video and audio signals and computerized data between two or more locations through a digital telecommunication network. Videoconferencing communications systems were first introduced in the late 1970's in the form of specialized dedicated conference rooms outfitted with expensive electronic equipment and requiring trained operators. Signals were transmitted over dedicated transmission lines established between fixed locations. Market acceptance of early systems was limited because of the low quality of the video output, as well as the high hardware and transmission costs and limited availability of transmission facilities.


     Technological developments in the 1980's resulted in a dramatic increase in the quality of video communications, as well as a substantial reduction in its cost. The proliferation of switched digital networks, which transmit digital, as opposed to analog signals, eliminated the requirement of dedicated transmission lines. Advances in data compression and decompression technology, and the introduction of devices for separating and distributing digital signals over several channels simultaneously and recombining them after transmission, resulted in products with substantially improved video and audio quality and further reduced hardware costs. Competition among telecommunications carriers during the past decade, together with the expanded use of fiber optic technology and the development of integrated switched digital networks (ISDN) have further contributed to reduced transmission costs.


     Further technological developments in the 1990's in videoconferencing systems resulted in accepted industry standards, which now enables compatibility among systems made by different manufacturers. These developments have increased the quality and features available in videoconferencing systems while significantly decreasing the costs to the customer.


     STRUCTURED CABLING SYSTEMS. A cabling or wiring system is a long-term infrastructure investment for voice and high-speed data transmission. Computer systems requiring high speed or maximum bandwidth for connectivity options require structured wiring systems to be in place. These systems can now be certified to meet connectivity requirements for management information systems as well as have assurance of handling future modifications. We believe that the demand for structured wiring systems is increasing due to a growing demand for computer systems and local area networks to run at continually higher speeds.

OPERATIONS



     PRODUCTS AND SERVICES. We provide turnkey integrated voice and videoconferencing solutions to our customers. We are a reseller of voice communications products manufactured by Lucent Technologies, Inc. ("Lucent"), the Business Telephone System Division of Panasonic Communications and Systems Company ("Panasonic") and Active Voice Corporation ("Active Voice") and video conferencing products manufactured by Polycom, Inc. ("Polycom") and Sony Electronics Inc. ("Sony"). Our business involves the sale, installation and maintenance of the full line of voice and video conferencing products manufactured by these companies.



     VOICE COMMUNICATIONS. We are a reseller of Lucent and Panasonic digital key and hybrid telephone systems, private branch exchange (PBX) telephone systems, voice processing systems and computer telephony integration (CTI) solutions. Lucent and Panasonic manufacture digital key and hybrid telephone systems which contain multi-featured fully electronic digital telephones, common control units, central processing units, and associated common equipment to provide service in the approximately 2,000 line and under marketplace. We distribute Lucent manufactured PBX systems under the name Definity which has a capacity expandable up to 25,000 ports. We also distribute a Panasonic-manufactured PBX system under the name DBS 576 with a maximum capacity of 576 ports. A key telephone system provides each telephone with direct access to multiple outside trunk lines and internal communications through intercom lines. A PBX system, through a central switching system, permits the connection of internal and external lines. A hybrid switching system provides, in a single system, both key telephone and PBX features. Key telephone equipment may be used with PBX equipment.



     We sell fully integrated voice processing systems manufactured by Lucent, Panasonic and Active Voice. The systems range from 2 to 64 voice ports and up to 330 hours of message storage. The systems have automated attendant features which allow incoming calls to be answered electronically and distributed to specific extensions without the use of a switchboard operator. The systems can be interactive with display telephone sets. System users have the ability to access stored messages from any touch-tone telephone. The systems have the capability to automatically notify a user outside the system of urgent messages. The systems have additional features which can be customized to the needs of the end user.


     Several of the Lucent and Panasonic systems support open architecture interfaces that allow external computers to interact and control the systems through industry standard interfaces. The systems support an RS-232 system level interface, an RS-232 Hayes based desktop interface and a Windows Dynamic Data Exchanges (DDE) interface. The systems have Developer Toolkits available that include the detailed interface specifications, applications notes and development tools to assist third party software developers to develop vertical market CTI applications for the products. Applications include database look-up (which utilizes caller-ID information to retrieve customer information automatically from a computerized database), automated attendant, interactive voice response and call accounting (which permits the monitoring of telephone usage and toll cost). Several of the systems support Microsoft Telephone Application Programming Interface (TAPI) and Novell Telephony Services Applications Programming Interface (TSAPI). There are Windows-based interfaces available for personal computers to facilitate installation, system configuration and programming.


     We are involved in the sale, installation and servicing of Panasonic products throughout the United States both through our own employees and through subcontractors. We sell Lucent products through our direct sales force, and installs and services Lucent products both through our own employees and nationwide through subcontracting arrangements with Lucent directly and with other Lucent dealers.



     We are also involved in the sale, installation, and maintenance of peripheral equipment and components manufactured by other vendors. Such equipment and components are readily available through multiple manufacturers and suppliers.



     VIDEOCONFERENCING. We began selling videoconferencing products in 1994. We provide Sony and Polycom videoconferencing systems for United States customers and on a global basis, with a concentration in the northeastern United States. Our customers include business, education, health care and government agencies.
We: (i) provide our customers with systems produced by both Sony and Polycom, worldwide manufacturers of room-based videoconferencing equipment, and ancillary equipment manufactured by others, (ii) select and integrate those systems and components into complete systems designed to suit each customer's particular communications requirements, (iii) develop custom software and hardware components when necessary and (iv) provide training and other continuing services designed to insure that our customers fully and efficiently utilize their systems. In 1999, we sold and installed approximately 1,000 videoconferencing systems, as compared to over 300 systems in 1998 and approximately 100 systems in 1997.



     In January 1999, we executed an agreement with Sprint Communications Company LP to act as an authorized sales agent for Sprint's advanced network and videoconferencing services in Sprint's Video Partners Program. This agreement has enabled us to provide a telecommunications network service component to our overall line of products and services. Under the agreement, we receive a percentage of Sprint's monthly charges billed to our customers for usage of Sprint's telecommunications network.



     STRUCTURED CABLING SYSTEMS. We offer structured cabling systems by NORDX/CDT and Lucent. Structured cabling systems offer state of the art, high bandwidth, standards based wiring infrastructure with a long life cycle which support current technologies, and also can support higher speeds for future technologies. Structured cabling systems can be implemented for a few end users or up to thousands of end users per installation depending on the needs of the end user.



     RESELLER AGREEMENTS. In November 1998, we entered into a two-year nonexclusive distribution agreement, with renewal options, with Polycom for the Polycom ViewStation(R) group videoconferencing system and the PolycomShowStation(R) IP integrated conference projector. This agreement has enabled us to market and sell a full range of Polycom manufactured videoconferencing, audio conferencing and data conferencing products.



     In November 1997, we signed a one-year nonexclusive distribution agreement with Lucent to sell, install and maintain Lucent Partner, Legend and Definity telephone systems, voice mail and CTI software as an authorized Lucent dealer. We also have authority to resell, install and maintain Lucent peripheral products. This agreement has been renewed through March 2001.



     We have an agreement with Panasonic authorizing us to serve as Panasonic's nonexclusive reseller in the United States. The agreement is automatically renewable for successive one-year terms unless terminated by either party upon at least 30 days' prior notice, or immediately by Panasonic upon written notice to us if we are in default in the performance of our obligations under the agreement, or upon our bankruptcy or insolvency.



     MAJOR CUSTOMERS. We sell our telephone and voice processing systems to the real estate brokerage franchisees of Cendant Corp. (formerly HFS Incorporated) pursuant to our Preferred Vendor Agreement. Sales under this agreement accounted for 12% and 15% of net revenues for fiscal 1998 and 1997, respectively.



     In 1998, we established significant customer relationships with Universal Health Services, Inc., for Lucent and Sony products. Universal Health Services accounted for 11% of net revenues for fiscal 1998 and 15% of the net revenues for the nine months ended September 30, 1999.



     SALES AND MARKETING. We market and sell our products and services directly to customers through a sales and marketing organization supported by sales, technical and training personnel versed in the specifications and features of the voice communications and videoconferencing systems sold to customers. We market both voice communications and videoconferencing systems through our direct sales force. We provide training to our sales force to maintain the expertise necessary to effectively market and promote the systems.



     The manufacturers which we represent have provided us with sales, advertising and promotional materials, which we, in turn, provide to our existing customers and prospective customers in conjunction with sales promotion programs of the manufacturers. We maintain up-to-date systems for demonstration and promotion to customers and potential customers. Technical and training personnel attend installation and service training sessions offered by the manufacturers from time to time to enhance their knowledge and expertise in the installation and maintenance of the systems.



     We host seminars for the purposes of demonstrating videoconferencing systems to our prospective customers, and to provide prospective customers the opportunity to learn more about our products and services.



     We provide customers of both voice communication and videoconferencing systems with a full complement of services to ensure customer satisfaction and optimal utilization of the systems. As a preliminary component of a sale to a customer or prospective customer, we provide consulting services in order to assess the customer's needs and specifications and to determine the most effective method to achieve those needs. Upon delivery of the system, our employees install and test the equipment to make sure the systems are fully functional. In situations where a customer is located at a great distance from the our offices, on an as-needed bases, we will engage the services of an installation subcontractor located in close geographic proximity to the customer, for the installation and testing of equipment sold by us to the customer. The retention of an installation subcontractor located in close proximity to a customer benefits the customer through quick and cost-effective installation of the system. After the equipment is functional, we provide training to all levels of the customer's organization. Training includes instruction in systems operation and, with respect to videoconferencing systems, planning and administration of meetings.



     We maintain a 24-hour toll-free technical support hotline that customers may call. We provide 7-by-24 real-time support for our global videoconferencing customers. We also provide onsite support and maintenance which includes the repair and/or replacement of equipment.


EMPLOYEES, CONSULTANTS AND SUBCONTRACTORS


     As of December 31, 1999, we had fifty-four (54) full-time employees, as well as a network of fifty (50) consultants and installation subcontractors who are available on an as-needed basis for marketing support and to provide contract installation. Twenty (20) of our employees are engaged in marketing and sales, twenty (20) in installation service and customer support and fourteen
(14) in finance and administration. None of our employees are represented by a labor union. We believe that our employee relations are good.


COMPETITION


     The voice and videoconferencing communications industries have been characterized by pricing pressures and business consolidations. We compete with other resellers, as well as manufacturers of voice communications and videoconferencing systems, many of which are larger, have greater recognition in the industry, a longer operating history and greater financial resources than us. Our competitors in the voice communications sector include Lucent, Northern Telecom, Toshiba America, Inc., Siemens Corporation and NEC Corporation. We also compete with other dealers of voice communication products. Our competitors in the videoconferencing communications sector include PictureTel Corporation, Tandberg Inc., VTEL Corporation, MCI Worldcomm and other dealers. Existing competitors may continue to broaden their product lines and expand their retail operations, and potential competitors may enter into or increase their focus on the voice and/or videoconferencing communications market, resulting in greater competition for us. In particular, we believe that as the demand for videoconferencing communications systems continues to increase, additional competitors, many of which also will have greater resources than us, will enter the videoconferencing market.



     We believe that our technical expertise and commitment to customer service and support allow it to compete favorably. We conduct comprehensive sales and product training for all our sales and marketing personnel. We believe that such training results in our employees having a high level of product and industry knowledge which makes us more attractive to end users. We also strive to provide prompt and efficient installation, customer training and after sales service which we believe results in repeat business as well as new referrals.

PROPERTIES


     Our headquarters are located at 225 Long Avenue, Hillside, New Jersey, 07205. These premises consist of 8,491 square feet of office space, and 13,730 square feet of secured warehouse facilities. The term of this lease is for a period of five years expiring on May 31, 2002. The base rental for the premises during the term of the lease is $122,846 per annum. In addition, we are is also obligated to pay its share of the Landlord's operating expenses (i.e., those costs or expenses incurred by the Landlord in connection with the ownership, operation, management, maintenance, repair and replacement of the premises, including, among other things, the cost of common area electricity, operational services and real estate taxes). We have an option to renew the lease for an additional term of five years, provided we are not in default under the terms of the lease at the time of renewal. The Hillside premises serve as our headquarters and are utilized for executive, administrative and sales functions, the demonstration of our voice and videoconferencing systems and the warehousing of our inventory. At the present time, there is additional adjoining space in both the office and warehouse areas should we seek to expand this facility.



     We also lease sales and/or demonstration offices in Trumbull, Connecticut; Washington, D.C.; Chicago, Illinois; Los Angeles, California and Manassas, Virginia. We believe that the facililties we presently lease will be adequate for the foreseeable future and that additional space, if required, can be located and leased on reasonable terms.


LEGAL PROCEEDINGS


     On July 16, 1998, MaxBase, Inc. filed a complaint against us and APC in the Superior Court of New Jersey, Law Division, in Bergen County. The complaint alleges that we breached its agreement with MaxBase Inc., for Maxshare 2 units by failing to meet the required minimum purchase obligations thereunder. The complaint further alleges misrepresentation and unfair trade practices. The complaint also seeks to enjoin us from enforcing any rights we have under the agreement. Maxbase claims damages of $508,200 in lost profits for units not purchased and $945,300 in lost profits for units sold to us below market price, as well as unspecified punitive and treble damages. In March 1999, the plaintiff added claims for defamation and tortious interference. A trial is expected to occur in March 2000. We believe the claims by MaxBase are without merit and intend to fully defend the suit and assert our rights under the agreement. We have filed a counterclaim for breach of contract, breach of warranty and rescission based on misrepresentation. We do not anticipate that this proceeding will have a material adverse effect on the financial condition or results of our operations.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth information with respect to our directors and executive officers, who will become the officers and directors of Wire One following our merger with VTI.



NAME                             AGE   POSITION
------------------------------   ---   ---------------------------------------------------------------------------
Richard Reiss(1)                 42    Chairman, President and Chief Executive Officer.
Scott Tansey                     36    Chief Financial Officer, Vice President, Finance
                                       and Treasurer
Leo Flotron                      39    Vice President, Sales and Marketing of Videoconferencing Products
Joseph Scotti                    38    Vice President, Sales and Marketing of Voice Products
Robert B. Kroner(1)(3)           70    Vice President and Director
Andrea Grasso                    39    Secretary and Director
Louis Capolino(1)(2)             57    Director
Eric Friedman(2)(4)              51    Director
Dean Hiltzik(1)(3)(4)            46    Director
Peter N. Maluso(1)(2)(3)(4)      44    Director


------------------

(1) Member of the Executive Committee.


(2) Member of the Audit Committee.


(3) Member of the Compensation Committee.


(4) Member of the Employee Stock Option Committee.



     RICHARD REISS, CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT AND CHIEF EXECUTIVE OFFICER. Mr. Reiss has served as our Chairman of the Board of Directors, President and Chief Executive Officer since our formation in 1991.



     SCOTT TANSEY, CHIEF FINANCIAL OFFICER, VICE PRESIDENT-FINANCE AND TREASURER. Mr. Tansey joined us as Vice President, Finance in December 1996 and became Chief Financial Officer in October 1999. From 1992 until December 1996, Mr. Tansey served as Director, Finance and Administration, of Data Transmission Services, Inc., a closely-held long distance wireless data communications provider. Mr. Tansey received a B.S. degree in Accounting from Rider College, Lawrenceville, New Jersey, and an M.B.A. degree in Finance from Fairleigh Dickinson University, Madison, New Jersey. He is a certified public accountant.



     LEO FLOTRON, VICE PRESIDENT, SALES AND MARKETING OF VIDEOCONFERENCING PRODUCTS. Mr. Flotron joined us in October 1995 as Vice President, Sales and Marketing of Videoconferencing Products, in charge of sales and marketing for videoconferencing and network products. From 1988 to 1995, Mr. Flotron held numerous positions with Sony Electronics, Inc., and has served as our liaison with Sony throughout the United States. Mr. Flotron holds a B.S. degree in Business from the University of Massachusetts in Amherst, and an M.S. degree in Finance from Louisiana State University.



     JOSEPH SCOTTI, VICE PRESIDENT, SALES AND MARKETING OF VOICE
PRODUCTS. Mr. Scotti joined us in August 1995 as Vice President, Sales and Marketing of Voice Products dealing with all aspects of voice communications. From 1990 to 1995, Mr. Scotti held numerous sales and sales management positions with Northern Telecom. Mr. Scotti received a B.S. degree in Marketing from St. Peters College.



     ROBERT B. KRONER, VICE PRESIDENT AND DIRECTOR. Mr. Kroner has served as a member of our Board of Directors since 1991 and as our Vice President and General Counsel since 1997. Prior to 1997, Mr. Kroner was self-employed as an attorney. Mr. Kroner received his LLB degree from Harvard Law School and holds an L.L.M. degree from New York University Graduate School of Law.



     ANDREA GRASSO, SECRETARY AND DIRECTOR. Ms. Grasso has served as our Secretary since 1995 and has been a member of our Board of Directors since 1996. She has also served as our Office Administrator since 1991.



     LOUIS CAPOLINO, DIRECTOR. Mr. Capolino has been a member of our Board of Directors since November 1999. Since January 1995, Mr. Capolino has served as President of Comcap Corporation, a communications consulting company. Mr. Capolino received a B.S. degree in marketing from Montclair State University.



     ERIC FRIEDMAN, DIRECTOR. Mr. Friedman has been a member of our Board of Directors since December 1996. He has served as Vice-President and Treasurer of Chem International, Inc., a publicly held company, since June 1996. From June 1978 through May 1996, Mr. Friedman was a partner at Shachat and Simpson, a certified public accounting firm. Mr. Friedman received a B.S. degree from the University of Bridgeport and is a certified public accountant.



     DEAN HILTZIK, DIRECTOR. Mr. Hiltzik has been a member of our Board of Directors since October 1999. Mr. Hiltzik, a certified public accountant, is a partner and manager of the securities practice at Schneider Ehrlich &
Associates LLP ("Schneider Ehrlich"), which he joined in 1979. Schneider Ehrlich provides tax and consulting services to us. Mr. Hiltzik received his B.A. from Columbia University in 1974 and his M.B.A. in Accounting from Hofstra University in 1979.



     PETER N. MALUSO, DIRECTOR. Mr. Maluso has been a member of our Board of Directors since December 1996. Since 1995, Mr. Maluso has been employed as a Principal at International Business Machines, Inc. ("IBM"), responsible for IBM's Global Services Legacy Transformation Consulting practice in the northeastern United States. Prior thereto, from 1988 to 1995, Mr. Maluso was a Senior Manager for KPMG Peat Marwick's strategic services practice in New Jersey. Mr. Maluso received his B.A. degree in Economics from Muhlenberg College and holds an M.B.A. degree in Finance from Lehigh University. He is a certified public accountant.



BOARD OF DIRECTORS



     Our board of directors currently consists of seven members and is divided into three classes, each of which serve for a staggered term of three years.
Mr. Reiss, Mr. Capolino and Mr. Hiltzik currently serve as Class I directors and their term will expire at the 2000 annual meeting of shareholders. Mr. Kroner and Ms. Grasso currently serve as Class II directors and their term will expire at the 2001 annual meeting of the shareholders. Messrs. Maluso and Friedman currently serve as Class III directors and their term will expire at the 2002 meeting of shareholders. Upon election at an annual meeting of stockholders, directors will serve a three year term.



EXECUTIVE COMMITTEE



     We currently maintain an Executive Committee consisting of Richard Reiss, Peter Maluso, Louis Capolino, Robert Kroner and Dean Hiltzik. Each non-employee member of our executive committee receives options to purchase 500 shares of common stock for each meeting attended. The Executive Committee, to the extent permitted by law, has and may exercise when the Board of Directors is not in session all powers of the board in the management of our business and affairs, except that the Executive Committee does not have the power or authority to approve or recommend to the stockholders any action which must be submitted to shareholders for approval under the New Jersey Business Corporation Act.



AUDIT COMMITTEE



     We currently maintain an Audit Committee consisting of Eric Friedman, Peter Maluso and Louis Capolino. Each non-employee member of our Audit Committee receives options to purchase 500 shares of our common stock for each meeting attended. The Audit Committee consults and meets with our auditors and our Chief Financial Officer and accounting personnel, reviews potential conflict of interest situations where appropriate, and reports and makes recommendations to the full Board of Directors regarding such matters.



COMPENSATION COMMITTEE



     We currently maintain a Compensation Committee consisting of Robert Kroner, Dean Hiltzik and Peter Maluso. Each non-employee member of our Compensation Committee receives options to purchase 500 shares of our common stock for each meeting attended. The Compensation Committee supervises our executive compensation policies, reviews officers' salaries, approves significant changes in employee benefits and recommends to the Board of Directors such other forms of remuneration as it deems appropriate.



STOCK OPTION COMMITTEE



     We currently maintain an Employee Stock Option Committee consisting of Dean Hiltzik, Eric Friedman and Peter Maluso. Each non-employee member of our Employee Stock Option Committee receives options to purchase 500 shares of our common stock for each meeting attended. The Employee Stock Option Committee administers our employee incentive plans and recommends to the Board of Directors such other forms of remuneration as it deems appropriate.


DIRECTOR COMPENSATION


     Directors who are not our executive officers or employees receive a director's fee of options to purchase 1,000 shares of our common stock for each board meeting attended, whether in person or by telephone and options to purchase 4,000 shares of our common stock for attendance in person at the annual meeting of shareholders.



DIRECTOR AND OFFICER LIABILITY



     New Jersey's Business Corporation Act permits New Jersey corporations to include in their certificates of incorporation a provision eliminating or limiting the personal liability of directors and officers of the corporation for damages arising from certain breaches of fiduciary duty. Our Certificate of Incorporation includes a provision eliminating the personal liability of our directors and officers for damages to the maximum extent permitted by New Jersey law, including exculpation for acts or omissions in violation of directors' and officers' fiduciary duties of care. Under current New Jersey law, liability is not eliminated in the case of a breach of a director's or officer's duty of loyalty (i.e., the duty to refrain from transactions involving improper conflicts of interest) to us or our shareholders, the failure to act in good faith, the knowing violation of law or the obtainment of an improper personal benefit. Our Certificate of Incorporation does not have any effect on the availiability of equitable remedies (such as an injunction or rescission) for breach of fiduciary duty. However, as a practical matter, equitable remedies may not be available in particular circumstances.



EMPLOYMENT AGREEMENTS



     We have entered into employment agreements with each of Messr. Reiss, Flotron and Scotti, effective January 1, 1997, pursuant to which Mr. Reiss serves as President and Chief Executive Officer, Mr. Flotron serves as Vice President, Sales and Marketing of Videoconferencing Products and Mr. Scotti serves as Vice President, Sales and Marketing of Voice Products. The following is a summary of the material terms and conditions of such agreements and is subject to the detailed provisions of the respective agreements attached as exhibits to the Registration Statement of which this prospectus is a part.



     Employment Agreement with Richard Reiss



     Mr. Reiss has an employment agreement with us, effective January 1, 1997, as amended in March 1997, which provides for a six-year term and an annual salary of $133,000 in the first year, increasing to $170,000 and $205,000 in the second and third years, respectively. In years four, five and six of the term, Mr. Reiss' base salary will be $205,000, but can be increased at the discretion of the Compensation Committee. The agreement also provides for medical benefits, the use of an automobile, and grants of 750,000 non-qualified stock options, as well as 25,974 incentive stock options and 74,026 non-qualified stock options issuable under our stock option plan.



     Employment Agreements with Messrs. Flotron and Scotti



     Messrs. Flotron and Scotti have employment agreements with us effective January 1, 1997. Each of these agreements provide for a three-year term and annual salaries of $104,000 in the first year increasing by $10,000 each year thereafter. These agreements further provide for an incentive bonus equal to 1/2 of 1% of net sales payable twice yearly to each of Mr. Flotron and Mr. Scotti. Each employee is also entitled to a monthly automobile allowance. Effective January 11, 1999, both of these employment agreements were amended. In consideration for extending the term of the agreements for an additional year through December 31, 2000, we granted additional options outside of our stock option plan to purchase up to 300,000 shares each of our common stock, which options vest over a twenty-three month period. These agreements may be terminated by the employee without cause upon written notice to us.


EXECUTIVE COMPENSATION


     The table below summarizes information concerning the compensation paid by us during 1999 to our Chief Executive Officer and our three other most highly paid executive officers (collectively, the "Named Executive Officers"):



                                                                                                     LONG-TERM
                                                                                                   COMPENSATION AWARDS
                                                                           ANNUAL COMPENSATION     -------------------
                                                                          ---------------------     SECURITIES
NAME AND PRINCIPAL POSITION                                               SALARY($)    BONUS($)    UNDERLYING OPTIONS
-----------------------------------------------------------------------   ---------    --------    -------------------
Richard Reiss, President,..............................................    205,000       75,000               --
  Chief Executive Officer and
  Chairman of the Board
Leo Flotron, Vice President............................................    124,000      119,794          300,000
Joseph Scotti, Vice President..........................................    124,000      119,794          300,000
Scott Tansey, Chief Financial Officer, Vice-President--Finance
  and Treasurer........................................................    100,000       25,000          100,000



OPTION GRANTS IN 1999



     The following table sets forth information regarding stock options granted pursuant to our stock option plan during 1999 to each of the Named Executive Officers.



                                    PERCENT OF
                                     GRANTED                                                    POTENTIAL REALIZED VALUE
                                    SECURITIES                                                  AT ASSUMED ANNUAL RATES
                       NUMBER OF      TOTAL            INDIVIDUAL                             OF STOCK PRICE APPRECIATION
                       UNDERLYING   OPTIONS GRANTED    GRANTS EXERCISE                              FOR OPTION TERM
                       OPTIONS      TO EMPLOYEES IN    OR BASE PRICE                          ----------------------------
NAME                   GRANTED      FISCAL 1999        (PER SHARE)        EXPIRATION DATE         5%             10%
--------------------   ---------    ---------------    ---------------    ----------------    ------------    ------------
Richard Reiss.......         --             --%            $    --                      --      $     --        $     --
Leo Flotron.........    300,000           23.5                .937        January 11, 2004       358,763         452,714
Joseph Scotti.......    300,000           23.5                .937        January 11, 2004       358,763         452,714
Scott Tansey........    100,000            7.8                .937        January 11, 2004       119,588         150,905



AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR-END OPTION VALUES



     The following table sets forth information concerning the value of unexercised in-the-money options held by the Named Executive Officers as of December 31, 1999.



                                                                    NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                      SHARES                     OPTIONS AT FISCAL YEAR-END           FISCAL YEAR-END
                                     ACQUIRED ON    VALUE       ----------------------------    ----------------------------
NAME                                 EXERCISE       REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------------   -----------    --------    -----------    -------------    -----------    -------------
Richard Reiss.....................         --           --        866,000          64,000       $ 4,367,654     $   554,480
Leo Flotron.......................         --           --        241,000         174,000         2,111,888       1,519,825
Joseph Scotti.....................         --           --        241,000         174,000         2,111,888       1,519,825
Scott Tansey......................         --           --        140,000          80,000         1,191,775         670,150

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     The landlord for our Hillside, New Jersey office is Vitamin Realty Associates, L.L.C. of which Eric Friedman, one of our directors, is a member. These premises consist of 8,491 square feet of office space, and 13,730 square feet of secured warehouse facilities. The lease term is for five years and expires on May 31, 2002. The base rental for the premises during the term of the lease is $122,846 per year. In addition, we must pay our share of the landlord's operating expenses (i.e., those costs or expenses incurred by the landlord in connection with the ownership, operation, management, maintenance, repair and replacement of the premises, including, among other things, the cost of common area electricity, operational services and real estate taxes). We believe the lease reflects a fair rental value for the property and is on terms no less favorable than we could obtain in an arm's length transaction with an independent third party.

                               PRINCIPAL SHAREHOLDERS



     The following table sets forth information regarding the beneficial ownership of common stock as of January 27, 2000 by each of the following:



     o each person (or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) known by us to own beneficially 5% or more of the common Stock;



     o our directors and Named Executive Officers; and



     o all our directors and executive officers as a group.



     As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is considered the beneficial owner of securities that can be acquired within 60 days from the date of this prospectus through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 4,910,000 shares of our common stock outstanding as of January 27, 2000 and 24,124,135 shares of VTI common stock outstanding after the closing of our merger with VTI.



                                                                                         NUMBER OF SHARES
                                                       NUMBER OF SHARES    PERCENTAGE    OF VTI COMMON       PERCENTAGE
                                                       ACC COMMON STOCK    OWNED OF      STOCK AFTER THE     OWNED OF
     NAME AND ADDRESS OF BENEFICIAL OWNERS (1)         PRIOR TO MERGER     ACC (2)         MERGER(3)           VTI
----------------------------------------------------   ----------------    ----------    ----------------    ----------
Executive Officers and Directors:
Richard Reiss.......................................         2,851,000(4)     49.4%          9,408,300          34.9%
Leo Flotron.........................................           441,000(5)      8.6           1,455,300           5.8
Joseph Scotti.......................................           441,000(5)      8.6           1,455,300           5.8
Robert B. Kroner....................................           156,500(6)      3.2             516,450           2.1
Scott Tansey........................................           140,000(7)      2.8             462,000           1.9
Peter N. Maluso.....................................            67,500(8)      1.4             222,750             *
Dean Hiltzik........................................            58,000(9)      1.2             191,400             *
Eric Friedman.......................................            42,500(10)        *            140,250             *
Louis Capolino......................................            40,650(11)        *            134,145             *
Andrea Grasso.......................................            25,000            *             82,500             *
All directors and executive officers as a group
  (10 people).......................................         4,263,150        65.5          14,068,395          47.9
5% Shareholders:
George W. Mauerman..................................           412,000(12)     8.4           1,359,600           5.5
George S. Mauerman..................................           262,500(13)     5.3             866,250           3.6



------------------



*  Less than 1%



(1) Unless otherwise noted, the address of each of the persons listed is c/o All Communications Corporation, 225 Long Avenue, Hillside, NJ 07205.



(2) Unless otherwise indicated by footnote, the named persons have sole voting and investment power with respect to the shares of Common Stock beneficially owned.



(3) Represents the number of shares of our common stock (including options and warrants currently exercisable or exercisable within 60 days of the date of this prospectus) owned prior to the merger between us and VTI multiplied by the exchange ratio of 3.3.



(4) Includes 866,000 shares subject to presently exercisable stock options and 50,000 shares held by a trust for the benefit of Mr. Reiss' children, of which he is the trustee.


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


(5) Includes 241,000 shares subject to presently exercisable stock options.



(6) Includes 6,500 shares subject to presently exercisable stock options.



(7) Includes 140,000 shares subject to presently exercisable stock options.



(8) Includes 17,500 shares subject to presently exercisable stock options.



(9) Includes 53,000 shares subject to presently exercisable stock options.



(10) Includes 17,500 shares subject to presently exercisable stock options and 12,500 shares subject to presently exercisable warrants.



(11) Includes 3,000 shares subject to presently exercisable stock options.



(12) Includes 132,500 shares subject to presently exercisable warrants. Mr. Mauerman's address is 6585 S. Yale, Suite 500, Tulsa, OK 74136.



(13) Includes 35,000 shares subject to presently exercisable warrants. Mr. Mauerman's address is 6585 S. Yale, Suite 500, Tulsa, OK 74136.

                           DESCRIPTION OF SECURITIES



     The following description of our securities does not purport to be complete and is subject in all respects to applicable New Jersey law and to the provisions of our Certificate of Incorporation, By-Laws and the warrant agreement under which the class A warrants were issued.



TRANSFER AGENT



     American Stock Transfer & Trust Company is the transfer agent and registrar for our securities.



GENERAL



     Our authorized capital stock, as set forth in our Certificate of Incorporation, consists of 100,000,000 shares of common stock, no par value per share ("common stock"), and 1,000,000 shares of preferred stock, no par value per share.



COMMON STOCK



     There are currently 4,910,000 shares of common Stock outstanding. Holders of common stock have the right to:



     o cast one vote for each share on all matters voted upon by shareholders, including the election of directors. There is no right to cumulate votes for the election of directors;



     o receive dividends pro rata based on the number of shares held from funds legally available therefor, subject to the rights of holders of any outstanding preferred stock; and



     o share ratably in our net assets on liquidation, dissolution or winding up after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.



     Holders of common stock are not entitled to preemptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock.



     Shareholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote are necessary to constitute a quorum at any shareholders' meeting. The vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our Certificate of Incorporation.



     All outstanding shares of common stock are fully paid and non-assessable.



PREFERRED STOCK



     Our Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, none of which are currently outstanding. Our Board of Directors has the right to determine the designations, rights, preferences and privileges of the holders of one or more series of preferred stock. Accordingly, the Board of Directors may, without shareholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights. The issuance of such preferred stock could:



     o adversely affect the voting power and equity interest of the holders of common stock.



     o be used to discourage, delay or prevent a change of control of the Company, if it is issued with the right to more than one vote per share. The possible impact on takeover attempts could adversely affect the price of our common stock.



     We have no current plans to issue any shares of preferred stock.



CLASS A WARRANTS



     As of January 27, 2000, 2,050,000 Class A warrants were outstanding. Each warrant entitles the holder to purchase one share of common stock at a price of $4.25, subject to adjustment, until April 27, 2002. We may redeem the warrants at a price of $.10 per warrant, on 30 days' prior written notice if the closing bid price of the common stock (if the common stock is then traded in the over-the-counter market) or the last sale price of the common stock (if the common stock is then traded on a national securities exchange or the Nasdaq National Market or SmallCap System) has been at least 250% ($10.63 per share) of the current warrant exercise price, subject to adjustment, for at least 20 consecutive trading days ending within three days prior to the date of the notice of redemption. The warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and number of shares issuable upon exercise, on the occurrence of certain events, such as stock dividends or certain other changes in the number of outstanding shares.



                              PLAN OF DISTRIBUTION



     We consummated our initial public offering and sale of 700,000 units in April 1997. Each unit consisted of two shares of common stock, no par value and two redeemable class A warrants. Each class A warrant entitles the registered holder thereof to purchase one share of common stock at a price of $4.25 per share. The units, the class A warrants and the common stock underlying such units and class A warrants were registered under the Securities Act on a registration statement that was declared effective by the SEC on April 28, 1997.



     The class A warrants and shares of common stock underlying the units and the class A warrants issued in connection with our public offering currently trade on the OTC Electronic Bulletin Board.



                        SHARES ELIGIBLE FOR FUTURE SALE



     Our directors and officers as well as other stockholders have entered into "lock-up agreements" whereby, except under limited exceptions, the shareholder may not offer, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock until April 28, 2000. Accordingly, 1,212,500 shares will become eligible for sale on April 28, 2000, subject to Rule 144.



  Rule 144



     In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:



     o 1% of the number of shares of common stock then outstanding, which will equal approximately 49,100 shares upon the date hereof; or



     o the average weekly trading volume of the common stock on the Nasdaq Stock Market's National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.



     Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

                                    EXPERTS



     Our audited consolidated financial statements as of December 31, 1997 and 1998 and for the years then ended included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.



     Our audited consolidated financial statements of ACC as of December 31, 1996 and for the year ended December 31, 1996 included in this prospectus and elsewhere in the registration statement have been audited by Schneider Ehrlich & Associates LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.



     The financial statements of VTI included in this prospectus and in this registration statement for the years ended December 31, 1997 and 1998 have been so included in reliance on the reports of Arthur Andersen LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.



     The audited consolidated financial statements of VTI as of June 30, 1996 and December 31, 1996 and for the year ended June 30, 1996 and the six months ended December 31, 1996 included in this prospectus and in this registration statement have been audited by Carpenter, Kuhen & Sprayberry, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.



                      WHERE YOU CAN FIND MORE INFORMATION



     We filed a registration statement on Form SB-2, including the exhibits and schedules thereto with the SEC, under the Securities Act with respect to the units, class A warrants and the underlying common stock. This prospectus does not contain all the information set forth in the registration statement. For further information about us, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance please refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference.



     You may read and copy all or any portion of the registration statement or any reports, statements or other information we file with the SEC at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.C., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement will also be available to you on the SEC's Web site. The address of this site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS



                                                                                                              PAGE
                                                                                                              ----
ALL COMMUNICATIONS CORPORATION:

Reports of Independent Certified Public Accountants........................................................    F-2
Consolidated Balance Sheets at December 31, 1997 and 1998 and September 30, 1999 (unaudited)...............    F-4
Consolidated Statements of Operations for the three years ended December 31, 1998 and the nine months ended
  September 30, 1998 and 1999 (unaudited)..................................................................    F-5
Consolidated Statements of Stockholders' Equity for the three years ended December 31, 1998 and the nine
  months ended September 30, 1999 (unaudited)..............................................................    F-6
Consolidated Statements of Cash Flows for the three years ended December 31, 1998 and the nine months ended
  September 30, 1998 and 1999 (unaudited)..................................................................    F-7
Notes to Consolidated Financial Statements.................................................................    F-9

VIEW TECH, INC.:
Reports of Independent Certified Public Accountants........................................................   F-20
Consolidated Balance Sheets as of December 31, 1997 and 1998 and the nine months ended September 30, 1999
  (unaudited)..............................................................................................   F-22
Consolidated Statements of Operations for the three years ended December 31, 1998 and the nine months ended
  September 30, 1999 and 1998 (unaudited)..................................................................   F-23
Consolidated Statements of Stockholders' Equity for the year ended December 31, 1996, the six months ended
  December 31, 1996 and the two years ended December 31, 1998 and the nine months ended September 30, 1999
  (unaudited)..............................................................................................   F-24
Consolidated Statements of Cash Flows for the three years ended December 31, 1998, and the nine months
  ended September 30, 1998 and 1999 (unaudited)............................................................   F-25
Notes to Consolidated Financial Statements.................................................................   F-26

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and the
Stockholders of All Communications Corporation

We have audited the accompanying consolidated balance sheets of All Communications Corporation and Subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of All Communications Corporation and Subsidiary at December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


BDO Seidman, LLP
Woodbridge, New Jersey
February 16, 1999 (except for
Note 6 which is as of
March 17, 1999)

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and the
Stockholders of All Communications Corporation



     We have audited the accompanying statements of income, cash flows, and stockholders' equity of All Communications Corporation for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of All Communications Corporation for the year ended December 31, 1996 in conformity with generally accepted accounting principles.



                                          SCHNEIDER EHRLICH & WENGROVER LLP



Woodbury, New York
January 21, 1997

                         ALL COMMUNICATIONS CORPORATION
                          CONSOLIDATED BALANCE SHEETS


                                                                               DECEMBER 31,
                                                                         -------------------------    SEPTEMBER 30,
                                                                            1997          1998            1999
                                                                         ----------    -----------    -------------
                                                                                                       (UNAUDITED)
                                ASSETS
Current assets:
  Cash and cash equivalents...........................................   $2,175,226    $   325,915     $   281,566
  Accounts receivable, net............................................    2,041,350      4,317,853       5,755,777
  Inventory...........................................................    1,097,883      3,540,281       4,840,038
  Advances to Maxbase, Inc............................................      127,080             --              --
  Other current assets................................................       96,218         45,577         309,032
                                                                         ----------    -----------     -----------

  Total current assets................................................    5,537,757      8,229,626      11,186,413

Furniture, equipment and leasehold improvements--net..................      438,490        611,518         553,998
Deferred financing costs..............................................           --         43,271          29,877
Other assets..........................................................       31,359         38,214          38,214
                                                                         ----------    -----------     -----------

  Total assets........................................................   $6,007,606    $ 8,922,629     $11,808,502
                                                                         ----------    -----------     -----------
                                                                         ----------    -----------     -----------

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of capital lease obligations........................   $       --    $    17,365     $    29,846
  Bank loan payable...................................................           --             --       1,968,514
  Accounts payable....................................................      909,785      1,412,616       3,781,768
  Accrued expenses....................................................      323,892        844,082         944,129
  Income taxes payable................................................        2,453          2,860              --
  Deferred revenue....................................................           --        156,133         299,273
  Customer deposits...................................................       37,052         94,721         359,566
                                                                         ----------    -----------     -----------

  Total current liabilities...........................................    1,273,182      2,527,777       7,383,096
                                                                         ----------    -----------     -----------

Noncurrent liabilities:
  Bank loan payable...................................................           --      2,403,216              --
  Capital lease obligations, less current portion.....................           --         23,221          25,613
                                                                         ----------    -----------     -----------

  Total noncurrent liabilities........................................           --      2,426,437          25,613
                                                                         ----------    -----------     -----------

  Total liabilities...................................................    1,273,182      4,954,214       7,408,709
                                                                         ----------    -----------     -----------

Commitments and Contingencies
Stockholders' Equity:
Preferred stock, no par value; 1,000,000 shares authorized, none
  issued or outstanding...............................................           --             --              --
Common Stock, no par value; 100,000,000 authorized; 4,910,000 shares
  issued and outstanding..............................................    5,229,740      5,229,740       5,229,740
Additional paid-in capital............................................      316,611        327,943         393,144
Accumulated deficit...................................................     (811,927)    (1,589,268)     (1,223,091)
                                                                         ----------    -----------     -----------

  Total stockholders' equity..........................................    4,734,424      3,968,415       4,399,793
                                                                         ----------    -----------     -----------

  Total liabilities and stockholders' equity..........................   $6,007,606    $ 8,922,629     $11,808,502
                                                                         ----------    -----------     -----------
                                                                         ----------    -----------     -----------


          See accompanying notes to consolidated financial statements.

                         ALL COMMUNICATIONS CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                           NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                            ---------------------------------------    -------------------------
                                               1996          1997          1998           1998          1999
                                            ----------    ----------    -----------    ----------    -----------
                                                                                              (UNAUDITED)

Net revenues.............................   $3,884,700    $6,925,169    $13,217,083    $8,445,116    $15,908,891
Cost of revenues.........................    2,501,073     4,897,176      9,447,592     5,905,306     10,917,374
                                            ----------    ----------    -----------    ----------    -----------

Gross margin.............................    1,383,627     2,027,993      3,769,491     2,539,810      4,991,517

Operating expenses:
  Selling................................      664,786     1,811,924      3,213,965     2,275,805      3,318,047
  General and administrative.............      599,606       935,967      1,309,577       957,334      1,159,772
                                            ----------    ----------    -----------    ----------    -----------

Total operating expenses.................    1,264,392     2,747,891      4,523,542     3,233,139      4,477,819
                                            ----------    ----------    -----------    ----------    -----------

Income (loss) from operations............      119,235      (719,898)      (754,051)     (693,329)       513,698
                                            ----------    ----------    -----------    ----------    -----------

Other (income) expenses:
  Amortization of deferred
     financing costs.....................           --       315,406         19,669        11,198         30,894
  Interest income........................           --      (118,354)       (56,446)      (48,729)       (18,135)
  Interest expense.......................       29,026        27,779         57,167        21,002        134,762
                                            ----------    ----------    -----------    ----------    -----------

Total other expenses, net................       29,026       224,831         20,390       (16,529)       147,521
                                            ----------    ----------    -----------    ----------    -----------

Income (loss) before income taxes........       90,209      (944,729)      (774,441)           --             --

Income tax provision (benefit)...........       38,606       (52,404)         2,900            --             --
                                            ----------    ----------    -----------    ----------    -----------

Net income (loss)........................   $   51,603    $ (892,325)   $  (777,341)   $ (676,800)   $   366,177
                                            ----------    ----------    -----------    ----------    -----------
                                            ----------    ----------    -----------    ----------    -----------

Net income (loss) per share:
  Basic..................................   $      .03    $     (.21)   $      (.16)   $    (0.14)   $      0.07
                                            ----------    ----------    -----------    ----------    -----------
                                            ----------    ----------    -----------    ----------    -----------
  Diluted................................   $      .03    $     (.21)   $      (.16)   $    (0.14)   $      0.06
                                            ----------    ----------    -----------    ----------    -----------
                                            ----------    ----------    -----------    ----------    -----------

Weighted average shares
  outstanding (Basic)....................    1,977,518     4,200,888      4,910,000     4,910,000      4,910,000
                                            ----------    ----------    -----------    ----------    -----------
                                            ----------    ----------    -----------    ----------    -----------
Weighted average shares
  outstanding (Diluted)..................    1,977,518     4,200,888      4,910,000     4,910,000      5,771,478
                                            ----------    ----------    -----------    ----------    -----------
                                            ----------    ----------    -----------    ----------    -----------


          See accompanying notes to consolidated financial statements.

                         ALL COMMUNICATIONS CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999


                                                                                          RETAINED
                                                    COMMON STOCK          ADDITIONAL      EARNINGS
                                              ------------------------     PAID-IN      (ACCUMULATED)
                                                SHARES        AMOUNT       CAPITAL        (DEFICIT)        TOTAL
                                              ----------    ----------    ----------    -------------    ----------

Balance at January 1, 1996.................    1,750,000    $   52,500     $     --     $      28,795    $   81,295
Exercise of common stock options...........    1,250,000        37,500           --                --        37,500
Value imputed to conversion feature of 12%
  Convertible Subordinated Notes...........           --            --      375,000                --       375,000
Net income for the year....................           --            --           --            51,603        51,603
                                              ----------    ----------     --------     -------------    ----------
Balance at December 31, 1996...............    3,000,000        90,000      375,000            80,398       545,398
Issuance of common stock through
  Initial Public Offering..................    1,610,000     4,539,740           --                --     4,539,740
Conversion of subordinated notes...........      300,000       600,000           --                --       600,000
Repayment of convertible note..............           --            --      (75,000)               --       (75,000)
Issuance of underwriter option.............           --            --           70                --            70
Issuance of stock options for
  services.................................           --            --       16,541                --        16,541
Net loss for the year......................           --            --           --          (892,325)     (892,325)
                                              ----------    ----------     --------     -------------    ----------
Balance at December 31, 1997...............    4,910,000    $5,229,740     $316,611     $    (811,927)   $4,734,424
Issuance of stock options for services.....           --            --       11,332                --        11,332
Net loss for the year......................           --            --           --          (777,341)     (777,341)
                                              ----------    ----------     --------     -------------    ----------
Balance at December 31, 1998...............   $4,910,000    $5,229,940     $327,943     $  (1,589,268)   $3,968,415
Issuances of stock options for services
  (unaudited)..............................           --            --       65,201                --        65,201
Net income for the nine months ended
  September 30, 1999 (unaudited)...........           --            --           --           366,177       366,177
                                              ----------    ----------     --------     -------------    ----------
Balance at September 30, 1999
  (unaudited)..............................    4,910,000    $5,229,740     $393,144     $  (1,223,091)   $4,339,793
                                              ----------    ----------     --------     -------------    ----------
                                              ----------    ----------     --------     -------------    ----------


          See accompanying notes to consolidated financial statements.

                         ALL COMMUNICATIONS CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                    NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                  -----------------------------------------    ---------------------------
                                                     1996           1997           1998           1998            1999
                                                  -----------    -----------    -----------    -----------    ------------
                                                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)............................   $    51,603    $  (892,325)   $  (777,341)   $  (676,800)   $    366,177
    Adjustments to reconcile net income (loss)
      to net cash used by operating activities:
      Depreciation and amortization............        30,120        398,158        224,474        157,841         241,304
      Loss on disposal of equipment............            --          6,575          3,209          3,209           1,832
      Noncash compensation.....................            --         16,541         11,332         15,413          65,201
      Increase (decrease) in cash attributable
        to changes in assets and liabilities:
        Accounts receivable....................      (334,909)    (1,359,939)    (2,276,503)    (1,694,967)     (1,437,924)
        Inventory..............................      (352,306)      (600,530)    (2,442,398)    (3,158,569)     (1,299,757)
        Advances to Maxbase, Inc...............            --       (127,080)       127,080        127,080              --
        Other current assets...................        (3,078)       (84,623)        50,641        (37,140)       (263,455)
        Other assets...........................            --         30,051         (6,855)        (6,855)             --
        Accounts payable.......................       140,899        404,465        502,831      1,023,698       2,369,152
        Accrued expenses.......................        26,822        215,633        520,190        308,292         100,047
        Income taxes payable...................        (4,421)         2,453            407         (2,453)         (2,860)
        Deferred income taxes..................       (14,933)        (5,679)            --             --              --
        Deferred revenue.......................            --             --        156,133             --         143,140
        Customer deposits......................        (1,084)        22,109         57,669        842,494         264,845
                                                  -----------    -----------    -----------    -----------    ------------
    Net cash provided (used) by operating
      activities...............................      (461,287)    (1,974,191)    (3,849,131)    (3,098,757)        547,702
                                                  -----------    -----------    -----------    -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of furniture, equipment and
    leasehold improvements.....................       (67,346)      (398,834)      (330,031)      (270,080)       (119,755)
    Increase in other assets...................       (52,500)            --             --             --              --
                                                  -----------    -----------    -----------    -----------    ------------
    Net cash provided (used) by investing
      activities...............................      (119,846)      (398,834)      (330,031)      (270,080)       (119,755)
                                                  -----------    -----------    -----------    -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock.......        37,500      5,635,070             --             --              --
  Stock offering costs.........................       (32,500)    (1,062,760)            --             --              --
  Deferred financing costs.....................       (15,406)            --        (62,939)       (59,723)        (17,500)
  Proceeds from issuance of convertible
    subordinated notes.........................       750,000             --             --             --              --
  Repayment of convertible subordinated
    notes......................................            --       (150,000)            --             --              --
  Proceeds from bank loans.....................       562,071        125,000      2,403,216      1,500,000      10,205,000
  Payments on bank loans.......................      (228,824)      (644,673)            --             --     (10,639,702)
  Payments on capital lease obligations........            --             --        (10,426)        (6,421)        (20,094)
  Proceeds from stockholder loan payable.......        55,000             --             --             --              --
  Repayment of stockholder loan payable........       (55,000)            --             --             --              --
                                                  -----------    -----------    -----------    -----------    ------------
    Net cash provided (used) by financing
      activities...............................     1,072,841      3,902,637      2,329,851      1,433,856        (472,296)
                                                  -----------    -----------    -----------    -----------    ------------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS..................................       491,708      1,529,612     (1,849,311)    (1,934,981)        (44,349)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD.......................................       153,906        645,614      2,175,226      2,175,226         325,915
                                                  -----------    -----------    -----------    -----------    ------------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD.......................................   $   645,614    $ 2,175,226    $   325,915    $   240,245    $    281,566
                                                  -----------    -----------    -----------    -----------    ------------
                                                  -----------    -----------    -----------    -----------    ------------
Supplemental disclosures of cash flow
  information:
  Cash paid (received) during the period for:
    Interest...................................   $    29,026    $    27,779    $    45,404    $    21,002    $    134,762
                                                  -----------    -----------    -----------    -----------    ------------
                                                  -----------    -----------    -----------    -----------    ------------
    Income taxes...............................   $    60,807    $     1,910    $   (52,183)   $        --    $      3,332
                                                  -----------    -----------    -----------    -----------    ------------
                                                  -----------    -----------    -----------    -----------    ------------

                                                                                            (Table continued on next page)

(Table continued from previous page)


                                                                                                    NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                  -----------------------------------------    ---------------------------
                                                     1996           1997           1998           1998            1999
                                                  -----------    -----------    -----------    -----------    ------------
                                                                                                       (UNAUDITED)
  Acquisition of equipment:
    Cost of equipment..........................   $        --    $        --    $    58,844    $    58,844    $     37,747
    Capital lease payable incurred.............            --             --         51,012         51,012          34,968
                                                  -----------    -----------    -----------    -----------    ------------
    Cash down payment..........................   $        --    $        --    $     7,832    $     7,832    $      2,779
                                                  -----------    -----------    -----------    -----------    ------------
                                                  -----------    -----------    -----------    -----------    ------------
Supplemental disclosures of non-cash financing
  activities:
  Conversion of 12% Convertible Subordinated
    Notes to capital...........................   $        --    $   600,000    $        --    $        --    $         --
                                                  -----------    -----------    -----------    -----------    ------------
                                                  -----------    -----------    -----------    -----------    ------------
  Reclassification of deferred financing costs
    to paid-in capital.........................   $        --    $    75,000    $        --    $        --    $         --
                                                  -----------    -----------    -----------    -----------    ------------
                                                  -----------    -----------    -----------    -----------    ------------
Value imputed to conversion feature of 12%
  Convertible Subordinated Notes:
  Deferred financing costs.....................   $   375,000    $        --    $        --    $        --    $         --
  Additional paid-in capital...................      (375,000)   $        --    $        --    $        --    $         --
                                                  -----------    -----------    -----------    -----------    ------------
  Net cash.....................................   $        --    $        --    $        --    $        --    $         --
                                                  -----------    -----------    -----------    -----------    ------------
                                                  -----------    -----------    -----------    -----------    ------------


          See accompanying notes to consolidated financial statements.

                         ALL COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--DESCRIPTION OF BUSINESS

     All Communications Corporation (the "Company") is engaged in the business of selling, installing and servicing voice, dataconferencing and videoconferencing communications systems to commercial and institutional customers located principally within the United States. The Company is headquartered in Hillside, New Jersey.

     Most of the products sold by the Company are purchased under non-exclusive dealer agreements with various manufacturers, including Panasonic Communications & Systems Company ("Panasonic") and Lucent Technologies, Inc. for digital business telephone systems and related products, and with Polycom, Inc. for dataconferencing and videoconferencing equipment. The agreements typically specify, among other things, sales territories, payment terms, purchase quotas and reseller prices. All of the agreements provide for early termination on short notice with or without cause. The termination of any of the Company's dealer agreements, or their renewal on less favorable terms than currently in effect, could have a material adverse impact on the Company's business. The Company also purchases videoconferencing and distance learning products from Sony Electronics Inc. under an informal reseller arrangement.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation


     The consolidated financial statements include the accounts of All Communications Corporation and its wholly owned subsidiary, AllComm Products Corporation (APC). All material intercompany balances and transactions have been eliminated in consolidation.


  Inventory

     Inventory is valued at the lower of cost (determined on a first in, first out basis), or market.

  Use of estimates

     Preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. The more significant estimates made by management include the provision for doubtful accounts receivable, warranty reserves, and the valuation allowance for deferred tax assets. Actual amounts could differ from the estimates made. Management periodically evaluates estimates used in the preparation of the financial statements for continued reasonableness. Appropriate adjustments, if any, to the estimates used are made prospectively based upon such periodic evaluation.

  Revenue recognition

     Product revenues are recognized at the time a product is shipped or, if services such as installation and training are required to be performed, at the time such services are provided, with reserves established for the estimated future costs of parts-and-service warranties. Customer prepayments are deferred until product systems are shipped and the Company has no significant further obligations to the customer. Revenues from services not covered by product warranties are recognized at the time the services are rendered.

                         ALL COMMUNICATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Earnings per share


     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Accordingly, basic earnings per share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the period (4,910,000, 4,200,888 and 1,977,518 shares in 1998, 1997 and 1996 respectively).


     Diluted earnings per share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding, adjusted for net shares that would be issued upon exercise of stock options and warrants using the treasury stock method. Diluted loss per share has not been presented because the effects of the computation were anti-dilutive.

  Cash and cash equivalents

     The Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents.

  Concentration of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, and trade accounts receivable. The Company places its cash and cash equivalents primarily in commercial checking accounts and money market funds. Commercial bank balances may from time to time exceed federal insurance limits; money market funds are uninsured.


     The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses. Revenues generated from the Cendant agreement accounted for 12%, 15% and 26% of net revenues for the years ended December 31, 1998, 1997 and 1996, respectively. At December 31, 1998 and 1997, receivables from those sales represented approximately 6% and 15% of net accounts receivable, respectively.


     In 1998, the Company established customer relationships with Universal Health Services, Inc. for Lucent and Sony products. Universal Health Services accounted for 11% of net revenues for fiscal 1998.

  Depreciation and amortization

     Furniture, equipment and leasehold improvements are stated at cost. Furniture and equipment are depreciated over the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized over the shorter of either the asset's useful life or the related lease term. Depreciation is computed on the straight-line method for financial reporting purposes and on the modified accelerated cost recovery system (MACRS) for income tax purposes.

  Income taxes

     The Company uses the liability method to determine its income tax expense as required under Statement of Financial Accounting Standards No. 109 (SFAS
109). Under SFAS 109, deferred tax assets and liabilities are computed based on differences between the financial reporting and tax basis of assets and liabilities, principally certain accrued expenses and allowance for doubtful accounts, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax asset depends on the Company's ability to generate sufficient taxable income in the future.

                         ALL COMMUNICATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Long-lived assets

     In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed of", the Company records impairment losses on long-lived assets used in operations, including goodwill and intangible assets, when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

  Stock options

     Under SFAS No. 123, "Accounting for Stock-based Compensation", the Company must either recognize in its financial statements costs related to its employee stock-based compensation plans, such as stock option and stock purchase plans, using the fair value method, or make pro forma disclosures of such costs in a footnote to the financial statements. The Company has elected to continue to use the intrinsic value-based method of APB Opinion No. 25, as allowed under SFAS No. 123, to account for its employee stock-based compensation plans, and to include the required pro forma disclosures based on fair value accounting.

  Recently issued accounting pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for all derivative instruments. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The adoption of SFAS No. 133 is not expected to have an impact on the Company's financial position or results of operations.

NOTE 3--ADVANCES TO MAXBASE, INC

     In September 1997, the Company entered into an exclusive distribution agreement with Maxbase, Inc., the manufacturer of "MaxShare 2", a patented bandwidth-on-demand line sharing device. Advances to Maxbase represent advances against purchase orders for MaxShare 2 units. Purchases of MaxShare 2 product amounted to $520,350 and $50,400 for the years ended December 31, 1998 and 1997, respectively. The Company has identified performance problems with the MaxShare 2 product in certain applications, and believes that MaxBase, Inc. (MaxBase), the supplier of MaxShare 2, has a contractual obligation to correct any technical defects in the product. Pending resolution of this matter, the Company has ceased ordering product under its purchase commitment, and has also limited shipments to distribution partners. On July 16, 1998, MaxBase filed a Complaint against the Company and APC for breach of contract, among other claims. (See
Note 10)

                         ALL COMMUNICATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 4--FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Furniture, equipment and leasehold improvements consist of the following:

                                                                        DECEMBER 31,
                                                                 ---------------------------
                                                                   1997              1998
                                                                 ---------         ---------
Leasehold improvements........................................   $  69,216         $  85,028
Office furniture..............................................      96,196           119,683
Computer equipment and software...............................      86,310           186,244
Demonstration equipment.......................................     161,864           301,487
Loaner/Warranty equipment.....................................          --            39,656
Vehicles......................................................     140,991           199,834
                                                                 ---------         ---------
                                                                   554,577           931,932
Less: Accumulated depreciation................................    (116,087)         (320,414)
                                                                 ---------         ---------
                                                                 $ 438,490         $ 611,518
                                                                 ---------         ---------
                                                                 ---------         ---------


     Depreciation expense was $204,805, $82,752 and $30,120 for the years ended December 31, 1998, 1997 and 1996, respectively.


NOTE 5--ACCRUED EXPENSES

     Accrued expenses consist of the following:


                                                                         DECEMBER 31,
                                                                   -------------------------
                                                                     1997             1998
                                                                   --------         --------
Sales tax payable...............................................   $ 35,217         $ 92,098
Accrued warranty costs..........................................     67,749           75,000
Accrued installation costs......................................     36,466          300,764
Other...........................................................    184,460          376,180
                                                                   --------         --------
                                                                   $323,892         $844,042
                                                                   --------         --------
                                                                   --------         --------


NOTE 6--NOTES PAYABLE AND LONG-TERM DEBT

  Bank loan payable


     In 1997, the Company had a $600,000 working capital line of credit. In May 1997, the Company terminated the credit facility and repaid all outstanding loans upon completion of its initial public offering. In May 1998, the Company closed on a $5,000,000 working capital credit facility with an asset-based lender. Loan availability is based on 75% of eligible accounts receivable, as defined, and 50% of eligible finished goods inventory, with a cap of $1,200,000 on inventory financing. Outstanding borrowings bear interest at the lender's base rate plus 1% per annum (8.75% at December 31, 1998), payable monthly, and are collateralized by a lien on accounts receivable, inventories, and intangible assets. The credit facility will have an initial term of two years, with annual renewals thereafter subject to the lender's review. The credit facility contains certain financial covenants. At December 31, 1998 the Company was in violation of both the net worth and net loss covenants. On March 17, 1999 the Company received a waiver from the lender regarding these requirements as of December 31, 1998 and has established new covenants as of June 30, 1999. At December 31, 1998, the loan has been classified as non current in the accompanying balance sheet because, in the opinion of management, it is probable that the new covenants will be satisfied. At September 30, 1999, the loan has been classified as a current liability due to the maturity of the two-year credit agreement in May 2000.

                         ALL COMMUNICATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 6--NOTES PAYABLE AND LONG-TERM DEBT--(CONTINUED)
  12% Convertible Subordinated Notes Payable

     In December 1996, the Company realized net proceeds of $734,594 from a private placement of $750,000 principal amount of 12% Convertible Subordinated Notes (the "Bridge Notes"). The notes provided for interest at the rate of 12% per annum and became due and payable together with accrued interest, to the extent not converted, upon completion of the Company's IPO. The notes were convertible, at the holders' option, into an aggregate of 375,000 Bridge Units at the rate of one Unit per $2.00 of note principal.

     Each Bridge Unit consisted of one share of the Company's Common Stock and one warrant to purchase one share of Common Stock at a price of $4.25 per share. In May 1997, a total of $600,000 of Bridge Note principal was converted into 300,000 Bridge Note Units. The conversion feature on the remaining $150,000 Bridge Note was cancelled during the IPO registration process, and that note was subsequently repaid with interest. Costs incurred in connection with the Bridge Note private placement totaling $315,406 were charged to operations during fiscal 1997. This amount included an imputed value of $300,000, or $1.00 per Bridge Unit, assigned to the conversion feature of the Bridge Notes. The $75,000 imputed value relating to the cancelled conversion feature discussed above was charged to paid-in capital.

NOTE 7--STOCK OPTIONS

  Non-qualified options

     In March 1997, the Company issued to its president 750,000 five-year non-qualified options with an exercise price of $5.00 per share in conjunction with the amendment of his employment agreement. The Company issued a total of 179,000 and 232,500 additional options during 1998 and 1997 respectively, to various employees, directors, and advisors, with exercise prices ranging from $.50 to $4.00 per share.

  Stock Option Plan

     In December 1996, the Board of Directors adopted the Company's Stock Option Plan (the "Plan") and reserved up to 500,000 shares of Common Stock for issuance thereunder. In June 1998, the Company's shareholders approved an amendment to the Company's Stock Option Plan increasing the amount of shares available under the plan to 1,500,000. The Plan provides for the granting of options to officers, directors, employees and advisors of the Company. The exercise price of incentive stock options ("ISOs") issued to employees who are less than 10% stockholders shall not be less than the fair market value of the underlying shares on the date of grant or not less than 110% of the fair market value of the shares in the case of an employee who is a 10% stockholder. The exercise price of restricted stock options shall not be less than the par value of the shares to which the option relates. Options are not exercisable for a period of one year from the date of grant. Thereafter, options may be exercised as determined by the Board of Directors at the date of grant, with maximum terms of ten and five years, respectively, for ISO's issued to employees who are less than 10% stockholders and employees who are 10% stockholders. In addition, under the plan, no individual will be given the opportunity to exercise ISO's valued in excess of $100,000, in any calendar year, unless and to the extent the options have first become exercisable in the preceding year. The maximum number of shares with respect to which options may be granted to an individual during any twelve-month period is 100,000. The Plan will terminate in 2006.

                         ALL COMMUNICATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--STOCK OPTIONS--(CONTINUED)

     A summary of Plan and other options outstanding as of December 31, 1998, and changes during 1996, 1997 and 1998 are presented below:



                                                                                     RANGE OF
                                                                        FIXED        EXERCISE
                                                                       OPTIONS        PRICES
                                                                      ----------    ----------
Options outstanding, January 1, 1996...............................    1,285,000    $      .03
Forfeited..........................................................      (35,000)          .03
Exercised..........................................................   (1,250,000)          .03
                                                                      ----------    ----------
Options outstanding, January 1, 1997...............................           --            --
Granted............................................................    1,250,000    $.875-5.00
                                                                      ----------    ----------
Options outstanding, December 31, 1997.............................    1,250,000    $.875-5.00
Granted............................................................      396,500      .50-4.00
                                                                      ----------    ----------
Options outstanding, December 31, 1998.............................    1,646,500      .50-5.00
                                                                      ----------    ----------
                                                                      ----------    ----------
Shares of common stock available for future
  grant under the plan.............................................    1,015,000
                                                                      ----------
                                                                      ----------


     Additional information as of December 31, 1998 with respect to all outstanding options is as follows:

                             OPTIONS OUTSTANDING
                 --------------------------------------------       OPTIONS EXERCISABLE
                                  WEIGHTED                        ------------------------
                                  AVERAGE            WEIGHTED                     WEIGHTED
                                 REMAINING           AVERAGE                      AVERAGE
  RANGE OF         NUMBER        CONTRACTUAL         EXERCISE       NUMBER        EXERCISE
    PRICE        OUTSTANDING     LIFE (IN YEARS)      PRICE       EXERCISABLE      PRICE
-------------    -----------     ---------------     --------     -----------     --------
$       $5.00       750,000            3.25           $ 5.00         750,000       $ 5.00
$ 3.85--$4.00        50,974            3.61             3.92          25,974         3.85
$ 2.50--$4.00       424,026            3.58             3.44         281,026         3.50
$1.063--$1.50       266,500            4.40             1.14           4,000         1.09
$  .50--$.875       155,000            4.08              .74         155,000          .74
                  ---------           -----           ------       ---------       ------
                  1,646,500            3.61           $ 3.54       1,216,000       $ 4.07
                  ---------           -----           ------       ---------       ------
                  ---------           -----           ------       ---------       ------

     The Company has elected to use the intrinsic value-based method of APB Opinion No. 25 to account for all of its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized in the accompanying financial statements for stock options issued to employees because the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option. The weighted-average grant date fair value of options granted during 1998 and 1997 under the Black-Scholes option pricing model was $.37 and $2.51 per option, respectively.

     The Company has adopted the pro forma disclosure provisions of SFAS No.
123. Had compensation cost for all of the Company's stock-based compensation grants been determined in a manner consistent with

                         ALL COMMUNICATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--STOCK OPTIONS--(CONTINUED)
the fair value approach described in SFAS No. 123, the Company's net loss and net loss per share as reported would have been increased to the pro forma amounts indicated below:


                                                        YEARS ENDED DECEMBER 31,
                                       -----------------------------------------------------------
                                           1996                  1997                1998
                                       -----------------    -----------------    -----------------
Net income (loss):
As reported.........................        $51,603            $  (892,325)          $(777,341)
Adjusted pro forma..................         51,507             (3,819,968)           (884,675)

Net income (loss) per share:
As reported.........................        $   .03                   (.21)               (.16)
Adjusted pro forma..................        $   .03                   (.89)               (.18)



     Compensation expense recognized in the Company's Statement of Operations totaled $11,332, $16,541 and -0- in 1998, 1997 and 1996, respectively. The fair value of each option granted in 1998 and 1997 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:


                                                              1997           1998
                                                              ----           ----
Risk free interest rates...................................   6.14%          5.56%
Expected option lives......................................   4.76 years     3.46 years
Expected volatilities......................................   46.5%          46.5%
Expected dividend yields...................................   None           None

NOTE 8--STOCKHOLDERS' EQUITY

  Initial Public Offering

     In May 1997, the Company completed a public offering of 805,000 Units for $7.00 per Unit. Each Unit consisted of two shares of Common Stock and two Redeemable Class A Warrants. The Warrants are exercisable for four years commencing one year from the effective date of the offering, at a price of $4.25 per share. The Company may redeem the Warrants at a price of $.10 per warrant, commencing eighteen months from the effective date of the offering and continuing for a four-year period, provided the price of the Company's Common Stock is $10.63 for at least 20 consecutive trading days prior to issuing a notice of redemption.

     The Company also issued to the underwriter of the public offering, for nominal consideration, an option to purchase up to 70,000 Units. The Option is exercisable for a four-year period commencing one year from the effective date of the offering, at a per Unit exercise price of $8.40 per Unit. The Units are similar to those offered to the public. The Company received proceeds from the offering of approximately $4,540,000, net of related costs of registration.

  Preferred Stock

     On December 6, 1996, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation to authorize the issuance of up to 1,000,000 shares of Preferred Stock. The rights and privileges of the Preferred Stock have not yet been designated.

                         ALL COMMUNICATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9--INCOME TAXES

     The income tax provision (benefit) consists of the following:


                                                                       YEARS ENDED
                                                                      DECEMBER 31,
                                                            ---------------------------------
                                                              1996        1997        1998
                                                            --------    --------    ---------
Current:
  Federal................................................   $ 39,320    $(46,905)   $      --
  State..................................................     14,219         180        2,900
                                                            --------    --------    ---------
Total current............................................     53,539     (46,725)       2,900
                                                            --------    --------    ---------
Total Deferred:
  Federal................................................    (13,589)    (97,724)    (252,791)
  State..................................................     (1,344)    (49,152)     (73,582)
  Valuation allowance....................................         --     141,197      326,373
                                                            --------    --------    ---------
Total deferred...........................................    (14,933)     (5,679)          --
                                                            --------    --------    ---------
Provision for income taxes (benefit).....................   $ 38,606    $(52,404)   $   2,900
                                                            --------    --------    ---------
                                                            --------    --------    ---------


     The current portion of the 1997 federal income tax benefit reflects refundable taxes from the carryback of net operating losses. The Company's effective tax rate differs from the statutory federal tax rate as shown in the following table:


                                                                       YEARS ENDED
                                                                      DECEMBER 31,
                                                            ---------------------------------
                                                             1996        1997         1998
                                                            -------    ---------    ---------
Computed "expected" tax benefit..........................   $18,944    $(321,208)   $(263,310)
State tax benefit, net of federal benefit................     7,495      (32,298)     (41,557)
Non-deductible items.....................................     8,032      102,000           --
Valuation allowance......................................        --      141,197      326,373
Other....................................................     4,135       57,905      (18,606)
                                                            -------    ---------    ---------
                                                            $38,606    $ (52,404)   $   2,900
                                                            -------    ---------    ---------
                                                            -------    ---------    ---------


     The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of 1998 and 1997 are presented below:


                                                                                                YEARS ENDED
                                                                                                DECEMBER 31,
                                                                                           ----------------------
                                                                                             1997         1998
                                                                                           ---------    ---------
Deferred tax assets:
  Reserves and allowances...............................................................   $  51,300    $ 126,640
  Tax benefit of net operating loss carryforwards.......................................     107,618      349,211
  Other.................................................................................       6,615       12,073
                                                                                           ---------    ---------
  Total deferred tax assets.............................................................     165,533      487,924
Deferred tax liabilities:
  Depreciation..........................................................................      24,336       20,354
                                                                                           ---------    ---------
Total deferred tax liabilities..........................................................      24,336       20,354
                                                                                           ---------    ---------
Subtotal................................................................................     141,197      467,570
Valuation allowance.....................................................................    (141,197)    (467,570)
                                                                                           ---------    ---------
Net deferred tax liabilities............................................................   $      --    $      --
                                                                                           ---------    ---------
                                                                                           ---------    ---------

                         ALL COMMUNICATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9--INCOME TAXES--(CONTINUED)
     Based on its review of available evidence, management has established a valuation allowance to offset the benefits of the Company's net deferred tax assets because their realization is uncertain.

     The Company and APC file federal returns on a consolidated basis and separate state tax returns. At December 31, 1998 the Company had net operating loss carryforwards of $829,007 and $1,036,888, for federal and state income tax purposes, respectively. These net operating loss carryforwards are available to offset future taxable income, if any through 2013.

NOTE 10--COMMITMENTS AND CONTINGENCIES

  Employment Agreements

     The Company's board of directors has approved employment agreements for three of its officers, effective January 1, 1997. The agreement with the Company's president, as amended in March 1997, has a six-year term and provides for an annual salary of $133,000 in the first year, increasing to $170,000 and $205,000 in the second and third years, respectively. In years four, five, and six the president's base salary will be $205,000, but can be increased at the discretion of the board of director's compensation committee. Under the agreement, the Company will secure and pay the premiums on a $1,000,000 life insurance policy payable to the president's designated beneficiary or his estate. The agreement further provides for medical benefits, the use of an automobile, and grants of 750,000 non-qualified stock options, as well as 25,974 incentive stock options and 74,026 non-qualified stock options issuable under the Company's Stock Option Plan.

     The other two agreements each have a three-year term and provide for annual salaries of $104,000 in the first year increasing by $10,000 each year thereafter. The agreements further provide for an incentive bonus equal to 1/2 of 1% of net sales payable twice yearly to both officers. Each employee is also entitled to a monthly automobile allowance. Effective January 11, 1999, both of these employment agreements were amended. In consideration for extending the term of the agreements for an additional year, through December 31, 2000, the Company granted additional options outside of the Company's stock option plan to purchase up to 300,000 shares each of Common Stock. The options vest over a twenty-three month period. Each agreement may be terminated by the employee without cause upon written notice to the Company.

  Operating Leases

     In March 1997, the Company entered into a five-year non-cancelable lease for the use of office and warehouse space in Hillside, New Jersey. The lease provides for annual base rent of $87,040 plus a proportionate share of operating expenses, and includes a five-year renewal option. The facility is owned by an entity in which a member of the Company's board of directors is a part owner. The Company believes that the lease reflects a fair rental value for the property. Also in 1997, the Company signed a five-year lease for a Connecticut sales office. Base rent under this lease is $20,020 per year.

     In April 1998, the Company entered into a five-year non-cancelable lease for the use of office space in New York City. The lease provides for annual base rent of $47,500 plus a proportionate share of operating expenses. Also in 1998, the company signed a one-year lease for a Virginia sales office. Base rent under this lease is $800 per month and continues monthly after expiration of the initial term. Future minimum rental commitments under all non-cancelable leases are as follows:

YEAR ENDING
DECEMBER 31,
------------------------------------------------------------------------
  1999..................................................................  $  162,560
  2000..................................................................     154,560
  2001..................................................................     154,560
  2002..................................................................     109,372
  2003..................................................................      15,833
                                                                          ----------
                                                                          $  596,885
                                                                          ----------
                                                                          ----------

                         ALL COMMUNICATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 10--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     Total rent expense for the years ended December 31, 1998, 1997 and 1996 was $284,630, $148,768 and $73,957, respectively.


  Capital Lease Obligations

     The Company leases certain vehicles under non-cancelable lease agreements. These leases are accounted for as capital leases. As of December 31, 1998, vehicle costs under the capital lease arrangements aggregated $58,844. Accumulated depreciation and depreciation expenses related to this equipment totaled $7,846 as of and for the year ended December 31, 1998. Future minimum lease payments under capital lease obligations at December 31, 1998 are as follows:

1999.....................................................................  $  21,528
2000.....................................................................     21,528
2001.....................................................................      5,382
                                                                           ---------
Total minimum payments...................................................     48,438
Less amount representing interest........................................     (7,852)
                                                                           ---------
Total principal..........................................................     40,586
Less portion due within one year.........................................    (17,365)
                                                                           ---------
Long-term portion........................................................  $  23,221
                                                                           ---------
                                                                           ---------

  Legal Matters

     On July 16, 1998, MaxBase, a vendor, filed a Complaint against the Company and APC alleging that the Company breached its agreement with MaxBase Inc., for Maxshare 2 units by failing to meet the required minimum purchase obligations thereunder. The Complaint further alleges misrepresentation and unfair trade practices. The Complaint also seeks to enjoin the Company from enforcing any rights the Company has under the agreement. Maxbase claims damages of $508,200 in lost profits for units not purchased and $945,300 in lost profits for units sold to the Company below market price, as well as unspecified punitive and treble damages. In 1999, the plaintiff added claims for defamation and tortious interference. A trial is expected to occur in late 1999. The Company believes the claims by MaxBase are without merit and intends to fully defend the suit and assert its rights under the agreement. The Company has filed a counterclaim for alleged defects in the Maxshare 2 units.

     The Company is the subject of a civil action filed by the landlord of its former headquarters. The landlord alleges that the Company defaulted on and breached its lease by vacating the premises during the lease term, and seeks compensatory damages of $233,720 and recovery of legal costs. The Company believes it has meritorious defenses to the claims and has asserted counterclaims against the plaintiff. A trial is expected to occur in May 1999. In the opinion of management the ultimate outcome of the lawsuit is not expected to have a material impact on the Company's financial condition or results of operations.

NOTE 11--FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments reported in the Company's balance sheet consist of cash, accounts receivable and accounts payable, all of which approximate fair value at December 31, 1998. The fair value of the financial instruments disclosed therein are not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

                         ALL COMMUNICATIONS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12--NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS





Basis of Presentation



     The accompanying financial statements of All Communications Corporation ("the Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with
Item 310(b) of Regulation SB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the financial statements and footnotes thereto included in the Company's Annual Report for the fiscal year ended December 31, 1998 as filed with the Securities and Exchange Commission.


     The consolidated financial statements include the accounts of the Company and AllComm Products Corp. ("APC"), a wholly owned subsidiary. All material intercompany balances and transactions have been eliminated in consolidation.




Income (Loss) per Share


     Basic net income (loss) per share is calculated by dividing net income
(loss) by the weighted average number of common shares outstanding during the period.


     Diluted net income per share is calculated by dividing net income by the weighted average number of common shares outstanding plus the weighted-average number of net shares that would be issued upon exercise of stock options and warrants using the treasury stock method. Incremental shares included in the diluted computation were 861,478 shares for the nine months ended September 30, 1999.



Legal Matters


     On May 20, 1999 the Company settled the lawsuit with its former landlord. Under the terms of the settlement, the Company will pay a total of $120,000. The first payment was made on May 21, 1999 in the amount of $50,000, the second payment of $35,000 was made on September 1, 1999, and the final payment of $35,000 is due on January 1, 2000. The Company has established an adequate reserve for the settlement, and accordingly there will be no further impact on operations as the installments are paid.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To View Tech, Inc.:



     We have audited the accompanying consolidated balance sheets of View Tech, Inc. and subsidiaries as of December 31, 1998 and 1997, and related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of View Tech, Inc. as of December 31, 1998 and 1997, and the consolidated results of its operations and its consolidated cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                          /s/ ARTHUR ANDERSEN LLP



Boston, Massachusetts
January 21, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors
and Stockholders of
VIEW TECH, INC.:



     We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows for the year ended June 30, 1996 and the six months ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.



     The consolidated statements of operations, stockholders' equity and cash flows for the year ended June 30, 1996 have been restated to reflect the pooling of interests as described in notes 1 and 3 of the consolidated financial statements.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated statements of operations, stockholders' equity and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated statements of operations, stockholders' equity and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated statements of operations, stockholders' equity and cash flows. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the consolidated statements of operations, stockholders' equity and cash flows referred to in the first paragraph present fairly, in all material respects, the results of operations and cash flows of View Tech, Inc. for the six months ended December 31, 1996 and for the year ended June 30, 1996, in conformity with generally accepted accounting principles.



                                          /s/ CARPENTER KUHEN & SPRAYBERRY



Oxnard, California
March 13, 1997

                                VIEW TECH, INC.
                          CONSOLIDATED BALANCE SHEETS



                                                                             DECEMBER 31,
                                                                     ----------------------------    SEPTEMBER 30,
                                                                         1997            1998            1999
                                                                     ------------    ------------    -------------
                                                                                                      (UNAUDITED)
                              ASSETS
Current Assets:
  Cash............................................................   $  1,028,424    $    302,279    $      25,060
  Accounts receivable, net of reserves of $80,000, $219,000 and
     $255,000, respectively.......................................      9,068,048      10,594,863        9,002,686
  Inventory.......................................................      2,104,123       4,223,390        4,149,129
  Other current assets............................................        272,650         509,797        1,265,711
  Net assets of discontinued operations...........................      5,361,527       4,455,351        4,052,493
                                                                     ------------    ------------    -------------
     Total Current Assets.........................................     17,834,772      20,085,680       18,495,079
  Property and Equipment, net.....................................      1,610,152       1,948,662        2,318,167
  Goodwill, net...................................................      1,520,685              --               --
  Other Assets....................................................        619,627         588,227          879,563
                                                                     ------------    ------------    -------------
                                                                     $ 21,585,236    $ 22,622,569    $  21,692,809
                                                                     ------------    ------------    -------------
                                                                     ------------    ------------    -------------

               LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable................................................   $  5,669,344    $  6,644,930    $   6,393,334
  Current portion of long-term debt...............................        349,690         130,794        4,394,387
  Accrued payroll and related costs...............................      1,015,346         956,982        1,542,093
  Deferred revenue................................................      1,087,161       1,940,579        2,973,287
  Accrued restructuring costs.....................................             --       1,026,496          179,106
  Other current liabilities.......................................        320,088         454,974          710,277
                                                                     ------------    ------------    -------------
  Total Current Liabilities.......................................      8,441,629      11,154,755       16,192,484
                                                                     ------------    ------------    -------------
Long-Term Debt....................................................      4,866,775       4,397,299           99,909
                                                                     ------------    ------------    -------------

COMMITMENTS AND CONTINGENCIES

Stockholders' Equity:
  Preferred stock, par value $.0001, authorized 5,000,000 shares,
     none issued or outstanding...................................             --              --               --
  Common stock, par value $0.0001, authorized 20,000,000 shares, issued and outstanding, 6,589,571, 7,722,277 and 7,897,885 shares at December 31, 1997 and 1998 and September 30, 1999,
     respectively.................................................            659             772              789
  Additional paid-in capital......................................     13,653,624      15,261,591       15,472,726
  Accumulated deficit.............................................     (5,377,451)     (8,191,848)     (10,073,099)
                                                                     ------------    ------------    -------------
  Total Stockholder's Equity......................................      8,276,832       7,070,515        5,400,416
                                                                     ------------    ------------    -------------
     Total Liabilities and Stockholders' Equity...................   $ 21,585,236    $ 22,622,569    $  21,692,809
                                                                     ------------    ------------    -------------
                                                                     ------------    ------------    -------------



  The accompanying notes are an integral part of these consolidated financial statements.

                                VIEW TECH, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                            YEARS ENDED                     NINE MONTHS ENDED
                                                           DECEMBER 31,                       SEPTEMBER 30,
                                              ---------------------------------------   -------------------------
                                                 1996          1997          1998          1998          1999
                                              -----------   -----------   -----------   -----------   -----------
                                              (UNAUDITED)                               (UNAUDITED)
Revenue:
  Product sales and service revenues........  $19,287,000   $31,014,000   $37,242,078   $27,394,078   $26,632,573
                                              -----------   -----------   -----------   -----------   -----------
Costs and Expenses:
  Cost of goods sold........................   14,071,000    20,604,000    24,454,620    17,983,620    16,912,981
  Sales and marketing expenses..............    4,384,000     6,346,000     7,830,654     5,645,654     6,985,460
  General and administrative expenses.......    2,248,000     5,635,000     5,728,263     4,363,263     4,028,162
  Restructuring and other costs.............           --            --     3,303,998     3,303,998            --
  Merger costs..............................    2,563,573            --            --            --            --
                                              -----------   -----------   -----------   -----------   -----------
                                               23,266,573    32,585,000    41,317,535    31,296,535    27,926,603
                                              -----------   -----------   -----------   -----------   -----------

Loss from Operations........................   (3,979,573)   (1,571,000)   (4,075,457)   (3,902,457)   (1,294,030)

Interest Expense............................           --      (338,000)     (246,000)     (187,000)     (184,363)
                                              -----------   -----------   -----------   -----------   -----------

Income (Loss) Before Income Taxes...........   (3,979,573)   (1,909,000)   (4,321,457)   (4,089,457)   (1,478,393)

Benefit (Provision) for Income Taxes........      217,207        (4,512)       (4,233)       (3,900)           --
                                              -----------   -----------   -----------   -----------   -----------

Loss from Continuing Operations.............   (3,762,366)   (1,913,512)   (4,325,690)   (4,093,357)   (1,478,393)
Discontinued Operations.....................      775,015     2,052,139     1,511,293       566,347      (402,858)
                                              -----------   -----------   -----------   -----------   -----------
Net Income (Loss)...........................  $(2,987,351)  $   138,627   $(2,814,397)  $(3,527,010)  $(1,881,251)
                                              -----------   -----------   -----------   -----------   -----------
                                              -----------   -----------   -----------   -----------   -----------
Loss from Continuing Operations per Share:
  Basic.....................................  $      (.72)  $      (.30)  $      (.63)  $      (.61)  $      (.19)
                                              -----------   -----------   -----------   -----------   -----------
                                              -----------   -----------   -----------   -----------   -----------
  Diluted...................................  $      (.72)  $      (.30)  $      (.63)  $      (.61)  $      (.19)
                                              -----------   -----------   -----------   -----------   -----------
                                              -----------   -----------   -----------   -----------   -----------
Income (Loss) from Discontinued Operations
  per Share:
  Basic.....................................  $       .15   $       .32   $       .22   $       .09   $      (.05)
                                              -----------   -----------   -----------   -----------   -----------
                                              -----------   -----------   -----------   -----------   -----------
  Diluted...................................  $       .15   $       .30   $       .22   $       .09   $      (.05)
                                              -----------   -----------   -----------   -----------   -----------
                                              -----------   -----------   -----------   -----------   -----------
Net Income (Loss) per Share
  Basic.....................................  $      (.57)  $       .02   $      (.41)  $      (.52)  $      (.24)
                                              -----------   -----------   -----------   -----------   -----------
                                              -----------   -----------   -----------   -----------   -----------
  Diluted...................................  $      (.57)  $       .02   $      (.41)  $      (.52)  $      (.24)
                                              -----------   -----------   -----------   -----------   -----------
                                              -----------   -----------   -----------   -----------   -----------

Shares Used In Computing Income (Loss) per
  Share:
  Basic.....................................    5,262,238     6,371,651     6,888,104     6,746,100     7,827,311
                                              -----------   -----------   -----------   -----------   -----------
                                              -----------   -----------   -----------   -----------   -----------
  Diluted...................................    5,262,238     6,793,521     6,888,104     7,003,024     7,827,311
                                              -----------   -----------   -----------   -----------   -----------
                                              -----------   -----------   -----------   -----------   -----------



  The accompanying notes are an integral part of these consolidated financial statements.

                                VIEW TECH, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                   COMMON STOCK       ADDITIONAL                      TOTAL
                                               --------------------     PAID-IN     ACCUMULATED    STOCKHOLDERS'
                                                SHARES      AMOUNT      CAPITAL       DEFICIT         EQUITY
                                               ---------   --------   -----------   ------------   -------------

Balance, June 30, 1995.......................  3,069,976   $ 30,699   $ 6,295,282   $ (2,922,916)   $ 3,403,065

  Shares issued under stock option plan......     34,200        342        11,170             --         11,512
  Issuance of common stock...................  2,008,447     20,084       406,246             --        426,330
  Additional costs of initial public offering
     of common stock.........................         --         --       (43,430)            --        (43,430)
  Net income.................................         --         --            --        424,056        424,056
                                               ---------   --------   -----------   ------------    -----------
Balance, June 30, 1996.......................  5,112,623     51,125     6,669,268     (2,498,860)     4,221,533

  Change in par value of common stock to
     $0.0001.................................         --    (50,613)       50,613             --             --
  Issuance of common stock...................    533,138         53     3,100,519             --      3,100,572
  Shares issued under stock option plan......     21,053          2       113,836             --        113,838
  Net loss...................................         --         --            --     (3,017,218)    (3,017,218)
                                               ---------   --------   -----------   ------------    -----------
Balance, December 31, 1996...................  5,666,814        567     9,934,236     (5,516,078)     4,418,725

  Issuance of common stock...................    736,662         74     3,172,333             --      3,172,407
  Shares issued under stock option plan......    113,648         11        59,914             --         56,925
  Shares issued in connection with exercise
     of warrants.............................     72,447          7       364,853             --        364,860
  Issuance of warrants in connection with new
     banking relationship....................         --         --       125,288             --        125,288
  Net income.................................         --         --            --        138,627        138,627
                                               ---------   --------   -----------   ------------    -----------
Balance, December 31, 1997...................  6,589,571        659    13,653,624     (5,377,451)     8,276,832

  Issuance of common stock...................    985,872         98     1,554,973             --      1,555,071
  Shares issued under stock option plan......    146,584         15        51,744             --         51,759
  Shares issued in connection with exercise
     of warrants.............................        250         --         1,250             --          1,250
  Net loss...................................         --         --            --     (2,814,397)    (2,814,397)
                                               ---------   --------   -----------   ------------    -----------
Balance, December 31, 1998...................  7,722,277   $    772   $15,261,591   $ (8,191,848)   $ 7,070,515

  Shares issued under stock option plan......    175,608         17       211,135             --        211,152
  Net loss...................................         --         --            --     (1,881,251)    (1,881,251)
                                               ---------   --------   -----------   ------------    -----------
Balance, September 30, 1999..................  7,897,885   $    789   $15,472,726   $(10,073,099)   $ 5,400,416
                                               ---------   --------   -----------   ------------    -----------
                                               ---------   --------   -----------   ------------    -----------



  The accompanying notes are an integral part of these consolidated financial statements.

                                VIEW TECH, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                           YEARS ENDED                         NINE MONTHS ENDED
                                                          DECEMBER 31,                           SEPTEMBER 30,
                                           -------------------------------------------    ---------------------------
                                               1996           1997            1998            1998           1999
                                           ------------    -----------    ------------    ------------    -----------
                                           (UNAUDITED)                                    (UNAUDITED)
Cash Flows from Operating Activities:
  Net income (loss).....................   $ (2,987,351)   $   138,627    $ (2,814,397)   $ (3,527,010)   $(1,881,251)
  Adjustments to reconcile net income
    (loss) to net cash used in operating
    activities:
    Depreciation and amortization.......        191,199        472,245         559,528         377,646        462,124
    Non-cash merger expenses............        340,689             --       1,491,392       1,491,392             --
    Reserve on note receivable..........        265,000             --              --              --             --
  Changes in assets and liabilities net
    of effects of acquisitions:
    Accounts receivable, net............     (2,364,145)    (3,166,762)     (1,526,815)     (1,717,503)     1,592,177
    Inventory...........................       (838,447)      (333,373)     (2,119,267)     (1,821,963)        74,261
    Other assets........................       (134,513)       (77,695)       (205,747)       (177,939)    (1,047,250)
    Accounts payable....................      3,385,148        302,449         975,586       1,523,834       (251,596)
    Accrued merger costs................        819,806     (1,160,495)             --              --             --
    Accrued restructuring charges.......             --             --       1,026,496       1,474,120       (847,390)
    Accrued payroll and related costs...             --      1,015,346         (58,364)       (274,582)       585,111
    Deferred revenue....................             --      1,087,161         853,418         975,257      1,032,708
    Other accrued liabilities...........        601,578       (530,367)        134,886         (70,200)       255,303
                                           ------------    -----------    ------------    ------------    -----------
    Net cash used in operating
       activities.......................       (721,036)    (2,252,865)     (1,683,599)     (1,746,948)       (25,803)
                                           ------------    -----------    ------------    ------------    -----------
    Net cash provided by discontinued
       operations.......................     (1,786,538)    (4,630,229)        906,176    $     97,472    $   402,858
                                           ------------    -----------    ------------    ------------    -----------
Cash Flows from Investing Activities:
  Purchase of property and equipment....       (629,967)      (856,063)       (868,430)       (471,044)      (831,629)
  Issuance of notes receivable..........       (265,000)            --              --              --             --
                                           ------------    -----------    ------------    ------------    -----------
  Net cash used in investing
    activities..........................       (894,967)      (856,063)       (868,430)       (471,044)      (831,629)
                                           ------------    -----------    ------------    ------------    -----------
Cash Flows from Financing Activities:
  Net borrowings (payment) under lines
    of credit...........................        202,376         63,200        (218,896)      1,082,106         48,056
  Issuance of debt......................         21,313      4,622,061              --              --             --
  Repayments of capital lease and other
    debt obligations....................             --             --        (469,476)        (73,198)       (81,853)
  Issuance of common stock, net.........      1,591,930      3,719,480       1,608,080         407,580        211,152
                                           ------------    -----------    ------------    ------------    -----------
    Net cash provided by financing
       activities:......................      1,815,619      8,404,741         919,708       1,416,488        177,355
                                           ------------    -----------    ------------    ------------    -----------
Net Increase (Decrease) in cash.........     (1,586,922)       665,585        (726,145)       (704,032)      (277,219)
Cash, beginning of period...............      1,949,761        362,839       1,028,424       1,028,424        302,279
                                           ------------    -----------    ------------    ------------    -----------
Cash, end of period.....................   $    362,839    $ 1,028,424    $    302,279    $    324,392    $    25,060
                                           ------------    -----------    ------------    ------------    -----------
                                           ------------    -----------    ------------    ------------    -----------
Supplemental Disclosures:
  Operating activities reflect:
    Interest Paid.......................   $    387,758    $   352,808    $    478,102    $    457,001    $   363,486
                                           ------------    -----------    ------------    ------------    -----------
                                           ------------    -----------    ------------    ------------    -----------
    Income Taxes paid...................   $    219,452    $     7,640    $    105,471    $     96,175    $    53,286
                                           ------------    -----------    ------------    ------------    -----------
                                           ------------    -----------    ------------    ------------    -----------



  The accompanying notes are an integral part of these consolidated financial statements.

                                VIEW TECH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1--THE BUSINESS



     View Tech, Inc. (the "Company"), markets and installs video communications systems and provides continuing services related to installed systems to customers in select states throughout the United States. As a result of the merger of the Company with USTeleCenters, Inc. ("USTeleCenters") in November 1996, the Company designs, sells, and supports telecommunication systems solutions for small and medium-sized businesses throughout the United States and also sells telecommunication services on behalf of certain Regional Bell Operating Companies ("RBOCs").



     This business combination with USTeleCenters was accounted for as a pooling of interests. Accordingly, the Company's consolidated financial statements have been restated for all periods prior to the business combination to include the results of operations, financial position, and cash flows of USTeleCenters.



NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     Principles of Consolidation. The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated.



     Change in Year End. During the six months ended December 31, 1996, the Company changed its year end from June 30 to December 31. The unaudited financial information for the year ended December 31, 1996 is presented for comparative purposes and includes all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation.



     Revenue Recognition. The Company sells both products and services. Product revenue consists of revenue from the sale of video communications and telephone equipment and is recognized at the time of shipment. Service revenue is derived from services rendered in connection with the sale of new systems and from services rendered with respect to previously installed systems. Services rendered in connection with the sale of new systems consist of engineering services related to system integration, installation, technical training, user training, and one-year parts-and-service warranty. The majority of these services are rendered at or prior to installation, and all of the revenue is recognized when services are rendered. Revenue related to extended warranty contracts is deferred and recognized over the life of the extended warranty period.



     The Company has agency agreements with various local exchange carriers and telecommunications companies whereby the Company receives commissions on work referred to these entities. The agreements are subject to annual renewals. The Company generally recognizes revenue when the installation or service is ordered from the local exchange carrier or telecommunication company and a reserve is recorded for cancellations. Certain of the entities have the right to credit or charge back future commission payments on orders canceled within a 6 to 10 month period from the date of order. The Company is not aware of any possible refunds or charge-backs that these entities might be seeking, which have not been reserved at December 31, 1998.



     In addition, under its agreement with Bell Atlantic, the Company receives commissions on management contracts. The Company recognizes these revenues at the time the service is rendered.



     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.



     Per Share Data. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Earnings per share -- diluted is computed by dividing net income
(loss) by the weighted average number of shares of common stock outstanding and the effect of potentially dilutive shares.

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


     Cash and Cash Equivalents. The Company considers all highly liquid investments with a maturity not exceeding three months at the date of purchase to be cash equivalents.



     Inventories. Inventories are accounted for on the basis of the lower of cost or market. Cost is determined on a FIFO (first-in, first-out) basis. Included in inventory is demonstration equipment held for resale in the ordinary course of business. The Company generally sells its video demonstration equipment after the six month holding period required by its primary equipment supplier.



     Property and Equipment. Property and equipment are recorded at cost and include improvements that significantly add to utility or extend useful lives. Depreciation of property and equipment is provided using the straight-line and accelerated methods over estimated useful lives ranging from one to ten years. Expenditures for maintenance and repairs are charged to expense as incurred.



     Intangibles. Cost in excess of the fair value of net assets of purchased businesses (goodwill) is amortized using the straight line method over 15 years, its estimated useful life.



     The Company assesses the realizability of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed of. SFAS No. 121 requires, among other things, that an entity review its long-lived assets including intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. During 1998, the Company recorded charges of approximately $1,465,000 relating to the impairment of goodwill which is included in the operating non-recurring charge in the consolidated statements of operations.



     Income Taxes. The Company accounts for income taxes using SFAS No. 109, Accounting for Income Taxes, which requires a liability approach to financial accounting and reporting for income taxes.



     Deferred taxes are recognized for timing differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.



     Concentration of Risk. Items that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable, cash and investments, and the dependence on a major equipment vendor.



     Accounts receivable subject the Company to potential credit risk with customers in the telecommunications industry. The Company performs on-going credit evaluations of its customers' financial condition but does not require collateral. The company maintains its accounts with highly rated financial institutions.



     Approximately 31% of the Company's revenues are attributable to the sale of equipment manufactured by PictureTel and approximately 31% of revenues are attributable to the sale of network products and services provided by Bell Atlantic and GTE. Termination or change of the Company's business relationship with PictureTel, Bell Atlantic and/or GTE, disruption in supply, failure of these suppliers to remain competitive in quality, function or price, or a determination by such suppliers to reduce reliance on independent distributors such as the Company could have a materially adverse effect on the Company.



     Discontinued Operations. On Monday, January 3, 2000, View Tech, Inc. announced that it had entered into a definitive agreement to sell its network services division (US Telecenters, Inc. and Vermont Network Services Corporation) to VSI Network Solutions, Inc. The balance sheets, statements of operations, and statements of cash flows have been restated to show the net effect of the discontinuance of the network business. The footnotes that follow have not been restated and present the details of the various financial statement line items on a continuing operations basis.

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


     Reclassifications. Certain prior year balances have been reclassified in order to conform to the current year presentation.



     Unaudited Financial Information. The financial information as of September 30, 1999, and for the nine months ended September 30, 1999 and 1998 and for the year ended December 31, 1996 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such periods. The interim results are not necessarily indicative of results for the year.



NOTE 3--BUSINESS COMBINATION



     On November 29, 1996, the Company acquired USTeleCenters, which is an authorized sales agent for several of the RBOCs. The transaction was accounted for as a pooling of interests in which USTeleCenters' shareholders exchanged all of their outstanding shares and options for View Tech common stock and options, respectively. USTeleCenters' shareholders and optionholders (upon exercise of their options) received 2,240,976 shares of View Tech common stock and options to purchase 184,003 shares of View Tech common stock. The value of the transaction was approximately $16.5 million. In connection with the acquisition, the Company issued 24,550 shares in January, 1997 to certain investment bankers.



NOTE 4--ACQUISITIONS



  Vermont Telecommunications Network Services, Inc.



     On November 13, 1997, the Company, through its wholly-owned subsidiary, acquired the net assets of Vermont Telecommunications Network Services, Inc. ("VTNSI") a Vermont corporation. Pursuant to the terms of the Asset Purchase Agreement, the Company acquired ownership of the assets and assumed certain liabilities of VTNSI, effective November 1, 1997. The aggregate purchase price for the net assets of VTNSI consisted of (i) $2,000,000 cash paid at the closing, (ii) a promissory note in the original amount of $250,000, bearing interest at the rate of 8% per annum subsequently paid in full on November 21, 1998, (iii) a contingent note in the original amount of $250,000, bearing interest at the rate of 8% per annum and payable in full on November 21, 1999, and (iv) $400,000 paid by the issuance of 62,112 shares of the Company's common stock. The contingent note in the amount of $250,000 is due only if Network Services, Inc. ("NSI"), the surviving company following the acquisition of VTNSI, achieves EBIT, as defined, equal to or greater than $700,000 for the year ended December 31, 1998. In addition, View Tech is required to pay an additional amount equal to 40% of NSI's EBIT, as defined, in excess of $900,000 per calendar year commencing January 1, 1998 and ending December 31, 2000. At present, the calculation of NSI'S EBIT for the year ended December 31, 1998, has not been conclusively determined under the Agreement. The cash portion of the purchase price of $2,000,000 was paid utilizing the Company's bank line of credit. The excess of the acquisition price over the net assets acquired of approximately $2,708,000 was accounted for as goodwill and is being amortized over 15 years. VTNSI, based in Burlington, Vermont, was an authorized agent selling Bell Atlantic services in Vermont, New Hampshire, upstate New York and western Massachusetts. The acquisition has been accounted for as a purchase transaction and, accordingly, the accompanying financial statements include the accounts and transactions of VTNSI since the acquisition date.

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 4--ACQUISITIONS--(CONTINUED)


     The following unaudited supplemental financial information is provided on a proforma basis as if the acquisition occurred on January 1, 1997:



                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                      1997
                                                                                  ------------
                                                                                  (UNAUDITED)
Revenues.......................................................................   $ 51,888,000
                                                                                  ------------
                                                                                  ------------
Income (loss) from operations..................................................   $    645,000
                                                                                  ------------
                                                                                  ------------
Net income (loss)..............................................................   $    172,000
                                                                                  ------------
                                                                                  ------------
Earnings (loss) per share (Basic and Diluted)..................................   $       0.03
                                                                                  ------------
                                                                                  ------------



     During 1996, the company completed two acquisitions which were accounted for as purchase transactions. The company recorded goodwill of $339,000 and $1,330,000 related to these acquisitions. During 1998, the company determined there were no future expected cash flows from these acquisitions and recorded an impairment writedown of the remaining unamortized balance of the goodwill of $1,465,000 as part of the restructuring and other costs



NOTE 5--RESTRUCTURING AND OTHER COSTS



     During 1998, the Company recorded a restructuring and asset impairment charge of $4.2 million. The significant components of the restructuring charge are as follows:



Impairment write-down of goodwill related to previous acquisitions..............  $  1,465,000
Employee termination costs......................................................     1,793,000
Facility exit costs.............................................................       157,000
Write-down of Plant, Property and Equipment.....................................        27,000
Travel related expenses.........................................................       140,000
Consulting expenses.............................................................       322,000
Other costs.....................................................................       297,013
                                                                                  ------------
                                                                                  $  4,201,013
                                                                                  ------------
                                                                                  ------------



     The impairment write-down of goodwill relates to the Company's determination that there was no future expected cash flows from two acquisitions which represented $1,465,000 of goodwill. The employee termination costs relate to approximately 33 employees and officers of the Company. The Company closed one of its outside network sales offices. The Company also terminated its internet service provider reseller agreement. In connection with these decisions, the Company recorded employee termination and facility exit related expenses, and a write-down of the leasehold improvements. In addition, the Company's decision to eliminate duplicative corporate overhead functions resulted in employee termination and travel related expenses. The Company utilized the services of consultants in connection with the plan of restructuring.



     The total cash impact of the restructuring amounted to $2,709,621 of which $1,026,496 is included in the accompanying balance sheet at December 31, 1998. The Company anticipates the balance of the restructuring costs will be paid by February 29, 2000.

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 5--RESTRUCTURING AND OTHER COSTS--(CONTINUED)


     The following table summarizes the activity against the restructuring charge:



Restructuring Charge...........................................................  $   4,201,013
Cash Paid......................................................................     (1,680,332)
Non-Cash Expenses..............................................................     (1,494,185)
                                                                                 -------------
Balance, December 31, 1998.....................................................  $   1,026,496
                                                                                 -------------
                                                                                 -------------



NOTE 6--INVENTORY



     Inventories are summarized as follows:



                                                                           DECEMBER 31,
                                                                     ------------------------
                                                                        1998          1997
                                                                     ----------    ----------
Demonstration equipment...........................................   $1,664,031    $1,011,277
Finished goods....................................................    2,537,458     1,079,738
Spare parts.......................................................      208,677       441,441
                                                                     ----------    ----------
                                                                     $4,410,166    $2,532,456
                                                                     ----------    ----------
                                                                     ----------    ----------



NOTE 7--PROPERTY AND EQUIPMENT, NET



     Property and equipment are summarized as follows:



                                                                          DECEMBER 31,
                                                                   --------------------------
                                                                      1998           1997
                                                                   -----------    -----------
Computer equipment and software.................................   $ 3,392,416    $ 2,824,760
Equipment.......................................................     2,041,331      1,864,384
Furniture and fixtures..........................................     2,452,347      2,405,757
Leasehold improvements..........................................       713,790        637,460
                                                                   -----------    -----------
                                                                     8,599,884      7,732,361
Less accumulated depreciation...................................    (5,050,891)    (4,308,523)
                                                                   -----------    -----------
                                                                   $ 3,548,993    $ 3,423,838
                                                                   -----------    -----------
                                                                   -----------    -----------



     Property and equipment under capital lease obligations, net of accumulated amortization, at December 31, 1998 and 1997 were $541,669 and $738,378, respectively.



NOTE 8--LINES OF CREDIT



     View Tech, Inc. and its wholly-owned subsidiary, UST, entered into a $15 million Credit Agreement (the "Agreement") with a bank effective November 21, 1997. The Agreement provides for three separate loan commitments consisting of
(i) a Facility A Commitment of up to $7 million; (ii) a Facility B Commitment of up to $5 million and (iii) a Facility C Commitment of up to $3 million. The Facility B Commitment expired on December 1, 1998. Amounts under the Agreement are collateralized by the assets of the Company. Funds available under the Agreement will vary from time to time depending on many variables including, without limitation, the amount of Eligible Trade Accounts Receivable and Eligible Inventory of the Company, as such terms are defined in the Agreement. At December 31, 1998, the funds available under the Agreement were approximately $6,100,000. The interest charged on outstanding amounts vary between the Prime Rate, plus the Prime Margin, or between the Eurodollar Rate, plus the Eurodollar Rate Margin, depending on the Company's Leverage Ratio as defined in the Agreement. At December 31, 1998, the interest rate on this Facility was 8.25%. The weighted average interest rate on the line of credit for the year ended December 31, 1998 was 9.0%. The Agreement requires the Company to comply with various financial

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 8--LINES OF CREDIT--(CONTINUED)


and operating loan covenants. As of December 31, 1998, the Company was in compliance with these covenants. Under certain conditions, the Agreement allows the Company to prepay principal amounts outstanding without penalty.



     All outstanding amounts are under Facility A and are due and payable no later than November 21, 2002. Amounts outstanding under the Facility C Commitment are subject to mandatory repayments in twelve (12) equal quarterly installments commencing on March 31, 2000. All amounts outstanding under each such Facility are due and payable no later than November 21, 2002. At
December 31, 1998, amounts utilized under the Facilities were $4,782,171. This amount is classified as long-term debt.



     In connection with the Agreement, the Company issued Common Stock Purchase Warrants for the purchase of 80,000 shares of the Company's Common Stock by the lenders. The warrants are exercisable until November 21, 2004. In accordance with an amendment to the Agreement, on October 14, 1998 the Company adjusted the purchase price of the warrants to $4.50 per share. The Company determined the valuation of these warrants using the Black-Scholes option pricing model was not material.



NOTE 9--LONG TERM DEBT



     Long-term debt consists of the following:



                                                                           DECEMBER 31,
                                                                     ------------------------
                                                                        1998          1997
                                                                     ----------    ----------
Line of credit (Note 8)...........................................   $4,782,171    $4,905,857
Capital lease obligations.........................................      640,105       844,038
Other.............................................................      110,570         3,763
Note payable--former VTNSI owner..................................           --       250,000
                                                                     ----------    ----------
                                                                      5,532,846     6,003,658
Less current maturities...........................................      336,193       661,290
                                                                     ----------    ----------
                                                                     $5,196,653    $5,342,368
                                                                     ----------    ----------
                                                                     ----------    ----------



  Capital Lease Obligations



     The Company leases certain equipment and furniture under capital lease arrangements. The following is a schedule of future minimum lease payments required under capital leases, together with their present value as of December 31, 1998:



YEARS ENDING DECEMBER 31,
------------------------------------------------------------------------
  1999..................................................................  $  473,185
  2000..................................................................     204,629
  2001..................................................................      88,436
  2002..................................................................      43,137
  2003 and thereafter...................................................      15,979
                                                                          ----------
Net minimum lease payments..............................................     825,366
Less amount representing interest.......................................     185,261
                                                                          ----------
Present value of net minimum lease payments.............................  $  640,105
                                                                          ----------
                                                                          ----------



     The current portion due under capital lease obligations at December 31, 1998 and 1997 was $336,193 and $407,527, respectively.

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 9--LONG TERM DEBT--(CONTINUED)


  Note Payable to former VTNSI owner



     In connection with the Company's acquisition of VTNSI, part of the purchase price consisted of a promissory note in the original amount of $250,000, bearing interest at the rate of 8% per annum which was paid in full on November 21, 1998.



NOTE 10--COMMITMENTS AND CONTINGENCIES



     The Company leases various facilities under operating leases expiring through 2003. Certain leases require the Company to pay increases in real estate taxes, operating costs and repairs over certain base year amounts. Lease payments for the years ended December 31, 1998, 1997 and 1996 and the six months ended December 31, 1996 and the year ended June 30, 1996, were approximately $1,699,000 and $1,473,000, $1,106,000, $553,000 and $1,160,000 respectively.



     Minimum future rental commitments under non cancelable operating leases are as follows:



YEARS ENDING DECEMBER 31,
----------------------------------------------------------------------
  1999................................................................  $  1,525,457
  2000................................................................     1,163,413
  2001................................................................       960,332
  2002................................................................       323,524
  2003 and thereafter.................................................         9,362
                                                                        ------------
                                                                        $  3,982,088
                                                                        ------------
                                                                        ------------



     The Company has received rent concessions during the first year of certain leases, which are being deferred and amortized over the term of the lease.



     The Company has been named in employee related lawsuits. The Company is vigorously defending itself against such matters and does not expect the outcome to have a material adverse impact on its financial position.



NOTE 11--COMMON AND PREFERRED STOCK



     Common Stock. In November 1996, the Company increased the number of shares of common stock authorized for issuance from 10,000,000 to 20,000,000 and changed the par value of its stock from $0.01 to $0.0001 per share.



     Warrants and Options. Included in the public stock offering in June 1995, was the sale of 575,000 warrants to the public. All warrants were exercisable at $5.00 per share for a period of two years commencing one year after the effective date of the registration statement. All unexercised warrants expired on June 15, 1998.



     Upon consummation of the public offering, the Company issued the underwriter 120,000 warrants to purchase common stock of the Company at an exercise price of $6.75 or 135% of the public offering price per share. Such warrants may be exercised at any time during the period of five years commencing June 15, 1995. In addition, the Company issued the underwriters 50,000 warrants at an exercise price of $6.918 per warrant or 135 % of the public offering price. Each warrant is exercisable into one share of common stock at a price of $6.75 per share for a three- year period commencing on June 15, 1995, such warrants expired on June 15, 1998.



     At December 31, 1998, the Company had outstanding an aggregate of 55,000 options primarily to consultants and advisors to the Company. The options were issued at a market price of $7.00 per share.

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 11--COMMON AND PREFERRED STOCK--(CONTINUED)


     In connection with the Company's credit agreement, the Company issued common stock warrants for the purchase of 80,000 shares of the Company's common stock. During 1998, the exercise price of the warrants was reduced to $4.50 per share. The warrants are exercisable until November 21, 2004.



     Private Offerings. In the first quarter of 1997, the Company completed a private placement with Telcom Holding, LLC, a Massachusetts limited liability company ("Telcom") formed by The O'Brien Group, Inc., a Massachusetts corporation. Telcom purchased (i) 650,000 shares of Common Stock and
(ii) Common Stock Purchase Warrants exercisable at $6.50 per share of the Company to purchase up to 325,000 shares of Common Stock, at a price of $4.40 per unit. The Company issued additional Common Stock Purchase Warrants to certain managing members of Telcom for the purchase of 162,500 shares of Common Stock at a purchase price per share of $6.50.



     On August 18, 1998, the Company received a notice (the "Initial Notice") from Nasdaq that it did not meet the applicable listing requirements as of June 30, 1998 because it did not have $4,000,000 in net tangible assets and therefore its Common Stock was subject to delisting. The Company sought immediate action to rectify this situation through the private placement of 826,668 shares of the Company's Common Stock to accredited investors. The offering was completed on November 10, 1998 and raised $1.2 million.



     Preferred Stock. As of December 31, 1998, the Company had 5,000,000 shares of authorized Preferred Stock. In November 1996, the Company changed the par value of the preferred stock from $0.01 to $0.0001 per share. The Preferred Stock may be issued in one or more series with such rights and preferences as may be determined by the Board of Directors. No shares of preferred stock have been issued.



     Employee Stock Purchase Plan. The Company has an Employee Stock Purchase Plan (the "Purchase Plan") under which a maximum of 500,000 shares of Common Stock, (pursuant to the Amendment of the Purchase Plan approved by the Board of Directors of June 3, 1998), may be purchased by eligible employees. Substantially all full-time employees of the Company are eligible to participate in the Purchase Plan. Shares are purchased through accumulation of payroll deductions (of not less than 1% nor more than 10% of the employees compensation, as defined not to exceed 2,000 shares per purchase period) for the number of whole shares, determined by dividing the balance in the employee's account by the purchase price per share which is equal to 85% of the fair market value of the Common Stock, as defined. During 1998, 159,204 shares were purchased under the Purchase Plan.



     Stock Option Plan. In July 1994, the Company began granting stock options to key employees, consultants and certain non-employee directors. The options are intended to provide incentive for such persons' service and future services to the Company thereby promoting the interest of the Company and its stockholders.



     The Company currently maintains five stock option plans which generally require the exercise price of options to be not less than the estimated fair market value of the stock at the date of grant. Options vest over a maximum period of four years and may be exercised in varying amounts over their respective terms. In accordance with the provisions of such plans, all outstanding options become immediately exercisable upon a change in control, as defined, of the Company. The Company has authorized an aggregate of 1,922,000 shares of common stock to be available under the option plans. On October 20, 1998, the Company's Board of Directors authorized the repricing of certain options previously issued to employees.

                                VIEW TECH, INC.

NOTE 11--COMMON AND PREFERRED STOCK--(CONTINUED)


     Activity in the plans on a consolidated basis is summarized as follows:


                                                                          NUMBER OF               WTD. AVG.               EXERCISE
                                                                           SHARES              PRICE PER SHARE             PRICE
                                                                          ---------    -------------------------------    --------
Options Outstanding
  June 30, 1995........................................................     383,347     $  .250      --       $ 8.970      $ 1.88
  Granted..............................................................     682,503        .290      --         7.750        4.94
  Exercised............................................................     (34,300)       .250      --          .375        0.34
  Canceled.............................................................     (25,445)       .250      --         8.970        5.70
                                                                          ---------    -------------------------------    --------

Options Outstanding
  June 30, 1996........................................................   1,006,105        .250      --         7.750        3.96
  Granted..............................................................      46,000       6.250      --         7.000        6.78
  Exercised............................................................      (2,500)       .250      --         5.000        2.15
  Canceled.............................................................      (8,000)       .250      --         6.375        4.13
                                                                          ---------    -------------------------------    --------

Options Outstanding
  December 31, 1996....................................................   1,041,605        .250      --         7.250        4.09
  Granted..............................................................     617,500       3.000      --         5.812        3.21
  Exercised............................................................    (113,535)       .250      --         6.250        0.50
  Canceled.............................................................    (154,500)      5.812      --         7.625        6.80
                                                                          ---------    -------------------------------    --------

Options Outstanding
  December 31, 1997....................................................   1,391,070        .250      --         7.625        3.69
  Granted..............................................................     669,960       2.250      --         4.940        2.91
  Exercised............................................................    (146,584)       .250      --         5.000        0.35
  Canceled.............................................................    (481,130)      3.000      --         7.630        4.83
                                                                          ---------    -------------------------------    --------

Options Outstanding
  December 31, 1998....................................................   1,433,316     $  .250      --       $ 7.630      $ 3.21
                                                                          ---------    -------------------------------    --------
                                                                          ---------    -------------------------------    --------



     At December 31, 1998, 826,470 options were exercisable at a weighted average exercise price of $3.62 per share. The options outstanding at December 31, 1998 have a weighted average remaining contractual life of 8.34 years.

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 11--COMMON AND PREFERRED STOCK--(CONTINUED)


     The range of exercise prices for options outstanding and options exercisable at December 31, 1998 are as follows:



                                                          OPTIONS OUTSTANDING
                                            -----------------------------------------------
                                                           WEIGHTED
                                                            AVERAGE                                 OPTIONS EXERCISABLE
                                                           REMAINING                           -----------------------------
                                             OPTIONS       CONTRACTUAL     AVERAGE EXERCISE     OPTIONS        AVERAGE
RANGE OF EXERCISE PRICE                     OUTSTANDING    LIFE (YEARS)        PRICE           EXERCISABLE    EXERCISE PRICE
-----------------------------------------   -----------    ------------    ----------------    -----------    --------------
$0.2500 -- $2.2500.......................      262,186          6.62          $   1.2318         137,186          $ 0.30
$2.3750 -- $2.3750.......................      200,000         10.00              2.3750          50,000            2.38
$2.5000 -- $2.5000.......................      226,260          9.96              2.5000         186,210            2.50
$2.6880 -- $2.8750.......................       33,000          9.80              2.7333              --            0.00
$3.0000 -- $3.0000.......................      354,470          8.57              3.0000         123,174            3.00
$3.0620 -- $6.2500.......................      111,400          7.80              4.2817          83,900            4.68
$6.3750 -- $6.3750.......................      140,000          7.46              6.3750         140,000            6.38
$6.6250 -- $6.6250.......................      100,000          6.54              6.6250         100,000            6.63
$7.5000 -- $7.5000.......................        4,000          6.87              7.5000           4,000            7.50
$7.6250 -- $7.6250.......................        2,000          6.86              7.6250           2,000            7.63
                                             ---------        ------          ----------         -------          ------
$0.2500 -- $7.6250.......................    1,433,316          8.34          $   3.2055         826,470          $ 3.62
                                             ---------        ------          ----------         -------          ------
                                             ---------        ------          ----------         -------          ------



     The Company applies APB Opinion 25 in accounting for its stock option plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings (loss) per share would have been reduced to the pro forma amounts indicated below.



                                                          YEARS ENDED DECEMBER      SIX MONTHS ENDED    YEAR ENDED
                                                                   31,                DECEMBER 31,       JUNE 30,
                                                         -----------------------    ----------------    ----------
                                                            1998          1997           1996              1996
                                                         -----------    --------    ----------------    ----------
Net income (loss):
  As reported.........................................   $(2,814,397)   $138,627      $ (3,017,218)     $  424,056
  Pro forma...........................................    (3,164,942)     (8,531)       (3,093,281)       (608,563)
Earnings (loss) per share (basic and diluted):
  As reported.........................................   $     (0.41)   $   0.02      $      (0.56)     $     0.07
  Pro forma...........................................         (0.46)      (0.00)            (0.57)          (0.11)



     The weighted average fair value at the date of grant for options granted during the years ended December 31, 1998, 1997 and 1996, was $2.91, $4.83 and $2.16, respectively. The fair value of options at the grant date was estimated using the Black-Scholes option pricing model with following weighted average assumptions: expected life--2.2 years; volatility--26.36%; dividend yield--0%; interest rate--5.25%.



NOTE 12--EARNINGS (LOSS) PER SHARE



     In March 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, Earnings Per Share. This statement established standards for computing and presenting earnings per share and applies to entities with publicly traded common stock or potential common stock. Prior years earnings per share have been restated to reflect the adoption of SFAS No. 128.



     Basic earnings (loss) per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income by the diluted weighted average number of common and potentially dilutive shares outstanding during

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 12--EARNINGS (LOSS) PER SHARE--(CONTINUED)


the period. The weighted average number of potentially dilutive shares has been determined in accordance with the treasury stock method.



     The reconciliation of basic and diluted shares outstanding is as follows:



                                                                                            SIX MONTHS
                                                                                              ENDED        YEAR ENDED
                                                        YEARS ENDED DECEMBER 31,           DECEMBER 31,     JUNE 30,
                                                  -------------------------------------    ------------    ----------
                                                    1998         1997          1996           1996            1996
                                                  ---------    ---------    -----------    ------------    ----------
                                                                            (UNAUDITED)
Weighted average shares outstanding............   6,888,104    6,371,651     5,262,238       5,400,785      5,040,731
Dilutive effect of options and warrants........          --      421,870                                      635,573
                                                  ---------    ---------     ---------      ----------     ----------

Weighted average shares outstanding
  including dilutive effect of securities......   6,888,104    6,793,521     5,262,238       5,400,785      5,676,304
                                                  ---------    ---------     ---------      ----------     ----------
                                                  ---------    ---------     ---------      ----------     ----------



     Options and warrants to purchase 2,334,316, 2,222,056, 939,860, 1,094,818 and 690,105 shares of common stock were outstanding during the years ended December 31, 1998, 1997 and 1996, six months ended December 31, 1996 and the year ended June 30, 1996, respectively, but were not included in the computation of diluted EPS because the options' exercise price was either greater than the average market price of the common stock or the Company reported a net operating loss and their effect would have been antidilutive.



NOTE 13--PENSION PLAN



     The Company participates in 401(k) retirement plans for its employees. Employer contributions to the 401(k) plans for the years ended December 31, 1998, 1997 and 1996, and the six months ended December 31, 1996, and for the year ended June 30, 1996 were approximately $114,000, $114,000, $74,000,
$37,000, and $67,000, respectively.



NOTE 14--BENEFIT (PROVISION) FOR INCOME TAXES



     Total income tax expense differs from the expected tax expense (computed by multiplying the federal statutory income tax rate of approximately 35 percent for the periods ended December 31, 1998, 1997 and the six months ended
December 31, 1996, and the year ended June 30, 1996 to income before income taxes) as a result of the following:



                                                                                     SIX MONTHS ENDED    YEAR ENDED
                                                   YEARS ENDED DECEMBER 31,            DECEMBER 31,      JUNE 30,
                                             ------------------------------------    ----------------    ----------
                                               1998         1997         1996             1996              1996
                                             ---------    --------    -----------    ----------------    ----------
                                                                      (UNAUDITED)
Computed "expected" tax (expense)
  benefit.................................   $ 983,557    $(50,099)   $ 1,045,573      $  1,069,957      $  (57,484)
State tax expense, net of federal
  benefit.................................     164,395      (8,588)       174,760           184,797          (9,608)
S corporation tax differential............          --          --        156,820           117,580         424,346
Valuation allowance.......................    (995,778)      2,911     (1,370,163)       (1,370,163)             --
Utilization, net operating losses.........          --      51,264             --                --              --
Other, net................................    (156,407)         --        165,444            37,633         (97,438)
                                             ---------    --------    -----------      ------------      ----------
                                             $  (4,233)   $ (4,512)   $   172,434      $     39,804      $  259,816
                                             ---------    --------    -----------      ------------      ----------
                                             ---------    --------    -----------      ------------      ----------

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 14--BENEFIT (PROVISION) FOR INCOME TAXES--(CONTINUED)


     The company has recorded a valuation allowance against a portion of its deferred tax asset. The valuation allowance relates primarily to certain deferred tax assets for which realization is uncertain.



     The primary components of temporary differences which give rise to deferred taxes are as follows:



                                                                     YEARS ENDED DECEMBER 31,
                                                                     ------------------------
                                                                        1998          1997
                                                                     -----------    ---------
Deferred tax asset:
Reserves and allowances...........................................   $   472,348    $  79,309
  Net operating loss carryforward.................................       677,551      589,476
  Goodwill........................................................       587,959           --
  Deferred tax valuation allowance................................    (1,361,382)    (365,604)
                                                                     -----------    ---------
                                                                     $   376,476    $ 303,181
                                                                     -----------    ---------
                                                                     -----------    ---------



     Goodwill represents the benefit attributed to the difference between the company's book and tax basis of the goodwill impairment charge discussed in
Note 4.



     At December 31, 1998 and 1997, the Company has operating loss (NOL) carryforwards of approximately $1,650,000 and $1,250,000 for federal and state income tax purposes, respectively. The federal NOL has a carryover period of 20 years and is available to offset future taxable income, if any, through 2011, and may be subject to an annual statutory limitation.



NOTE 15--SEGMENT INFORMATION



     In July 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131, requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997.



     The Company manages its business units utilizing net margin before allocation of corporate overhead.



     The Company's operations are classified into three principal reportable industry segments: (a) video product sales and service which involves the marketing and installation of video communications systems providing continuing services related to installed systems, (b) telesales which involves telemarketing telecommunications services on behalf of certain RBOCs and exchange carriers for an agency commission, and (c) outside network sales which involves face to face marketing of more expensive and technologically advanced telecommunications services for an agency commission and marketing telecommunications equipment and installation to a larger customer than that of the telesales segment. Substantially all of the Company's revenues and all identifiable assets are generated in the United States.



                                                        VIDEO PRODUCT       OUTSIDE
DECEMBER 31, 1998                                       SALES & SERVICE    TELESALES       NETWORK       COMBINED
-----------------------------------------------------   ---------------    ----------    -----------    -----------
Total Revenue........................................     $37,232,150      $9,530,444    $11,209,544    $57,972,138
                                                                                                        -----------

Operating profit.....................................       4,948,940       3,390,035      1,323,034      9,662,009
General corporate expenses...........................                                                   (11,944,580)
Interest expense.....................................                                                      (527,593)
                                                                                                        -----------
Income (loss) from continuing operations
  before income taxes................................                                                   $(2,810,164)
                                                                                                        -----------
                                                                                                        -----------
Identifiable assets at December 31, 1998.............      15,414,841       2,114,790      2,107,401     19,637,032
Corporate assets.....................................                                                     6,608,486
                                                                                                        -----------

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 15--SEGMENT INFORMATION--(CONTINUED)


                                                        VIDEO PRODUCT       OUTSIDE
DECEMBER 31, 1998                                       SALES & SERVICE    TELESALES       NETWORK       COMBINED
-----------------------------------------------------     -----------      ----------    -----------    -----------
Total assets at December 31, 1998....................                                                   $26,245,518
                                                                                                        -----------
                                                                                                        -----------

DECEMBER 31, 1997
-----------------------------------------------------
Total Revenue........................................     $31,012,848      $8,571,789    $10,358,517    $49,943,154
                                                                                                        -----------
                                                                                                        -----------
Operating profit.....................................       3,707,275       2,918,385      1,463,377      8,089,037

JUNE 30, 1996 (YEAR ENDED)
-----------------------------------------------------
General corporate expenses...........................                                                    (7,578,895)
Interest expense.....................................                                                      (367,003)
Income (loss) from continuing operations before
  income taxes.......................................                                                   $   143,139
                                                                                                        -----------
                                                                                                        -----------
Identifiable assets at December 31, 1997.............      11,631,218       2,326,108      2,926,630     16,883,956
Corporate assets.....................................                                                     8,928,212

Total Assets at December 31, 1997....................                                                   $25,812,168
                                                                                                        -----------
                                                                                                        -----------

December 31, 1996 (Six months ended)
  Total Revenue......................................     $10,606,591      $3,922,591      5,349,300    $19,878,482
                                                                                                        -----------
                                                                                                        -----------
Operating profit.....................................       1,648,411       1,573,000        200,377      3,421,788
General corporate expenses...........................                                                    (6,325,928)
Interest expense.....................................                                                      (152,882)
                                                                                                        -----------
Income (loss) from continuing operations before
  income taxes.......................................                                                   $(3,057,022)
                                                                                                        -----------
                                                                                                        -----------

Identifiable assets at December 31, 1996.............       8,384,886       2,161,607      3,334,032     13,880,525
Corporate assets.....................................                                                     4,640,083
                                                                                                        -----------

Total assets at December 31, 1996....................                                                   $18,520,608
                                                                                                        -----------
                                                                                                        -----------

Total Revenue........................................     $13,346,103      $5,451,733    $12,195,900    $30,993,736
                                                                                                        -----------
                                                                                                        -----------
Operating profit.....................................       2,596,555       1,633,952      1,823,200      6,053,707
General corporate expenses...........................                                                    (5,465,984)
Interest expense.....................................                                                      (423,483)
                                                                                                        -----------

Income (loss) from continuing operations before
  income taxes.......................................                                                   $   164,240
                                                                                                        -----------
                                                                                                        -----------
Identifiable assets at June 30, 1996.................       6,016,333       1,462,067      2,521,315      9,999,715
Corporate assets.....................................                                                     4,841,374
                                                                                                        -----------

Total assets at June 30, 1996........................                                                   $14,841,089
                                                                                                        -----------
                                                                                                        -----------

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 16--SUPPLEMENTAL DISCLOSURES--CASH FLOW INFORMATION



                                                                                             SIX
                                                            YEARS ENDED                  MONTHS ENDED    YEAR ENDED
                                                           DECEMBER 31,                  DECEMBER 31,     JUNE 30,
                                              ---------------------------------------    ------------    ----------
                                                 1998          1997          1996            1996           1996
                                              ----------    ----------    -----------    ------------    ----------
                                                                           (UNAUDITED)
Schedule of non-cash transactions:
Non-cash investing and financing
  transactions --
Cost of fixed assets purchased.............   $1,350,913    $1,493,564    $   811,464    $   508,421     $1,260,935
Less lease financing.......................     (117,742)     (343,463)       (15,737)       (15,737)      (395,439)
Less transfers from inventory..............     (237,364)           --             --             --             --
                                              ----------    ----------    -----------    ------------    ----------
Cash paid for fixed assets.................   $  995,807    $1,150,101    $   795,727    $   492,684     $  865,496
                                              ----------    ----------    -----------    ------------    ----------
                                              ----------    ----------    -----------    ------------    ----------

Cost of acquisitions.......................   $       --    $2,721,177      1,575,163    $ 1,575,163     $       --
Less common stock and notes
  issued...................................           --      (650,000)    (1,420,000)    (1,420,000)            --
                                              ----------    ----------    -----------    ------------    ----------

Cash paid for acquisitions.................   $       --    $2,071,177    $   155,163    $   155,163     $       --
                                              ----------    ----------    -----------    ------------    ----------
                                              ----------    ----------    -----------    ------------    ----------



     During the year ended June 30, 1996, the Company converted approximately $700,000 of accounts payable to a vendor into a term note.



NOTE 17--RELATED PARTY TRANSACTIONS



     In October, 1997, the Company purchased five (5) videoconferencing systems from the former CEO and Director of the Company, for a purchase price of $162,500. The price the Company paid for these units was less than the wholesale price that the Company would otherwise pay for the same units. The units were subsequently sold by the Company at a profit.



NOTE 18--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES



                                                                           ADDITIONS
                                                                           CHARGED TO
                                                           BALANCE AT       REVENUES     DEDUCTIONS
                                                           BEGINNING OF       AND         ACCOUNTS      BALANCE AT END
                                                             PERIOD         EXPENSES     CHARGED OFF     OF PERIOD
                                                           ------------    ----------    -----------    --------------
Allowance for doubtful accounts:
Year ended
  June 30, 1996.........................................     $728,000      $2,300,440    $2,808,258        $220,182
Six months ended
  December 31, 1996.....................................      220,182       2,277,423     2,017,831         479,774
Years ended
  December 31, 1997.....................................      479,774       3,542,801     3,363,919         658,656
  December 31, 1998.....................................      658,656       4,854,435     4,643,787         869,304



NOTE 19--EVENTS SUBSEQUENT TO THE DATE OF AUDITORS REPORT



     In November 1999, as a result of the violation of certain of the financial covenants related to its credit facility (Note 8), the Company entered into a forbearance agreement with its lender. At that time, the Company received a $2 million infusion of subordinated debt. The Company believes that its available funds are not sufficient to meet the funding and working capital requirements for its continuing operations unless new funding alternatives are in place when the credit facilities are actually terminated. There can be no assurance that additional financing or capital will be available, or on acceptable terms. The impact of this matter raises substantial doubt about the Company's ability to continue as a going concern.

                                VIEW TECH, INC.

NOTE 20--NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS



     View Tech, Inc., a Delaware corporation ("View Tech"), commenced operations in July 1992 as a California corporation. Since its initial public offering of Common Stock in June 1995, View Tech has grown through internal expansion and acquisitions. In November 1996, View Tech merged with USTeleCenters, Inc., a Massachusetts corporation ("UST" and together with View Tech, the "Company") and the Company incorporated in Delaware. In November 1997, the Company, through its wholly-owned subsidiary, acquired the net assets of Vermont Telecommunications Network Services, Inc., a Vermont corporation headquartered in Burlington, Vermont, ("NSI") which sells, manages and supports telecommunication network solutions as an agent for Bell Atlantic. The Company currently has 33 offices nationwide.



     The Company is a leading, single source provider of voice, video and data equipment, network services and bundled telecommunications solutions for business customers nationwide. The Company has equipment distribution partnerships with PictureTel Corporation, VTEL Corporation, PolyCom, Inc., Intel(r), Madge Networks, Fujitsu Business Communications Systems, Lucent Technologies, Ezenia (VideoServer, Inc.), and Northern Telecom and markets network services through agency agreements with Bell Atlantic, BellSouth, GTE, Sprint and UUNET Technologies.



     The Company is currently actively involved in discussions related to the completion of a sale of the assets, or other disposal, of UST and NSI, and accordingly, these operations are classified as discontinued in the accompanying financial statements.



     The information for the nine months ended September 30, 1999 and 1998 has not been audited by independent accountants, but includes all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results for such periods.



     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to the rules of the Securities and Exchange Commission. The financial statements presented herein should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.



Discontinued Operations



     On May 7, 1999, the Company executed a Letter of Intent to sell the assets of UST and NSI. However, by the end of September, 1999, the negotiations with the original purchaser relative to said sale were terminated without completing the sale. The Company, in September, 1999, initiated discussions with alternative parties which continue as of this date. The Company believes that the transaction, if completed, may result in a loss; however, the terms of a deal have not been finalized and, as such, the amount of the loss is not estimable. The Company anticipates a transaction will occur by January 31, 2000. If the transaction does not occur, the Company will seek other methods of disposing of the assets of both UST and NSI.



     The balance sheets, statements of operations, and statements of cash flows have been restated to show the net effect of the discontinuance of the network business. The assets of UST and NSI consist primarily of accounts receivable, property, plant and equipment and goodwill. Operating results of UST and NSI are shown separately in the accompanying statements of operations. Net sales of UST and NSI were $2,956,278 and $4,561,160 for the quarters ended September 30, 1999 and 1998. These amounts are not included in net

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


sales in the accompanying statements of operations. Assets and liabilities to be disposed of consists of the following:



                                                                             SEPTEMBER 30,    DECEMBER 31,
                                                                                 1999            1998
                                                                             -------------    ------------
Accounts receivable.......................................................    $ 2,090,899      $3,497,000
Other current assets......................................................        325,069         571,000
Property and equipment....................................................      1,213,171       1,600,000
Goodwill..................................................................      2,165,064       2,300,000
Other Assets..............................................................         95,837         100,351
Current liabilities.......................................................     (1,739,750)     (3,380,000)
Long-term liabilities.....................................................        (97,797)       (233,000)
                                                                              -----------      ----------
  Total...................................................................    $ 4,052,493      $4,455,351
                                                                              -----------      ----------
                                                                              -----------      ----------



     Results of operations of UST and NSI are as follows:



                                                                                  NINE MONTHS ENDED
                                                                                    SEPTEMBER 30,
                                                                              -------------------------
                                                                                 1999          1998
                                                                              ----------    -----------
Sales......................................................................   $9,542,962    $15,931,996
Cost and expenses..........................................................    9,774,238     15,134,972
                                                                              ----------    -----------
Operating income (loss)....................................................     (231,276)       797,024
Interest expense...........................................................      171,582        230,677
                                                                              ----------    -----------
Net income (loss)..........................................................   $ (402,858)   $   566,347
                                                                              ----------    -----------
                                                                              ----------    -----------



Earnings (Loss) per Share



     Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the diluted weighted average number of common and potentially dilutive shares outstanding during the period. The weighted average number of potentially dilutive shares has been determined in accordance with the treasury stock method.



     The reconciliation of basic and diluted shares outstanding is as follows:



                                                                                  NINE MONTHS ENDED
                                                                                    SEPTEMBER 30,
                                                                               ------------------------
                                                                                  1999          1998
                                                                               ----------    ----------
Weighted average shares outstanding.........................................    7,827,311     6,746,100
Effect of dilutive options and warrants.....................................           --       256,925
                                                                               ----------    ----------
Weighted average shares outstanding including
  dilutive effect of securities.............................................    7,827,311     7,003,024
                                                                               ----------    ----------
                                                                               ----------    ----------



     Options and warrants to purchase 2,113,314 and 2,294,153 shares of Common Stock were outstanding during the nine-month periods ended September 30, 1999 and 1998, respectively, but were not included in the computation of diluted EPS because the options' exercise price was either greater than the average market price of the Common Stock or the Company reported a net operating loss and their effect would have been anti-dilutive.



Lines of Credit



     View Tech, Inc. and its wholly-owned subsidiary, UST, entered into a $15 million Credit Agreement (the "Agreement") with Imperial Bank and BankBoston (now Fleet Bank) effective November 21, 1997. The

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


Agreement provides for three separate loan commitments consisting of (i) a Facility A Commitment of up to $7 million for working capital purposes; (ii) a Facility B Commitment of up to $5 million, which expired on December 1, 1998; and (iii) a Facility C Commitment of up to $3 million for merger/acquisition activities. Amounts under the Agreement are collateralized by the assets of the Company. Funds available under the Agreement vary from time to time depending on many variables including, without limitation, the amount of Eligible Trade Accounts Receivable and Eligible Inventory of the Company, as such terms are defined in the Agreement. At September 30, 1999, the funds available under the Agreement were approximately $4,750,000. The interest charged on outstanding amounts vary between the Prime Rate, plus the Prime Margin, or between the Eurodollar Rate, plus the Eurodollar Rate Margin, depending on the Company's Leverage Ratio as defined in the Agreement. At September 30, 1999, the interest rate on this Facility was 8.75%. At September 30, 1999, amounts utilized under the Facility were $4,263,593.



     On August 5, 1999, the Company received a Notice of Event of Default and Notice of Reservations of Rights from the lenders. The Facility C Commitment was terminated. On November 12, 1999, the Company received a commitment letter from the Banks outlining the terms of a six-month forbearance agreement to be implemented in conjunction with an infusion of $2.0 million in subordinated debt. During the term of the forbearance period, the maximum aggregate amount of the Facility A facility will be equal to $4.75 million subject to certain collateral base adjustments. Subject to certain default provisions, which include the failure to pay certain obligations, the departure of the current, interim chief executive officer and president, or a particular material event concerning the Company, the forbearance would continue until May 31, 2000. Interest on the sum owed on Facility A is set at the Prime Rate plus 2 1/2 percent. Interest on any over-advances is the Prime Rate plus 4 percent.



     In return, the Bank received the following consideration: The Bank's current warrants, which amount to 80,000, and are not exercisable until November 21, 2004, are repriced at $1.63 as of the date of the commitment letter, November 12, 1999. The Bank, under the commitment letter, also stands to receive a Supplemental Fee of $150,000.



     The Company, as noted above, secured interim loans totaling $2.0 million, of which $1.5 million came from individual investors, and up to $500,000 in credit from one of the Company's suppliers. The individual investors are to be re-paid in seven months with interest at the Prime Rate plus 2 1/2 percent for the $1.5 million loan. In return, the Company pledged all of its assets, in a junior position to the Banks, to the subordinated lenders. Further, the Company will issue up to 925,000 in 5-year exercisable warrants to the subordinated lenders, on a proportional basis of each investor's investment, priced at $1.625 a share.



Restructuring and Other Costs



     During 1998, the Company recorded a restructuring and asset impairment charge of $4.2 million. The significant components of the restructuring charge are as follows:



Impairment write-down of goodwill related to previous acquisitions..............    $1,465,000
Employee termination costs......................................................     1,793,000
Facility exit costs.............................................................       157,000
Write-down of Plant, Property and Equipment.....................................        27,000
Travel related expenses.........................................................       140,000
Consulting expenses.............................................................       322,000
Other costs.....................................................................       297,013
                                                                                   -----------
                                                                                    $4,201,013
                                                                                   -----------
                                                                                   -----------



     The impairment write-down of goodwill relates to the Company's determination that there was no future expected cash flows from two acquisitions that represented $1,465,000 of goodwill. The employee termination costs relate to approximately 33 employees and officers of the Company. The Company closed one of its outside network sales offices. The Company also terminated its internet service provider reseller

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


agreement. In connection with these decisions, the Company recorded employee termination and facility exit related expenses, and a write-down of the leasehold improvements. In addition, the Company's decision to eliminate duplicative corporate overhead functions resulted in employee termination and travel related expenses. The Company utilized the services of consultants in connection with the plan of restructuring.



     The total expected cash impact of the restructuring amounts to $2,709,621 of which $179,106 is reflected in the accompanying financial statements at September 30, 1999. The Company anticipates the balance of the restructuring costs will be expended by February 29, 2000.



     The following table summarizes the activity against the restructuring charge:



Restructuring Charge............................................................   $4,201,013
  Cash Paid.....................................................................   (2,527,722)
  Non-Cash Expenses.............................................................   (1,494,185)
                                                                                   ----------
Balance, September 30, 1999.....................................................   $  179,106
                                                                                   ----------
                                                                                   ----------



Investments



     During the quarter ended March 31, 1999, the Company made an investment in Concept Five Technologies, Inc., an information technology services company. The investment is carried at cost and is included in Other Assets on the accompanying balance sheet.



Commitments



     During the quarter ended September 30, 1999, the Company did not enter into any material new operating lease agreements.



Subsequent Events



     On or about October 9, 1999, the Company entered into a contract with Nightingale & Associates ("N&A") to engage S. Douglas Hopkins, a principal of N&A, as president and chief executive officer on an interim basis. In addition to time and expense reimbursement, based upon N&A's standard fee schedules, Mr. Hopkins and N&A will receive, pursuant to an addendum to the October 9, 1999 contract, a performance fee based upon value generated for the shareholders. Upon termination of the assignment, Mr. Hopkins and N&A will receive a fee equal in value to 156,000 shares of View Tech's common stock.



     In conjunction with execution of their engagement letter, Mr. Hopkins has been granted 195,000 non-qualified and non-statutory stock options, pursuant to one of the Company's existing stock option plans. The stock options are priced at $1.75.



     In response to various personnel departures, the Board of Directors, on or about October 8, 1999, authorized management to provide financial or monetary incentives to certain Company employees to remain with the Company for a specified period of time, or until the occurrence of a particular material event. The incentives covering employees were composed of $500,000 in contingent stay bonuses and 497,500 stock options priced at $1.75 per share. The incentives are not redeemable by each particular employee until after such particular employee has fulfilled the requirements under the terms of the agreement. Each particular agreement may also be subject to certain other conditions precedent or other contingencies.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS



     Section 14a:3-5 of the New Jersey Business Corporation Act and paragraph 6 of our Certificate of Incorporation (filed as Exhibit 3.1 to this registration statement) provide for indemnification of our directors and officers under certain circumstances.





ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION





Not applicable.



ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES



     Set forth below is information concerning the issuance by the Registrant of its securities within the past three years without registering the securities under the securities Act of 1933.



     On February 16, 1998, we issued options to purchase 50,000 shares of our common stock to Dean Hiltzik under a consulting contract at an exercise price of $0.50.



     On April 6, 1998, we issued options to purchase 75,000 shares of our common stock to Buttonwood Advisory Group, Inc. under a consulting contract at an exercise price of $1.25 for the first 25,000 shares, $2.50 for the next 25,000 shares and $4.00 for the remaining 25,000 shares.



     On February 22, 1999, we issued options to purchase 200,000 shares of our common stock to Eisenberg Communications under a consulting contract at an exercise price of $1.43 per share, and on September 15, 1999 we issued additional options to purchase 50,000 shares of our common stock to Eisenberg Communications under the same contract at an exercise price of $3.5625 per share.



     The issuances described above were exempt from the registration requirements of the Act pursuant to Section 4(2) or Rule 701 thereunder.



ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     (a) Exhibits


     The exhibits are as set forth in the Exhibit Index.


     (b) Financial Statement Schedules




None.



ITEM 28. UNDERTAKINGS



     (1) The undersigned Registrant hereby undertakes: To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.



     (3) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



     (4) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.



     (5) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE IT MEETS ALL THE REQUIREMENTS OF FILING ON FORM SB-2 AND AUTHORIZED THE POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM SB-2 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HILLSIDE, STATE OF NEW JERSEY, ON THIS 28TH DAY OF JANUARY, 2000.



                                              ALL COMMUNICATIONS CORPORATION
                                          By: _________/s/ RICHARD REISS________
                                                       Richard Reiss
                                             Chairman, Chief Executive Officer
                                                      and President


                               POWER OF ATTORNEY


     The undersigned hereby constitutes and appoints Richard Reiss as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf this Post-Effective Amendment No. 1 to Registration Statement on Form SB-2 in connection with the offering of common stock by the registrant and to execute any amendments thereto (including post-effective amendments), including a registration statement filed pursuant to Rule 462(b), or certificates that may be required in connection with this Post-Effective Amendment No. 1 to Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, jointly or severally, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM SB-2 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JANUARY 28, 2000:



           SIGNATURE                                          TITLE
--------------------------------  --------------------------------------------------------------
       /s/ RICHARD REISS          Chairman of the Board of Directors, Chief Executive Officer
--------------------------------  and President (Principal Executive Officer)
         Richard Reiss
        /s/ SCOTT TANSEY          Chief Financial Officer, Vice President--Finance (Principal
--------------------------------  Financial and Accounting Officer)
          Scott Tansey
        /s/ LEO FLOTRON           Vice President, Sales and Marketing of Videoconferencing
--------------------------------  Products
          Leo Flotron
       /s/ JOSEPH SCOTTI          Vice President, Sales and Marketing of Voice Products
--------------------------------
         Joseph Scotti
      /s/ ROBERT B. KRONER        Vice President and Director
--------------------------------
        Robert B. Kroner
       /s/ ANDREA GRASSO          Secretary and Director
--------------------------------
         Andrea Grasso
       /s/ LOUIS CAPOLINO         Director
--------------------------------
         Louis Capolino
       /s/ ERIC FRIEDMAN          Director
--------------------------------
         Eric Friedman
        /s/ DEAN HILTZIK          Director
--------------------------------
          Dean Hiltzik
        /s/ PETER MALUSO          Director
--------------------------------
          Peter Maluso

                                 EXHIBIT INDEX



EXHIBIT
 NO.     EXHIBIT
------   --------------------------------------------------------------------------------------------------------
  3.1    Certificate of Incorporation of All Communications Corporation.(1)

  3.2    Bylaws of All Communications Corporation.(1)

  4.1    Form of Amended Warrant Agreement among the Registrant and American Stock Transfer & Trust Company.(1)

  4.2    Specimen Common Stock Certificate of All Communications Corporation.(1)

  4.3    Specimen Class A Warrant Certificate of All Communications Corporation.(1)

 10.1    Dealer Agreement dated May 20, 1992, between All Communications Corporation and Panasonic Communications
         & Systems Company.(1)

 10.2    Employment Agreement, effective January 1, 1997, between All Communications Corporation and Richard
         Reiss.(1)

 10.3    Amendment to the Employment Agreement between All Communications Corporation and Richard Reiss, effective March 21, 1997.(1)

 10.4    Employment Agreement, effective January 1, 1997, between All Communications Corporation and Joseph
         Scotti.(1)

 10.5    Amendment No. 1 to the Employment Agreement between All Communications Corporation and Joseph Scotti, effective January 11, 1999.(2)

 10.6    Employment Agreement, effective January 1, 1997, between All Communications Corporation and Leo
         Flotron.(1)

 10.7    Amendment No. 1 to the Employment Agreement between All Communications Corporation and Leo Flotron, effective January 11, 1999.(2)

 10.8    Sublease Agreement for premises located at 1130 Connecticut Avenue, NW, Washington D.C., dated July 1,
         1996, between All Communications Corporation and Charles L. Fishman, P.C.(1)

 10.9    All Communications Corporation's Stock Option Plan.(1)

 10.10   Amendment No. 1 to All Communications Corporation's Stock Option Plan.(2)

 10.11   Lease Agreement for premises located at 225 Long Avenue, Hillside, New Jersey, dated March 20, 1997, between All Communications Corporation and Vitamin Realty Associates, L.L.C.(1)

 10.12   Agreement, dated September 10, 1997, between the Company and Maxbase, Inc.(3)

 10.13   Reseller Agreement dated November 21, 1997, between Polycom, Inc. and All Communications Corporation.(4)

 10.14   Dealer Agreement, dated November 26, 1997, between Lucent Technologies, Inc. and All Communications
         Corporation.(4)

 10.15   First Amendment of Lease dated as of December, 1997 by and between Vitamin Realty Associates, L.L.C. and
         All Communications Corporation.(5)

 10.16   Second Amendment of Lease dated as of December 20, 1999 by and between Vitamin Realty Associates, L.L.C.
         and All Communications Corporation.(5)

 10.17   Agreement and Plan of Merger, dated as of December 27, 1999, by and between View Tech, Inc. and All
         Communications Corporation.(5)

EXHIBIT
 NO.     EXHIBIT
------   --------------------------------------------------------------------------------------------------------
 23.1    Consent of BDO Seidman LLP.

 23.2    Consent of Schneider, Ehrlich & Associates LLP.

 23.3    Consent of Arthur Andersen LLP.

 23.4    Consent of Carpenter, Kuhen & Sprayberry

 24.1    Power of Attorney (included on the signature page to this registration statement).


------------------




(1) Previously filed.



(2) Filed as an exhibit to All Communications Corporation's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, and incorporated herein by reference.



(3) Filed as an exhibit to All Communications Corporation's Report on Form 8-K dated September 18, 1997, and incorporated herein by reference.



(4) Filed as an exhibit to All Communications Corporation's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, and incorporated herein by reference.

(5) Filed as an exhibit to View Tech, Inc.'s Registration Statement on Form S-4 (Registration No. 333-95145) and incorporated herein by reference.